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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Liberty Media Corporation
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LIBERTY MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400

April 19, 2017

Dear Stockholder:

        You are cordially invited to attend the 2017 annual meeting of stockholders of Liberty Media Corporation (Liberty Media) to be held at 8:00 a.m., local time, on May 24, 2017, at the Atlanta Braves Headquarters, 755 Battery Avenue, Atlanta, Georgia 30339, telephone (404) 614-2182.

        At the annual meeting, you will be asked to consider and vote on the proposals described in the accompanying notice of annual meeting and proxy statement, as well as on such other business as may properly come before the meeting.

        Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please read the enclosed proxy materials and then promptly vote via the Internet or telephone or by completing, signing and returning by mail the enclosed proxy card. Doing so will not prevent you from later revoking your proxy or changing your vote at the meeting.

        Thank you for your cooperation and continued support and interest in Liberty Media.

Very truly yours, Gregory B. Maffei President and Chief Executive Officer

The proxy materials relating to the annual meeting will first be made available on or about April 24, 2017.

LIBERTY MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be Held on May 24, 2017

        NOTICE IS HEREBY GIVEN of the annual meeting of stockholders of Liberty Media Corporation (Liberty Media) to be held at 8:00 a.m., local time, on May 24, 2017, at the Atlanta Braves Headquarters, 755 Battery Avenue, Atlanta, Georgia 30339, telephone (404) 614-2182, to consider and vote on the following proposals:

  1.
  A proposal (which we refer to as the election of directors proposal) to elect Evan D. Malone, David E. Rapley and Larry E. Romrell to continue serving as Class I members of our board until the 2020 annual meeting of stockholders or their earlier resignation or removal;

  2.
  A proposal (which we refer to as the auditors ratification proposal) to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2017; and

  3.
  A proposal to adopt the Liberty Media Corporation 2017 Omnibus Incentive Plan (which we refer to as the incentive plan proposal).

        You may also be asked to consider and vote on such other business as may properly come before the annual meeting.

        Holders of record of our Series A Liberty SiriusXM common stock, par value $0.01 per share, Series A Liberty Braves common stock, par value $0.01 per share, Series A Liberty Formula One common stock, par value $0.01 per share, Series B Liberty SiriusXM common stock, par value $0.01 per share, Series B Liberty Braves common stock, par value $0.01 per share, and Series B Liberty Formula One common stock, par value $0.01 per share, in each case, outstanding as of 5:00 p.m., New York City time, on April 3, 2017, the record date for the annual meeting, will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment or postponement thereof. These holders will vote together as a single class on each proposal. A list of stockholders entitled to vote at the annual meeting will be available at our offices at 12300 Liberty Boulevard, Englewood, Colorado 80112 for review by our stockholders for any purpose germane to the annual meeting for at least ten days prior to the annual meeting. The holders of record of our Series C Liberty SiriusXM common stock, par value $0.01 per share, Series C Liberty Braves common stock, par value $0.01 per share, and Series C Liberty Formula One common stock, par value $0.01 per share, are not entitled to any voting powers, except as required by Delaware law, and may not vote on the proposals to be presented at the annual meeting.

        We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.

        Our board of directors has unanimously approved each of the election of directors proposal, the auditors ratification proposal and the incentive plan proposal and recommends that you vote "FOR" the election of each director nominee and "FOR" each of the auditors ratification proposal and the incentive plan proposal.

        Votes may be cast in person at the annual meeting or by proxy prior to the meeting by telephone, via the Internet, or by mail.

        Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Stockholders to be Held on May 24, 2017: our Notice of Annual Meeting of Stockholders, Proxy Statement, and 2016 Annual Report to Stockholders are available at www.envisionreports.com/LMC.

        YOUR VOTE IS IMPORTANT.    Voting promptly, regardless of the number of shares you own, will aid us in reducing the expense of any further proxy solicitation in connection with the annual meeting.

By order of the board of directors,
Pamela L. Coe Senior Vice President, Deputy General Counsel and Secretary

Englewood, Colorado
April 19, 2017

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE PROMPTLY VIA TELEPHONE OR ELECTRONICALLY VIA THE INTERNET. ALTERNATIVELY, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.

i

ii

LIBERTY MEDIA CORPORATION
a Delaware corporation
 12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

        We are furnishing this proxy statement in connection with the board of directors' solicitation of proxies for use at our 2017 Annual Meeting of Stockholders to be held at 8:00 a.m., local time, at the Atlanta Braves Headquarters, 755 Battery Avenue, Atlanta, Georgia 30339 on May 24, 2017, or at any adjournment or postponement of the annual meeting. At the annual meeting, we will ask you to consider and vote on the proposals described in the accompanying Notice of Annual Meeting of Stockholders. The proposals are described in more detail in this proxy statement. We are soliciting proxies from holders of our Series A Liberty SiriusXM common stock, par value $0.01 per share (LSXMA), Series A Liberty Braves common stock, par value $0.01 per share (BATRA), Series A Liberty Formula One common stock, par value $0.01 per share (FWONA), Series B Liberty SiriusXM common stock, par value $0.01 per share (LSXMB), Series B Liberty Braves common stock, par value $0.01 per share (BATRB), and Series B Liberty Formula One common stock, par value $0.01 per share (FWONB). The holders of our Series C Liberty SiriusXM common stock, par value $0.01 per share (LSXMK), Series C Liberty Braves common stock, par value $0.01 per share (BATRK), and Series C Liberty Formula One common stock, par value $0.01 per share (FWONK), are not entitled to any voting powers, except as required by Delaware law, and may not vote on the proposals to be presented at the annual meeting. We refer to LSXMA, LSXMB, LSXMK, BATRA, BATRB, BATRK, FWONA, FWONB and FWONK together as our common stock.

THE ANNUAL MEETING

Electronic Delivery

        Registered stockholders may elect to receive future notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.computershare.com/investor. Stockholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery when voting by Internet at www.proxyvote.com by following the prompts. Also, stockholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery by contacting their nominee. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. If you are a registered stockholder, you may suspend electronic delivery of the notices and proxy materials at any time by contacting our transfer agent, Computershare, at 866-367-6355 (outside the United States 1-781-575-3400). Stockholders who hold shares through a bank, brokerage firm or other nominee should contact their nominee to suspend electronic delivery.

Time, Place and Date

        The annual meeting of stockholders is to be held at 8:00 a.m., local time, on May 24, 2017, at the Atlanta Braves Headquarters, 755 Battery Avenue, Atlanta, Georgia 30339, telephone (404) 614-2182.

Purpose

        At the annual meeting, you will be asked to consider and vote on each of the following:

  •
  the election of directors proposal, to elect Evan D. Malone, David E. Rapley and Larry E. Romrell to continue serving as Class I members of our board until the 2020 annual meeting of stockholders or their earlier resignation or removal;

  •
  the auditors ratification proposal, to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2017; and

  •
  the incentive plan proposal, to approve the Liberty Media Corporation 2017 Omnibus Incentive Plan.

        You may also be asked to consider and vote on such other business as may properly come before the annual meeting, although we are not aware at this time of any other business that might come before the annual meeting.

Quorum

        In order to conduct the business of the annual meeting, a quorum must be present. This means that the holders of at least a majority of the aggregate voting power represented by the shares of our common stock outstanding on the record date and entitled to vote at the annual meeting must be represented at the annual meeting either in person or by proxy. For purposes of determining a quorum, your shares will be included as represented at the meeting even if you indicate on your proxy that you abstain from voting. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on a particular proposal or proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares (broker non-votes) will nevertheless be treated as present for purposes of determining the presence of a quorum. See "—Voting Procedures for Shares Held in Street Name—Effect of Broker Non-Votes" below.

Who May Vote

        Holders of shares of LSXMA, LSXMB, BATRA, BATRB, FWONA and FWONB, as recorded in our stock register as of 5:00 p.m., New York City time, on April 3, 2017 (such date and time, the record date for the annual meeting), will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment or postponement thereof.

Votes Required

        Each director nominee who receives a plurality of the combined voting power of the outstanding shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors at the annual meeting, voting together as a single class, will be elected to the office.

        Approval of each of the auditors ratification proposal and the incentive plan proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.

Votes You Have

        At the annual meeting, holders of shares of LSXMA, BATRA and FWONA will have one vote per share, and holders of shares of LSXMB, BATRB and FWONB will have ten votes per share, in each case, that our records show are owned as of the record date. Holders of LSXMK, BATRK and FWONK will not be eligible to vote at the annual meeting.

Recommendation of Our Board of Directors

        Our board of directors has unanimously approved each of the proposals and recommends that you vote "FOR" the election of each director nominee and "FOR" each of the auditors ratification proposal and the incentive plan proposal.

Shares Outstanding

        As of the record date, an aggregate of 102,504,517 shares of LSXMA, 9,870,856 shares of LSXMB, 10,238,161 shares of BATRA, 986,791 shares of BATRB, 25,608,045 shares of FWONA and 2,466,778 shares of FWONB were issued and outstanding and entitled to vote at the annual meeting.

Number of Holders

        There were, as of the record date, 1,266 and 81 record holders of LSXMA and LSXMB, respectively, 1,214 and 51 record holders of BATRA and BATRB, respectively, and 901 and 69 record holders of FWONA and FWONB, respectively (which amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder).

Voting Procedures for Record Holders

        Holders of record of LSXMA, LSXMB, BATRA, BATRB, FWONA and FWONB as of the record date may vote in person at the annual meeting, by telephone or through the Internet. Alternatively, they may give a proxy by completing, signing, dating and returning the proxy card by mail. Instructions for voting by using the telephone or the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote through the Internet, holders should have their proxy cards available so they can input the required information from the proxy card, and log onto the Internet website address shown on the proxy card. When holders log onto the Internet website address, they will receive instructions on how to vote their shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting stockholder separately. Unless subsequently revoked, shares of our common stock represented by a proxy submitted as described herein and received at or before the annual meeting will be voted in accordance with the instructions on the proxy.

        YOUR VOTE IS IMPORTANT.    It is recommended that you vote by proxy even if you plan to attend the annual meeting. You may change your vote at the annual meeting.

        If you submit a properly executed proxy without indicating any voting instructions as to a proposal enumerated in the Notice of Annual Meeting of Stockholders, the shares represented by the proxy will be voted "FOR" the election of each director nominee and "FOR" each of the auditors ratification proposal and the incentive plan proposal.

        If you submit a proxy indicating that you abstain from voting as to a proposal, it will have no effect on the election of directors proposal and will have the same effect as a vote "AGAINST" each of the other proposals.

        If you do not submit a proxy or you do not vote in person at the annual meeting, your shares will not be counted as present and entitled to vote for purposes of determining a quorum, and your failure to vote will have no effect on determining whether any of the proposals are approved (if a quorum is present).

Voting Procedures for Shares Held in Street Name

        General.    If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your shares or to grant or revoke a proxy. The rules and regulations of the New York Stock Exchange and The Nasdaq Stock Market prohibit brokers, banks and other nominees from voting shares on behalf of their clients with respect to numerous matters, including, in our case, all of the proposals described in this proxy statement other than the auditors ratification proposal. Accordingly, to ensure your shares held in street name are voted on these matters, we encourage you to provide promptly specific voting instructions to your broker, bank or other nominee.

        Effect of Broker Non-Votes.    Broker non-votes are counted as shares of our common stock present and entitled to vote for purposes of determining a quorum but will have no effect on any of the proposals. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of LSXMA, BATRA, FWONA, LSXMB, BATRB or FWONB or how to change your vote or revoke your proxy.

Revoking a Proxy

        If you submitted a proxy prior to the start of the annual meeting, you may change your vote by voting in person at the annual meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to Liberty Media Corporation, c/o Computershare Investor Services, P.O. Box 30170, College Station, Texas 77842. Any signed proxy revocation or later-dated proxy must be received before the start of the annual meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 2:00 a.m., New York City time, on May 24, 2017.

        Your attendance at the annual meeting will not, by itself, revoke a prior vote or proxy from you.

        If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.

Solicitation of Proxies

        We are soliciting proxies by means of our proxy statement and our annual report (together, the proxy materials) on behalf of our board of directors. In addition to this mailing, our employees may solicit proxies personally or by telephone. We pay the cost of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending paper proxy materials to you and getting your voting instructions.

        If you have any further questions about voting or attending the annual meeting, please contact Liberty Media Investor Relations at (877) 772-1518.

Other Matters to Be Voted on at the Annual Meeting

        Our board of directors is not currently aware of any business to be acted on at the annual meeting other than that which is described in the Notice of Annual Meeting of Stockholders and this proxy statement. If, however, other matters are properly brought to a vote at the annual meeting, the persons designated as proxies will have discretion to vote or to act on these matters according to their best judgment. In the event there is a proposal to adjourn or postpone the annual meeting, the persons designated as proxies will have discretion to vote on that proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The following table sets forth information concerning shares of our common stock beneficially owned by each person or entity known by us to own more than five percent of the outstanding shares of each series of our common stock. All of such information is based on publicly available filings, unless otherwise known to us from other sources.

        Unless otherwise indicated, the security ownership information is given as of March 17, 2017 and, in the case of percentage ownership information, is based upon (1) 102,484,805 LSXMA shares, (2) 9,870,856 LSXMB shares, (3) 223,127,675 LSXMK shares, (4) 10,236,496 BATRA shares, (5) 986,791 BATRB shares, (6) 38,226,095 BATRK shares, (7) 25,606,630 FWONA shares, (8) 2,466,778 FWONB shares and (9) 173,757,123 FWONK shares, in each case, outstanding on February 28, 2017. The percentage voting power is presented on an aggregate basis for all LSXMA, LSXMB, BATRA, BATRB, FWONA and FWONB shares.

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
John C. Malone	LSXMA	1,167,728	(1)	1.1	47.6
c/o Liberty Media Corporation	LSXMB	9,455,341	(1)	95.8
12300 Liberty Boulevard	LSXMK	17,451,752	(1)	7.8
Englewood, CO 80112	BATRA	116,771	(1)	1.1
	BATRB	945,532	(1)	95.8
	BATRK	3,263,734	(1)	8.5
	FWONA	291,930	(1)	1.1
	FWONB	2,363,834	(1)	95.8
	FWONK	4,710,168	(1)	2.7
Berkshire Hathaway, Inc.	LSXMA	10,058,800	(2)	9.8	3.7
3555 Farnam Street	LSXMB	—		—
Omaha, NE 68131	LSXMK	22,236,109	(2)	10.0
	BATRA	—		—
	BATRB	—		—
	BATRK	—		—
	FWONA	—		—
	FWONB	—		—
	FWONK	—		—
BlackRock, Inc.	LSXMA	6,292,425	(3)	6.1	3.1
55 East 52nd Street	LSXMB	—		—
New York, NY 10055	LSXMK	12,387,949	(3)	5.6
	BATRA	621,158	(3)	6.1
	BATRB	—		—
	BATRK	2,010,531	(3)	5.3
	FWONA	1,428,956	(3)	5.6
	FWONB	—		—
	FWONK	2,847,440	(3)	1.6

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
The Baupost Group, L.L.C.	LSXMA	—		—	*
10 St. James Avenue	LSXMB	—		—
Suite 1700	LSXMK	—		—
Boston, MA 02116	BATRA	800,000	(4)	7.8
	BATRB	—		—
	BATRK	2,994,010	(4)	7.8
	FWONA	—		—
	FWONB	—		—
	FWONK	—		—
D. E. Shaw & Co., L.P.	LSXMA	5,125,362	(5)	5.0	2.0
1166 Avenue of the Americas	LSXMB	—		—
9th Floor	LSXMK	6,377,204	(6)	2.9
New York, NY 10036	BATRA	162,444	(6)	1.6
	BATRB	—		—
	BATRK	470,547	(6)	1.2
	FWONA	65,645	(6)	*
	FWONB	—		—
	FWONK	301,545	(6)	*
Fine Capital Partners, L.P.	LSXMA	—		—	*
590 Madison Avenue	LSXMB	—		—
27th Floor	LSXMK	—		—
New York, NY 10022	BATRA	870,000	(7)	8.5
	BATRB	—		—
	BATRK	1,921,833	(7)	5.0
	FWONA	—		—
	FWONB	—		—
	FWONK	—		—
Norges Bank (The Central Bank of Norway)	LSXMA	1,855,745	(8)	1.8	1.2
Bankplassen 2	LSXMB	—		—
PO Box 1179 Sentrum	LSXMK	1,227,482	(8)	*
NO 0107 Oslo	BATRA	569,036	(8)	5.6
Norway	BATRB	—		—
	BATRK	63,814	(8)	*
	FWONA	710,649	(8)	2.8
	FWONB	—		—
	FWONK	178,598	(8)	*
The Vanguard Group	LSXMA	8,485,706	(9)	8.3	3.8
100 Vanguard Blvd.	LSXMB	—		—
Malvern, PA 19355	LSXMK	13,824,409	(9)	6.2
	BATRA	269,911	(10)	2.6
	BATRB	—		—
	BATRK	1,417,074	(10)	3.7
	FWONA	1,647,223	(9)	6.4
	FWONB	—		—
	FWONK	3,356,888	(9)	1.9

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
Park West Asset Management LLC	LSXMA	—		—	*
900 Larkspur Landing Circle	LSXMB	—		—
Suite 165	LSXMK	—		—
Larkspur, CA 94939	BATRA	611,103	(11)	6.0
	BATRB	—		—
	BATRK	—		—
	FWONA	—		—
	FWONB	—		—
	FWONK	—		—

*
Less than one percent

(1)
Information with respect to shares of our common stock beneficially owned by Mr. Malone, our Chairman of the Board, is also set forth in "—Security Ownership of Management."

(2)
Based on Schedule 13G with respect to LSXMA shares, filed February 14, 2017, jointly by Warren E. Buffett (WB), Berkshire Hathaway Inc. (BHI), National Indemnity Company (NIC), National Fire & Marine Insurance Company (NF&MIC), GEICO Corporation (GEICO), Government Employees Insurance Company (GEIC), GEICO Indemnity Company (GIC), FlightSafety International Inc. Retirement Income Plan (FIIRIP), Fruit of the Loom Pension Trust (FOTLPT), GEICO Corporation Pension Plan Trust (GCPPT), Johns Manville Corporation Pension Trust (JMCPT), BNSF Master Retirement Trust (BNSF), General Re Corp. Employee Retirement Trust (GRCERT), Lubrizol Corp. Master Trust Pension (LCMTP) and R. Ted Weschler (RTW).

Based on Amendment No. 3 to Schedule 13G with respect to LSXMK shares, filed February 14, 2017, jointly by WB, BHI, NIC, NF&MIC, GEICO, GEIC, GIC, FIIRIP, FOTLPT, GCPPT, JMCPT, BNSF, GRCERT, Benjamin Moore & Co. Revised Retirement Income Plan (Benjamin Moore), Buffalo News Editorial Pension Plan (BNEPP), Buffalo News Office Pension Plan (BNOPP), Dexter Pension Plan (DPP), Justin Brands Inc. Pension Plan (JBIPP), LCMTP and RTW.

These entities have reported sole voting power, shared voting power, sole dispositive power and shared dispositive power over these shares as follows:

	Title of Series	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
WB and BHI	LSXMA	—	10,058,800	—	10,058,800
	LSXMK	—	22,236,109	—	22,236,109
NIC	LSXMA	—	7,160,409	—	7,160,409
	LSXMK	—	17,778,249	—	17,778,249
NF&MIC	LSXMA	—	933,391	—	933,391
	LSXMK	—	508,654	—	508,654
GEICO	LSXMA	—	7,039,780	—	7,039,780
	LSXMK	—	17,567,720	—	17,567,720
GEIC	LSXMA	—	5,242,855	—	5,242,855
	LSXMK	—	14,178,070	—	14,178,070

	Title of Series	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
GIC	LSXMA	—	1,796,925	—	1,796,925
	LSXMK	—	3,389,650	—	3,389,650
FIIRIP	LSXMA	—	200,000	—	200,000
	LSXMK	—	400,000	—	400,000
FOTLPT	LSXMA	—	325,000	—	325,000
	LSXMK	—	600,000	—	600,000
GCPPT	LSXMA	—	500,000	—	500,000
	LSXMK	—	975,000	—	975,000
JMCPT	LSXMA	—	410,000	—	410,000
	LSXMK	—	750,000	—	750,000
BNSF	LSXMA	—	280,000	—	280,000
	LSXMK	—	160,000	—	160,000
GRCERT	LSXMA	—	100,000	—	100,000
	LSXMK	—	584,206	—	584,206
LCMTP	LSXMA	—	150,000	—	150,000
	LSXMK	—	150,000	—	150,000
RTW	LSXMA	285,834	—	285,834	8,277
	LSXMK	571,668	—	571,668	16,554
Benjamin Moore	LSXMA	—	—	—	—
	LSXMK	—	41,500	—	41,500
BNEPP	LSXMA	—	—	—	—
	LSXMK	—	133,500	—	133,500
BNOPP	LSXMA	—	—	—	—
	LSXMK	—	65,000	—	65,000
DPP	LSXMA	—	—	—	—
	LSXMK	—	40,000	—	40,000
JBIPP	LSXMA	—	—	—	—
	LSXMK	—	50,000	—	50,000
(3)
Based on a separate Schedule 13G, filed January 30, 2017, by BlackRock, Inc. (BlackRock), a parent holding company, with respect to its ownership of shares of each of LSXMA, LSXMK, BATRA, BATRK and FWONA, and on Amendment No. 1 to Schedule 13G, filed March 9, 2017, by BlackRock, with respect to its ownership of shares of FWONK (BlackRock 13G/A). All shares covered by the Schedule 13G and the BlackRock 13G/A are held by subsidiaries of BlackRock.

  BlackRock has reported sole voting power, shared voting power, sole dispositive power and shared dispositive power over these shares as follows:

Title of Series	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
LSXMA	5,694,001	449	6,291,976	449
LSXMK	11,167,772	—	12,387,949	—
BATRA	604,857	88	621,070	88
BATRK	1,947,585	—	2,010,531	—
FWONA	1,382,870	861	1,428,095	861
FWONK	2,744,474	—	2,847,440	—
(4)
Based on Schedule 13G, filed February 14, 2017, jointly by The Baupost Group, L.L.C. (Baupost), SAK Corporation (SAK) and Seth A. Klarman (Mr. Klarman), which states that, with respect to BATRA, each of Baupost, SAK and Mr. Klarman has shared voting power and shared dispositive power over 800,000 shares.

Based on Form 13F, filed February 14, 2017, by Baupost, which states that, with respect to BATRK, Baupost has sole investment discretion and sole voting power over 2,994,010 shares.

(5)
Based on Schedule 13G, filed February 6, 2017, jointly by D. E. Shaw & Co., L.P. (D. E. Shaw L.P.) and David E. Shaw (Mr. Shaw), which states that, with respect to LSXMA, each of D. E. Shaw L.P. and Mr. Shaw have shared voting power over 4,966,739 shares and shared dispositive power over 5,125,362 shares. Mr. Shaw disclaims beneficial ownership of these shares.

(6)
Based on Form 13F, filed February 14, 2017, jointly by D. E. Shaw & Co., Inc. (D. E. Shaw Inc.), the institutional investment manager of D. E. Shaw L.P., D. E. Shaw Investment Management, L.L.C. (Shaw Investment) and D. E. Shaw Heliant Adviser, L.L.C. (Shaw Heliant), which reports sole voting power, shared voting power, sole investment discretion and shared investment discretion as follows:

	Title of Series	Sole Voting Power	Shared Voting Power	Sole Investment Discretion	Shared Investment Discretion
D. E. Shaw L.P.	LSXMK	4,578,122	—	—	4,578,122
	BATRA	26,439	—	—	26,439
	BATRK	53,468	—	—	53,468
	FWONA	55,073	—	—	55,073
	FWONK	90,810	—	—	90,810
D. E. Shaw Inc. and Shaw Investment	LSXMK	673,590	—	—	892,163
	BATRA	—	—	—	—
	BATRK	25,177	—	—	29,938
	FWONA	9,572	—	—	10,572
	FWONK	26,416	—	—	35,916
D. E. Shaw Inc. and Shaw Heliant	LSXMK	906,919	—	—	906,919
	BATRA	136,005	—	—	136,005
	BATRK	387,141	—	—	387,141
	FWONA	—	—	—	—
	FWONK	174,819	—	—	174,819
(7)
Based on Schedule 13G, filed February 14, 2017, jointly by Fine Capital Partners, L.P. (Fine L.P.), Fine Capital Advisors, LLC (Fine LLC) and Ms. Debra Fine (Ms. Fine), which states that, with respect to BATRA, each of Fine L.P., Fine LLC and Ms. Fine has shared voting power and shared dispositive power over 870,000 shares.

  Based on Schedule 13G, filed February 14, 2017, jointly by Fine L.P., Fine LLC and Ms. Ms. Fine, which states that, with respect to BATRK, each of Fine L.P., Fine LLC and Ms. Fine has shared voting power over 1,921,833 shares and shared dispositive power over 1,921,833 shares.

(8)
Based on Form 13F, filed March 2, 2017, by Norges Bank (The Central Bank of Norway) (Norges), which states that Norges has: sole investment discretion and sole voting power over 1,855,725 LSXMA shares; sole investment discretion and sole voting power over 1,227,482 LSXMK shares; sole investment discretion and sole voting power over 569,036 BATRA shares; sole investment discretion and sole voting power over 63,814 BATRK shares; sole investment discretion and sole voting power over 710,649 FWONA shares; and sole investment discretion and sole voting power over 178,598 FWONK shares.

(9)
Based on a separate Schedule 13G, filed February 10, 2017, by The Vanguard Group (Vanguard), which states that Vanguard, with respect to its ownership of shares of each of LSXMA, LSXMK, FWONA and FWONK. Vanguard has reported sole voting power, shared voting power, sole dispositive power and shared dispositive power over these shares as follows:

Title of Series	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
LSXMA	75,438	14,124	8,395,141	90,565
LSXMK	162,687	40,447	13,634,924	189,485
FWONA	27,350	—	1,619,873	27,350
FWONK	63,153	4,590	3,292,745	64,143
(10)
Based on Form 13F, filed February 10, 2017, by Vanguard, which states that Vanguard has, with respect to BATRA, shared investment discretion and sole voting power over 11,121 shares and sole investment discretion over 258,790 shares and, with respect to BATRK, shared investment discretion over 40,613 shares, sole investment discretion over 1,376,461 shares, sole voting power over 40,068 shares and shared voting power over 2,600 shares.

(11)
Based on Amendment No. 1 to Schedule 13G with respect to BATRA shares, filed March 27, 2017, jointly by Park West Asset Management LLC (PWAM), Peter S. Park, and Park West Investors Master Fund, Limited (PWIMFL), which states that PWAM and Peter S. Park each has sole voting power and sole dispositive power over 611,103 shares and PWIMFL has sole voting power and sole dispositive power over 540,546 shares.

Security Ownership of Management

        The following table sets forth information with respect to the ownership by each of our directors and named executive officers and by all of our directors and executive officers as a group of shares of (1) each series of our common stock (LSXMA, LSXMB, LSXMK, BATRA, BATRB, BATRK, FWONA, FWONB and FWONK) and (2) the common stock, par value $0.001 per share (SIRI), of Sirius XM Holdings Inc. (Sirius XM), in which we hold a controlling interest. The security ownership information with respect to our common stock is given as of February 28, 2017 and, in the case of percentage ownership information, is based upon (1) 102,484,805 LSXMA shares, (2) 9,870,856 LSXMB shares, (3) 223,127,675 LSXMK shares (4) 10,236,496 BATRA shares, (5) 986,791 BATRB shares, (6) 38,226,095 BATRK shares, (7) 25,606,630 FWONA shares, (8) 2,466,778 FWONB shares and (9) 173,757,123 FWONK shares, in each case, outstanding on that date. The security ownership information with respect to SIRI is given as of February 28, 2017, and, in the case of percentage ownership information, is based on 4,715,160,369 SIRI shares outstanding on January 31, 2017. The percentage voting power with respect to our company is presented in the table below on an aggregate basis for all LSXMA, LSXMB, BATRA, BATRB, FWONA and FWONB shares.

        Shares of restricted stock that have been granted pursuant to our incentive plans are included in the outstanding share numbers, for purposes of the table below and throughout this report. The table also includes performance-based restricted stock units that had been certified as earned by our compensation committee on or before February 28, 2017 that will be settled in shares of our common stock within 60 days of such date. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after February 28, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and named executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. For purposes of the following presentation, beneficial ownership of shares of LSXMB, BATRB or FWONB, though convertible on a one-for-one basis into shares of LSXMA, BATRA or FWONA, respectively, are reported as beneficial ownership of LSXMB, BATRB or FWONB only, and not as beneficial ownership of LSXMA, BATRA or FWONA, respectively. So far as is known to us, the persons indicated below have sole voting and dispositive power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

        The number of shares indicated as owned by the persons in the table includes interests in shares held by the Liberty Media 401(k) Savings Plan as of February 28, 2017. The shares held by the trustee of the Liberty Media 401(k) Savings Plan for the benefit of these persons are voted as directed by such persons.

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
		(In thousands)
John C. Malone	LSXMA	1,168	(1)(2)(3)	1.1	47.6
Chairman of the Board	LSXMB	9,455	(1)(4)(5)	95.8
and Director	LSXMK	17,452	(1)(2)(3)(5)(6)	7.8
	BATRA	117	(1)(2)(3)	1.1
	BATRB	946	(1)(4)(5)	95.8
	BATRK	3,264	(1)(2)(3)(5)(6)	8.5
	FWONA	292	(1)(2)(3)	1.1
	FWONB	2,364	(1)(4)(5)	95.8
	FWONK	4,710	(1)(2)(3)(5)(6)	2.7
	SIRI	267	(3)	*	*
Gregory B. Maffei	LSXMA	2,994	(7)(8)(9)	2.9	1.7
President, Chief Executive	LSXMB	37		*
Officer and Director	LSXMK	7,344	(6)(7)(8)(9)(14)	3.2
	BATRA	299	(7)(8)(9)	2.9
	BATRB	4		*
	BATRK	1,064	(6)(7)(8)(9)(14)	2.8
	FWONA	748	(7)(8)(9)	2.9
	FWONB	9		*
	FWONK	1,837	(6)(7)(8)(9)(14)	1.1
	SIRI	606	(10)	*	*

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
		(In thousands)
Robert R. Bennett	LSXMA	760	(11)	*	*
Director	LSXMB	—		—
	LSXMK	1,526	(11)	*
	BATRA	76	(11)	*
	BATRB	—		—
	BATRK	267	(11)	*
	FWONA	190	(11)	*
	FWONB	—		—
	FWONK	382	(11)	*
	SIRI	—		—	—
Brian M. Deevy	LSXMA	10	(12)	*	*
Director	LSXMB	—		—
	LSXMK	3	(12)	*
	BATRA	1	(12)	*
	BATRB	—		—
	BATRK	1	(12)	*
	FWONA	3	(12)	*
	FWONB	—		—
	FWONK	**	(12)	*
	SIRI	—		—	—
M. Ian G. Gilchrist	LSXMA	1	(7)	*	*
Director	LSXMB	—		—
	LSXMK	17	(7)	*
	BATRA	**	(7)	*
	BATRB	—		—
	BATRK	2	(7)	*
	FWONA	**	(7)	*
	FWONB	—		—
	FWONK	4	(7)	*
	SIRI	—		—	—
Evan D. Malone	LSXMA	12	(7)	*	*
Director	LSXMB	—		—
	LSXMK	38	(7)	*
	BATRA	1	(7)	*
	BATRB	—		—
	BATRK	5	(7)	*
	FWONA	3	(7)	*
	FWONB	—		—
	FWONK	10	(7)	*
	SIRI	99	(10)	*	*

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
		(In thousands)
David E. Rapley	LSXMA	4		*	*
Director	LSXMB	—		—
	LSXMK	18	(7)	*
	BATRA	—		—
	BATRB	—		—
	BATRK	1	(7)	*
	FWONA	1		*
	FWONB	—		—
	FWONK	5	(7)	*
	SIRI	—		—	—
Larry E. Romrell	LSXMA	21	(7)	*	*
Director	LSXMB	**		*
	LSXMK	56	(7)	*
	BATRA	2	(7)	*
	BATRB	**		*
	BATRK	6	(7)	*
	FWONA	5	(7)	*
	FWONB	**		*
	FWONK	14	(7)	*
	SIRI	—		—	—
Andrea L. Wong	LSXMA	4		*	*
Director	LSXMB	—		—
	LSXMK	13		*
	BATRA	**		*
	BATRB	—		—
	BATRK	1		*
	FWONA	**		*
	FWONB	—		—
	FWONK	3		*
	SIRI	—		—	—
Richard N. Baer	LSXMA	—		—	—
Chief Legal Officer	LSXMB	—		—
	LSXMK	—		—
	BATRA	—		—
	BATRB	—		—
	BATRK	—		—
	FWONA	—		—
	FWONB	—		—
	FWONK	—		—
	SIRI	—		—	—

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
		(In thousands)
Mark D. Carleton	LSXMA	127	(7)	*	*
Chief Financial Officer	LSXMB	—		—
	LSXMK	205	(7)(14)	*
	BATRA	13	(7)	*
	BATRB	—		—
	BATRK	36	(7)(14)	*
	FWONA	32	(7)	*
	FWONB	—		—
	FWONK	69	(7)(14)	*
	SIRI	50	(10)	*
Albert E. Rosenthaler	LSXMA	67		*	*
Chief Corporate	LSXMB	—		—
Development Officer	LSXMK	235	(6)(7)(14)	*
	BATRA	10	(7)	*
	BATRB	—		—
	BATRK	42	(6)(7)(14)	*
	FWONA	25	(7)	*
	FWONB	—		—
	FWONK	76	(6)(7)(14)	*
	SIRI	—		—	—
Christopher W. Shean	LSXMA	97	(7)	*	*
Senior Advisor and	LSXMB	—		—
Former Chief Financial	LSXMK	304	(6)(7)(14)	*
Officer(13)	BATRA	10	(7)	*
	BATRB	—		—
	BATRK	39	(6)(7)(14)	*
	FWONA	12		*
	FWONB	—		—
	FWONK	50	(6)(7)(14)	*
	SIRI	—		—	—
All directors and executive officers as a group (12 persons)	LSXMA	5,168	(1)(2)(3)(7)(8)(9)(11)(12)	5.0	49.5
	LSXMB	9,492	(1)(4)(5)	96.2
	LSXMK	26,908	(1)(2)(3)(5)(6)(7)(8)(9)(11)(12)(14)	11.9
	BATRA	520	(1)(2)(3)(7)(8)(9)(11)(12)	5.0
	BATRB	949	(1)(4)(5)	96.2
	BATRK	4,689	(1)(2)(3)(5)(6)(7)(8)(9)(11)(12)(14)	12.1
	FWONA	1,300	(1)(2)(3)(7)(8)(9)(11)(12)	5.0
	FWONB	2,373	(1)(4)(5)	96.2
	FWONK	7,110	(1)(2)(3)(5)(6)(7)(8)(9)(11)(12)(14)	4.1
	SIRI	1,023	(3)(10)	*	*

*
Less than one percent

**
Less than 1,000 shares

(1)
Includes 101,778 LSXMA shares, 230,564 LSXMB shares, 664,684 LSXMK shares, 10,177 BATRA shares, 23,056 BATRB shares, 113,329 BATRK shares, 25,444 FWONA shares, 57,641 FWONB shares and 166,171 FWONK shares held by Mr. Malone's wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)
Includes (i) 250,000 LSXMA shares, 390,000 LSXMK shares, 25,000 BATRA shares, 69,080 BATRK shares, 62,500 FWONA shares and 97,500 FWONK shares held by The Malone Family Land Preservation Foundation and (ii) 203,043 LSXMA shares, 20,304 BATRA shares, 9,543 BATRK shares and 50,760 FWONA shares held by The Malone Family Foundation, as to which shares Mr. Malone has disclaimed beneficial ownership.

(3)
Includes 612,907 LSXMA shares, 4,500,000 LSXMK shares, 61,290 BATRA shares, 1,095,706 BATRK shares, 153,226 FWONA shares, 1,125,000 FWONK shares and 267,141 SIRI shares pledged to Fidelity Brokerage Services, LLC (Fidelity); 1,201,055 FWONK shares pledged to Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch); and 3,250,000 LSXMK shares, 652,500 BATRK shares and 1,875,000 FWONK shares pledged to Bank of America (BoA) in connection with margin loan facilities extended by Fidelity, Merrill Lynch and BoA, respectively.

(4)
Includes 108,687 LSXMB shares, 10,868 BATRB shares, and 27,171 FWONB shares held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone's adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts and has disclaimed beneficial ownership of the shares held by the trusts.

(5)
Includes 490,597 LSXMB shares, 792,394 LSXMK shares, 49,059 BATRB shares, 167,293 BATRK shares, 122,649 FWONB shares and 245,298 FWONK shares held by a trust with respect to which Mr. Malone is the sole trustee and, with his wife, retains a unitrust interest in the trust.

(6)
Includes shares held in the Liberty Media 401(k) Savings Plan as follows:

	LSXMK	BATRK	FWONK
John C. Malone	654	62	144
Gregory B. Maffei	37,168	3,710	9,274
Albert E. Rosenthaler	6,836	683	1,706
Christopher W. Shean	13,738	1,368	3,425

Total	58,396	5,823	14,549

(7)
Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options exercisable within 60 days after February 28, 2017.

	LSXMA	LSXMK	BATRA	BATRK	FWONA	FWONK
M. Ian G. Gilchrist	854	14,622	85	1,459	213	3,649
Gregory B. Maffei	1,165,787	3,509,202	116,599	351,617	291,362	878,561
Evan D. Malone	2,697	17,493	269	1,743	674	4,359
David E. Rapley	—	6,000	—	597	—	1,493
Larry E. Romrell	2,697	17,493	269	1,743	674	4,359
Mark D. Carleton	73,259	188,836	7,327	22,804	18,309	56,981
Albert E. Rosenthaler	—	79,238	3,328	14,657	8,316	36,623
Christopher W. Shean	49,911	180,900	4,991	18,047	—	19,682

Total	1,295,205	4,013,784	132,868	412,667	319,548	1,005,707

(8)
Includes 59,032 LSXMA shares, 118,065 LSXMK shares, 5,903 BATRA shares, 11,806 BATRK shares, 14,750 FWONA shares and 29,516 FWONK shares held by The Maffei Foundation, as to which shares Mr. Maffei has disclaimed beneficial ownership.

(9)
Includes 578,620 LSXMA shares, 1,157,239 LSXMK shares, 57,862 BATRA shares, 202,850 BATRK shares, 144,655 FWONA shares and 289,309 FWONK shares pledged to Morgan Stanley Private Bank, National Association in connection with a loan facility.

(10)
Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options exercisable within 60 days after February 28, 2017.

SIRI
Gregory B. Maffei	593,562
Evan D. Malone	86,637
Mark D. Carleton	37,293

Total	717,492

(11)
Includes 21,585 LSXMA shares, 43,170 LSXMK shares, 2,158 BATRA shares, 7,568 BATRK shares, 5,396 FWONA shares and 10,792 FWONK shares owned by Hilltop Investments, LLC, which is jointly owned by Mr. Bennett and his wife, Mrs. Deborah Bennett.

(12)
Includes 247 LSXMA shares, 494 LSXMK shares, 24 BATRA shares, 87 BATRK shares, 61 FWONA shares and 123 FWONK shares held by the WJD Foundation, over which Mr. Deevy has sole voting power.

(13)
Mr. Shean ceased serving as our Chief Financial Officer and began serving as a Senior Advisor, effective October 1, 2016.

(14)
Includes performance-based restricted stock units that had been certified as earned by our compensation committee on or before February 28, 2017 that will be settled in shares of our common stock within 60 days of such date, as follows:

	LSXMK	BATRK	FWONK
Gregory B. Maffei	39,038	4,172	9,759
Mark D. Carleton	15,987	1,708	3,996
Albert E. Rosenthaler	15,987	1,708	3,996
Christopher W. Shean	15,987	1,708	3,996

Total	86,999	9,296	21,747

Changes in Control

        We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

PROPOSALS OF OUR BOARD

        The following proposals will be presented at the annual meeting by our board of directors.

PROPOSAL 1—THE ELECTION OF DIRECTORS PROPOSAL

Board of Directors

        Our board of directors currently consists of nine directors, divided among three classes. Our Class I directors, whose term will expire at the 2017 annual meeting, are Evan D. Malone, David E. Rapley and Larry E. Romrell. These directors are nominated for election to our board to continue serving as Class I directors, and we have been informed that Messrs. Evan D. Malone, Rapley and Romrell are each willing to continue serving as a director of our company. The term of the Class I directors who are elected at the annual meeting will expire at the annual meeting of our stockholders in the year 2020. Our Class II directors, whose term will expire at the annual meeting of stockholders in the year 2018, are Brian M. Deevy, Gregory B. Maffei and Andrea L. Wong. Our Class III directors, whose term will expire at the annual meeting of stockholders in the year 2019, are John C. Malone, Robert R. Bennett and M. Ian G. Gilchrist.

        If any nominee should decline election or should become unable to serve as a director of our company for any reason before election at the annual meeting, votes will be cast by the persons appointed as proxies for a substitute nominee, if any, designated by the board of directors.

        The following lists the three nominees for election as directors at the annual meeting and the six directors of our company whose term of office will continue after the annual meeting, and includes as to each person how long such person has been a director of our company, such person's professional background, other public company directorships and other factors considered in the determination that such person possesses the requisite qualifications and skills to serve as a member of our board of directors. All positions referenced in the biographical information below with our company include, where applicable, positions with our predecessors. The number of shares of our common stock beneficially owned by each director, as of February 28, 2017, is set forth in this proxy statement under the caption "Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management."

  Nominees for Election as Directors

  Evan D. Malone

  •
  Age:  46

  •
  A director of our company.

  •
  Professional Background:  Dr. Malone has served as a director of our company (including our predecessor) since September 2011. He has served as President of NextFab Studio, LLC, a high-tech workshop offering technical training, consulting, product design and prototyping services, since June 2009 and has been an engineering consultant for more than the past five years. Since January 2008, Dr. Malone has served as the owner and manager of a real estate property and management company, 1525 South Street LLC. During 2008, Dr. Malone also served as a post-doctoral research assistant at Cornell University and an engineering consultant with Rich Food Products, a food processing company. Dr. Malone has served as co-owner and director of Drive Passion PC Services, CC, an Internet café, telecommunications and document services company, in South Africa since 2007 and served as an applied physics technician for Fermi National Accelerator Laboratory, part of the national laboratory system of the Office of Science, U.S. Department of Energy, from 1999 until 2001. He also is a founding member of Jet Wine Bar, a wine bar, and Rex 1516, a restaurant, both in Philadelphia.

  •
  Other Public Company Directorships:  Dr. Malone has served as a director of Liberty Interactive Corporation (Liberty Interactive) since August 2008 and Sirius XM since May 2013.

  •
  Board Membership Qualifications:  Dr. Malone brings an applied science and engineering perspective to the board. Dr. Malone's perspectives assist the board in developing business strategies and adapting to technological changes facing the industries in which our company competes. In addition, his entrepreneurial experience assists the board in evaluating strategic opportunities.

  David E. Rapley

  •
  Age:  75

  •
  A director of our company.

  •
  Professional Background:  Mr. Rapley has served as a director of our company (including our predecessor) since September 2011. Mr. Rapley founded Rapley Engineering Services, Inc. (RESI) and served as its Chief Executive Officer and President from 1985 to 1998. Mr. Rapley also served as Executive Vice President of Engineering of VECO Corp. Alaska (a company that acquired RESI in 1998) from January 1998 to December 2001. Mr. Rapley served as the President and Chief Executive Officer of Rapley Consulting, Inc. from January 2000 to December 2014. From 2003 to 2013, Mr. Rapley was a director of Merrick & Co., a private firm providing engineering and other services to domestic and international clients. From 2008 to 2011, Mr. Rapley was chairman of the board of Merrick Canada ULC.

  •
  Other Public Company Directorships:  Mr. Rapley has served as a director of Liberty Interactive since July 2002, having previously served as a director during 1994. He has served as a director of Liberty Global plc (LGP) since June 2013, having previously served as a director of Liberty Global, Inc. (LGI), LGP's predecessor, from June 2005 to June 2013 and as a director of LGI's predecessor, Liberty Media International, Inc. (LMI) from May 2004 to June 2005.

  •
  Board Membership Qualifications:  Mr. Rapley brings to our board the unique perspective of his lifelong career as an engineer. The industries in which our company competes are heavily dependent on technology, which continues to change and advance. Mr. Rapley's perspectives assist the board in adapting to these changes and developing strategies for our businesses.

  Larry E. Romrell

  •
  Age:  77

  •
  A director of our company.

  •
  Professional Background:  Mr. Romrell has served as a director of our company (including our predecessor) since September 2011. Mr. Romrell held numerous executive positions with Tele-Communications, Inc. (TCI) from 1991 to 1999. Previously, Mr. Romrell held various executive positions with Westmarc Communications, Inc.

  •
  Other Public Company Directorships:  Mr. Romrell has served as a director of Liberty Interactive since December 2011, having previously served as a director from March 1999 to September 2011, and as a director of Liberty TripAdvisor Holdings, Inc. (Liberty TripAdvisor) since August 2014. He has served as a director of LGP since June 2013, having previously served as a director of LGI from June 2005 to June 2013 and as a director of LMI from May 2004 to June 2005.

  •
  Board Membership Qualifications:  Mr. Romrell brings extensive experience, including venture capital experience, in the telecommunications industry to our board and is an important resource with respect to the management and operations of companies in the media and telecommunications sector.

  Directors Whose Term Expires in 2018

  Brian M. Deevy

  •
  Age:  62

  •
  A director of our company.

  •
  Professional Background:  Mr. Deevy has been a director of our company since June 2015. Mr. Deevy previously served as the head of Royal Bank of Canada (RBC) Capital Markets' Communications, Media & Entertainment (CME) Group until June 2015. Mr. Deevy was responsible for strategic development of the CME Group's business, which includes mergers & acquisitions, private equity and debt capital formation and financial advisory engagements. Mr. Deevy also served as Chairman and Chief Executive Officer of Daniels & Associates, the investment banking firm that provided financial advisory services to the communications industry until it was acquired by RBC in 2007. Prior to joining Daniels & Associates, RBC Daniels' predecessor, Mr. Deevy was with Continental Illinois National Bank.

  •
  Other Public Company Directorships:  Mr. Deevy served as a director of Ascent Capital Group, Inc. (Ascent) from November 2013 to May 2016. Mr. Deevy served on the board of directors of Ticketmaster Entertainment, Inc. from August 2008 to January 2010.

  •
  Board Membership Qualifications:  Mr. Deevy brings to our board in-depth knowledge of the communications, media and entertainment industries. He has an extensive background in mergers and acquisitions, investment banking and capital formation and provides strategic insights with respect to our company's activities in these areas.

  Gregory B. Maffei

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  Age:  56

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  Chief Executive Officer, President and a director of our company.

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  Professional Background:  Mr. Maffei has served as a director and the President and Chief Executive Officer of our company (including our predecessor) since May 2007 and Liberty Broadband Corporation (Liberty Broadband) since June 2014. He has served as a director, the President and Chief Executive Officer of Liberty TripAdvisor since July 2013 and as its Chairman of the Board since June 2015. He has served as the President and Chief Executive Officer of Liberty Interactive (including its predecessor) since February 2006 and as a director since November 2005. He also served as its CEO-Elect from November 2005 through February 2006. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation (360networks), and Chief Financial Officer of Microsoft Corporation (Microsoft).

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  Other Public Company Directorships:  Mr. Maffei has served as (i) the Chairman of the Board of TripAdvisor, Inc. since February 2013, (ii) the Chairman of the Board of Live Nation Entertainment, Inc. (Live Nation) since March 2013 and as a director since February 2011, (iii) the Chairman of the Board of Sirius XM since April 2013 and as a director since March 2009, (iv) a director of Zillow Group, Inc. since February 2015, having previously served as a director of its predecessor, Zillow, Inc., from May 2005 to February 2015 and (v) a director of Charter Communications, Inc. (Charter) since May 2013. Mr. Maffei served as a (i) a director of DIRECTV and its predecessors from February 2008 to June 2010, (ii) a director of Electronic Arts, Inc. from June 2003 to July 2013, (iii) a director of Barnes & Noble, Inc. from September 2011 to April 2014 and (iv) Chairman of the Board of Starz from January 2013 until its acquisition by Lions Gate Entertainment Corp. in December 2016.

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  Board Membership Qualifications:  Mr. Maffei brings to our board significant financial and operational experience based on his current senior policy making positions at our company, Liberty Interactive, Liberty TripAdvisor, and Liberty Broadband, and his previous executive positions at Oracle Corporation, 360networks and Microsoft. In addition, Mr. Maffei has extensive public company board experience. He provides our board with an executive leadership perspective on the strategic planning for, and operations and management of, large public companies and risk management principles.

  Andrea L. Wong

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  Age:  50

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  A director of our company.

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  Professional Background:  Ms. Wong has served as a director of our company (including our predecessor) since September 2011. Ms. Wong has served as President, International Production for Sony Pictures Television and President, International for Sony Pictures Entertainment since September 2011. She previously served as President and Chief Executive Officer of Lifetime Entertainment Services from 2007 to April 2010. Ms. Wong also served as an Executive Vice President with ABC, Inc., a subsidiary of The Walt Disney Company, from 2003 to 2007.

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  Other Public Company Directorships:  Ms. Wong has served as a director of Liberty Interactive since April 2010 and as a director of Hudson's Bay Company since September 2014.

  •
  Board Membership Qualifications:  Ms. Wong brings to our board significant experience in the media and entertainment industry, having an extensive background in media programming across a variety of platforms, as well as executive leadership experience with the management and operation of companies in the entertainment sector. Her experience with programming development and production, brand enhancement and marketing brings a pragmatic and unique perspective to our board. Her professional expertise, combined with her continued involvement in the media and entertainment industry, makes her a valuable member of our board.

  Directors Whose Term Expires in 2019

  John C. Malone

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  Age:  76

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  Chairman of the Board and a director of our company.

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  Professional Background:  Mr. Malone has served as the Chairman of the Board of our company (including our predecessor) since August 2011 and as a director since December 2010. Mr. Malone served as the Chief Executive Officer of Liberty Interactive from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of TCI from November 1996 until March 1999, when it was acquired by AT&T Corp., and as Chief Executive Officer of TCI from January 1994 to March 1997.

  •
  Other Public Company Directorships:  Mr. Malone has served as (i) a director and Chairman of the Board of Liberty Interactive since its inception in 1994, (ii) the Chairman of the Board of Liberty Broadband since November 2014, (iii) the Chairman of the Board of LGP since June 2013, having previously served as Chairman of the Board of LGI from June 2005 to June 2013 and LMI from March 2004 to June 2005 and a director of UnitedGlobalCom, Inc., now a subsidiary of LGP, from January 2002 to June 2005, (iv) a director of Discovery Communications, Inc. (Discovery) since September 2008 and a director of Discovery's predecessor, Discovery Holding Company (DHC), from May 2005 to September 2008 and as Chairman of the Board from March 2005 to September 2008, (v) a director of Expedia, Inc.

    since December 2012, having previously served as a director from August 2005 to November 2012, (vi) a director of Charter since May 2013, (vii) a director of Lions Gate Entertainment Corp. since March 2015 and (viii) Chairman of the Board of Liberty Expedia Holdings, Inc. (Liberty Expedia) since November 2016. Previously, he served as (i) the Chairman of the Board of Liberty TripAdvisor from August 2014 to June 2015, (ii) a director of Sirius XM from April 2009 to May 2013, (iii) a director of Ascent from January 2010 to September 2012, (iv) a director of Live Nation from January 2010 to February 2011, (v) Chairman of the Board of DIRECTV and its predecessors from February 2008 to June 2010 and (vi) a director of IAC/InterActiveCorp from May 2006 to June 2010.

  •
  Board Membership Qualifications:  Mr. Malone, as President of TCI, co-founded Liberty Interactive's former parent company and is considered one of the preeminent figures in the media and telecommunications industry. He is well known for his sophisticated problem solving and risk assessment skills.

  Robert R. Bennett

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  Age:  59

  •
  A director of our company.

  •
  Professional Background:  Mr. Bennett has served as a director of our company (including our predecessor) since September 2011. Mr. Bennett serves as Managing Director of Hilltop Investments LLC, a private investment company. Mr. Bennett served as the Chief Executive Officer of Liberty Interactive from April 1997 to August 2005 and its President from April 1997 to February 2006 and held various executive positions with Liberty Interactive from 1994 to 1997.

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  Other Public Company Directorships:  Mr. Bennett served as a director of Liberty Interactive from September 1994 to December 2011. He has served as a director of Discovery since September 2008 and served as a director of DHC from May 2005 to September 2008. Mr. Bennett has served as a director of HP, Inc. (formerly Hewlett-Packard Company) since July 2013. He served as a director of Demand Media, Inc. from January 2011 to February 2014 and Sprint Corporation (and its predecessor) from October 2006 to November 2016.

  •
  Board Membership Qualifications:  Mr. Bennett brings to our board in-depth knowledge of the media and telecommunications industry generally and our corporate history specifically. He has experience in significant leadership positions with Liberty Interactive, especially as a past Chief Executive Officer and President, and provides our company with strategic insights. Mr. Bennett also has an in-depth understanding of finance, and has held various financial management positions during the course of his career.

  M. Ian G. Gilchrist

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  Age:  67

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  A director of our company.

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  Professional Background:  Mr. Gilchrist has served as a director of our company (including our predecessor) since September 2011. Mr. Gilchrist held various officer positions including Managing Director at Citigroup/Salomon Brothers from 1995 to 2008, CS First Boston Corporation from 1988 to 1995, and Blyth Eastman Paine Webber from 1982 to 1988 and served as a Vice President of Warburg Paribas Becker Incorporated from 1976 to 1982. Previously, he worked in the venture capital field and as an investment analyst.

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  Other Public Company Directorships:  Mr. Gilchrist has served as a director of Liberty Interactive since July 2009.

  •
  Board Membership Qualifications:  Mr. Gilchrist's field of expertise is in the media and telecommunications sector, having been involved with companies in this industry during much of his 32 years as an investment banker. Mr. Gilchrist brings to our board significant financial expertise and a unique perspective on the company and the media and telecommunications sector. He is also an important resource with respect to the financial services firms that our company engages from time to time.

Vote and Recommendation

        A plurality of the combined voting power of the outstanding shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors at the annual meeting, voting together as a single class, is required to elect each of Messrs. Evan D. Malone, Rapley and Romrell as a Class I member of our board of directors.

        Our board of directors unanimously recommends a vote "FOR" the election of each nominee to our board of directors.

PROPOSAL 2—THE AUDITORS RATIFICATION PROPOSAL

        We are asking our stockholders to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2017.

        Even if the selection of KPMG LLP is ratified, the audit committee of our board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines that such a change would be advisable. In the event our stockholders fail to ratify the selection of KPMG LLP, our audit committee will consider it as a direction to select other auditors for the year ending December 31, 2017.

        A representative of KPMG LLP is expected to be available to answer appropriate questions at the annual meeting and will have the opportunity to make a statement if he or she so desires.

Audit Fees and All Other Fees

        The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our consolidated financial statements for 2016 and 2015 and fees billed for other services rendered by KPMG LLP.

	2016(1)	2015(1)
Audit fees	$1,723,000	1,809,000
Audit related fees(2)	977,000	—

Audit and audit related fees	2,700,000	1,809,000
Tax fees(3)	1,147,000	456,000

Total fees	$3,847,000	2,265,000

(1)
Such fees with respect to 2016 and 2015 exclude audit fees, audit related fees and tax fees billed by KPMG LLP to Sirius XM for services rendered. Sirius XM is a separate public company and its audit fees, audit related fees, tax fees and all other fees (which aggregated $2,382,900 in 2016 and $2,162,500 in 2015) are reviewed and approved by the audit committee of the board of directors of Sirius XM.

(2)
Consists of audit related fees with respect to due diligence related to potential business combinations.

(3)
Tax fees consist of tax compliance and consultations regarding the tax implications of certain transactions.

        Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and believes that the provision of such other services is compatible with KPMG LLP maintaining its independence.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        Our audit committee has adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide the following services (all of which are collectively referred to as pre-approved services):

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  audit services as specified in the policy, including (i) financial audits of our company and our subsidiaries, (ii) services associated with registration statements, periodic reports and other documents filed or issued in connection with securities offerings (including comfort letters and consents), (iii) attestations of management reports on our internal controls and (iv) consultations with management as to accounting or disclosure treatment of transactions;

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  audit related services as specified in the policy, including (i) due diligence services, (ii) financial statement audits of employee benefit plans, (iii) consultations with management as to the accounting or disclosure treatment of transactions, (iv) attest services not required by statute or regulation, (v) certain audits incremental to the audit of our consolidated financial statements, (vi) closing balance sheet audits related to dispositions, and (vii) general assistance with implementation of the requirements of certain SEC rules or listing standards; and

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  tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, expatriate tax assistance and compliance and tax due diligence and advice regarding mergers and acquisitions.

        Notwithstanding the foregoing general pre-approval, if, in the reasonable judgment of Liberty Media's Chief Financial Officer or Senior Vice President and Controller, an individual project involving the provision of pre-approved services is likely to result in fees in excess of $100,000, or if individual projects under $100,000 are likely to equal or exceed $500,000 during the period between the regularly scheduled meetings of the audit committee, then such projects will require the specific pre-approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to the chairman of the audit committee, subject to his subsequent disclosure to the entire audit committee of the granting of any such approval. Brian M. Deevy currently serves as the chairman of our audit committee. In addition, the independent auditor is required to provide a report at each regularly scheduled audit committee meeting on all pre-approved services incurred during the preceding quarter. Any engagement of our independent auditors for services other than the pre-approved services requires the specific approval of our audit committee.

        Under our policy, any fees incurred by Sirius XM in connection with the provision of services by Sirius XM's independent auditor, are expected to be reviewed and approved by Sirius XM's audit committee pursuant to Sirius XM's policy regarding the pre-approval of all audit and permissible non-audit services provided by its independent auditor in effect at the time of such approval. Such approval by Sirius XM's audit committee pursuant to its policy is deemed to be pre-approval of the services by our audit committee.

        Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

        All services provided by our independent auditor during 2016 were approved in accordance with the terms of the policy in place.

Vote and Recommendation

        The affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, is required to approve the auditors ratification proposal.

        Our board of directors unanimously recommends a vote "FOR" the auditors ratification proposal.

 PROPOSAL 3—INCENTIVE PLAN PROPOSAL

        The following is a description of the material provisions of the Liberty Media Corporation 2017 Omnibus Incentive Plan (the 2017 incentive plan). The summary that follows is not intended to be complete, and we refer you to the copy of the 2017 incentive plan set forth as Annex A to this proxy statement for a complete statement of its terms and provisions.

Key Features of the 2017 Incentive Plan

  •
  No Discounted Options or SARs.  Stock options and SARs may not be granted with an exercise price below fair market value.

  •
  Dividend Equivalents.  Only an award of restricted stock units (RSUs) may include dividend equivalents. With respect to a performance-based award, dividend equivalents may only be paid to the extent the underlying award is actually paid.

  •
  Limited Terms for Options and SARs.  The term for stock options and SARs granted under the 2017 incentive plan is limited to ten years.

  •
  No Transferability.  Awards generally may not be transferred, except as permitted by will or the laws of descent and distribution or pursuant to a domestic relations order, unless otherwise provided for in an award agreement.

  •
  Award Limitations.  In any calendar year, no employee or independent contractor may be granted awards relating to more than 8 million shares of our common stock or cash awards in excess of $10 million and no nonemployee director may be granted awards having a value that would be in excess of $2 million on the date of grant.

Liberty Media Corporation 2017 Omnibus Incentive Plan

        Our board determined to adopt the 2017 incentive plan, in part, because each of the Liberty Media Corporation 2013 Incentive Plan (Amended and Restated as of March 31, 2015) (the 2013 incentive plan) and the Liberty Media Corporation 2013 Nonemployee Director Incentive Plan (Amended and Restated December 17, 2015) (the 2013 Nonemployee Director Plan, and together with the 2013 incentive plan, the 2013 Plans) provides that no new awards may be granted thereunder on or after January 11, 2018, the fifth anniversary of these plans' respective effective date. If the 2017 incentive plan is approved, no additional awards will be made under the 2013 Plans, the shares that remain available for grant under the 2013 Plans will not be used and only the 50 million shares reserved under the 2017 incentive plan (as described below) will be available for grant. The 2017 incentive plan is structured as an omnibus plan under which awards may be made to our company's officers, employees, independent contractors and nonemployee directors. A summary of certain terms of the 2017 incentive plan is set forth below.

        The 2017 incentive plan is administered by the compensation committee of our board of directors, other than awards granted to nonemployee directors which may be administered by our full board of directors or the compensation committee. The 2017 incentive plan is designed to provide additional remuneration to eligible officers and employees of our company, our nonemployee directors and independent contractors and to encourage their investment in our capital stock, thereby increasing their proprietary interest in our business. The 2017 incentive plan is also intended to (1) attract persons of exceptional ability to become our officers and employees, and (2) induce nonemployee directors and independent contractors to provide services to us. Such persons will be eligible to participate in and may be granted awards under the 2017 incentive plan. The number of individuals who will receive awards under the 2017 incentive plan will vary from year to year and will depend on various factors, such as the number of promotions and our hiring needs during the year, and whether employees, nonemployee directors or independent contractors of our subsidiaries are granted awards. Therefore, we cannot predict the number of future award recipients.

        Under the 2017 incentive plan, the compensation committee may grant non-qualified stock options, stock appreciation rights (SARs), restricted shares, RSUs, cash awards, performance awards or any combination of the foregoing (as used in this description of the 2017 incentive plan, collectively, awards). The maximum number of shares of our common stock with respect to which awards may be granted under the 2017 incentive plan is 50 million shares, subject to anti-dilution and other adjustment provisions of the 2017 incentive plan. With limited exceptions, no employee or independent contractor will be granted in any calendar year awards under the 2017 incentive plan covering more than 8 million shares of our common stock, subject to anti-dilution and other adjustment provisions of the 2017 incentive plan. In addition, no employee or independent contractor may receive payment for cash awards during any calendar year aggregating in excess of $10 million. No nonemployee director may be granted during any calendar year awards having a value (as determined on the grant date of such award) that would be in excess of $2 million.

        Shares of our common stock issuable pursuant to awards made under the 2017 incentive plan will be made available from either authorized but unissued shares of our common stock or shares of our common stock that we have issued but reacquired, including shares purchased in the open market. Shares of our common stock that are subject to (i) any award granted under the 2017 incentive plan that expires, terminates or is cancelled or annulled for any reason without having been exercised, (ii) any award of any SARs granted under the 2017 incentive plan the terms of which provide for settlement in cash, and (iii) any award of restricted shares or RSUs granted under the 2017 incentive plan that shall be forfeited prior to becoming vested, will once again be available for issuance under the 2017 incentive plan. Shares of our common stock that are (i) not issued or delivered as a result of the net settlement of an outstanding option or SAR, (ii) used to pay the purchase price or withholding taxes relating to an outstanding award, or (iii) repurchased in the open market with the proceeds of an option purchase price will not again be made available for issuance under the 2017 incentive plan.

        Subject to the provisions of the 2017 incentive plan, the compensation committee is authorized to establish, amend and rescind such rules and regulations as it deems necessary or advisable for the proper administration of the 2017 incentive plan and to take such other action in connection with or in relation to the 2017 incentive plan as it deems necessary or advisable.

        Unless otherwise determined by the compensation committee and expressly provided for in an agreement, awards are not transferrable except as permitted by will or the laws of descent and distribution or pursuant to a domestic relations order.

        Stock Options.    Non-qualified stock options awarded under the 2017 incentive plan will entitle the holder to purchase a specified number of shares of a series of our common stock at a specified exercise price subject to the terms and conditions of the applicable option grant. The exercise price of an option awarded under the 2017 incentive plan may be no less than the fair market value of the shares of the applicable series of our common stock as of the day the option is granted. The term of an option may not exceed ten years; however, if the term of an option expires when trading in our common stock is prohibited by law or our company's policy, the option will expire on the 30th day after the expiration of such prohibition. The compensation committee will determine, and each individual award agreement will provide, (1) the series and number of shares of our common stock subject to the option, (2) the per share exercise price, (3) whether that price is payable in cash, by check, by promissory note, in whole shares of any series of our common stock, by the withholding of shares of our common stock issuable upon exercise of the option, by cashless exercise, or any combination of the foregoing, (4) other terms and conditions of exercise, (5) restrictions on transfer of the option and (6) other provisions not inconsistent with the 2017 incentive plan. Dividend equivalents will not be paid with respect to any stock options.

        Stock Appreciation Rights.    A SAR awarded under the 2017 incentive plan entitles the recipient to receive a payment in stock or cash equal to the excess of the fair market value (on the day the SAR is exercised) of a share of the applicable series of our common stock with respect to which the SAR was granted over the base price specified in the grant. A SAR may be granted to an option holder with respect to all or a portion of the shares of our common stock subject to a related stock option (a tandem SAR) or granted separately to an eligible person (a free standing SAR). Tandem SARs are exercisable only at the time and to the extent that the related stock option is exercisable. Upon the exercise or termination of the related stock option, the related tandem SAR will be automatically cancelled to the extent of the number of shares of our common stock with respect to which the related stock option was so exercised or terminated. The base price of a tandem SAR is equal to the exercise price of the related stock option. Free standing SARs are exercisable at the time and upon the terms and conditions provided in the relevant award agreement. The term of a free standing SAR may not exceed ten years; however, if the term of a free standing SAR expires when trading in our common stock is prohibited by law or our company's policy, the free standing SAR will expire on the 30th day after the expiration of such prohibition. The base price of a free standing SAR may be no less than the fair market value of a share of the applicable series of our common stock as of the day the SAR is granted. Dividend equivalents will not be paid with respect to any SARs.

        Restricted Shares and RSUs.    Restricted shares are shares of our common stock that become vested and may be transferred upon completion of the restriction period. The compensation committee will determine, and each individual award agreement will provide, (1) the price, if any, to be paid by the recipient of the restricted shares, (2) whether dividends or distributions paid with respect to restricted shares will be retained by us during the restriction period (retained distributions), (3) whether the holder of the restricted shares may be paid a cash amount any time after the shares become vested, (4) the vesting date or vesting dates (or basis of determining the same) for the award and (5) other terms and conditions of the award. The holder of an award of restricted shares, as the registered owner of such shares, may vote the shares.

        A RSU is a unit evidencing the right to receive, in specified circumstances, one share of the specified series of our common stock, or, in the discretion of the company, its cash equivalent, subject to a restriction period or forfeiture conditions. The compensation committee will be authorized to award RSUs based upon the fair market value of shares of any series of our common stock under the 2017 incentive plan. The compensation committee will determine, and each individual award agreement will provide, the terms, conditions, restrictions, vesting requirements and payment rules for awards of RSUs, including whether the holder will be entitled to dividend equivalent payments with respect to the RSUs. RSUs will be issued at the beginning of the restriction period and holders will not be entitled to shares of our common stock covered by RSU awards until such shares are issued to the holder at the end of the restriction period.

        Upon the applicable vesting date, all or the applicable portion of restricted shares or RSUs will vest, any retained distributions or unpaid dividend equivalents with respect to the restricted shares or RSUs will vest to the extent that the awards related thereto have vested, and any cash amount to be received by the holder with respect to the restricted shares or RSUs will become payable, all in accordance with the terms of the individual award agreement. The compensation committee may permit a holder to elect to defer delivery of any restricted shares or RSUs that become vested and any related cash payments, retained distributions or dividend equivalents, provided that such deferral elections are made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the Code).

        Cash Awards.    The compensation committee will also be authorized to provide for the grant of cash awards under the 2017 incentive plan. A cash award is a bonus paid in cash that may be based upon the attainment of one or more performance goals over a performance period established by the compensation committee. The terms, conditions and limitations applicable to any cash awards will be determined by the compensation committee.

        Performance Awards.    At the discretion of the compensation committee, any of the above-described awards may be designated as a performance award. All cash awards shall be designated as performance awards. Performance awards are contingent upon performance measures applicable to a particular period, as established by the compensation committee and set forth in individual agreements, based upon any one or more of the following business criteria:

  •
  increased revenue;

  •
  net income measures (including income after capital costs and income before or after taxes);

  •
  stock price measures (including growth measures and total stockholder return);

  •
  price per share of our common stock;

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  market share;

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  earnings per share (actual or targeted growth);

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  earnings before interest, taxes, depreciation and amortization (EBITDA);

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  operating income before depreciation and amortization (OIBDA);

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  economic value added (or an equivalent metric);

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  market value added;

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  debt to equity ratio;

  •
  cash flow measures (including cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities);

  •
  return measures (including return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors' capital and return on average equity);

  •
  operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency);

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  expense measures (including overhead cost and general and administrative expense);

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  margins;

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  stockholder value;

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  total stockholder return;

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  proceeds from dispositions;

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  total market value; and

  •
  corporate values measures (including ethics compliance, environmental and safety).

        Performance measures may apply to the award recipient, to one or more business units, divisions or subsidiaries of our company or an applicable sector of our company, or to our company as a whole, or any entity or entities to which our company or its subsidiaries are providing services. Goals may also be based on performance relative to a peer group of companies. A performance measure need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). If the compensation committee intends for the performance award to be granted and administered in a manner that preserves the deductibility of the compensation resulting from such award in accordance with Section 162(m) of the Code, the applicable performance goals must be established (1) no later than 90 days after the commencement of the period of service to which the performance goals relate and (2) prior to the completion of 25% of such period of service. The compensation committee will have no discretion to modify or waive such performance goals to increase the amount of compensation payable that would otherwise be due upon attainment of the goal, unless the applicable award is not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the relevant agreement provides for such discretion. The compensation committee shall have the authority to determine whether the performance measures and other terms and conditions of the award are satisfied, and the compensation committee's determination as to the achievement of performance measures relating to a performance award shall be made in writing. Section 162(m) of the Code generally disallows deductions for compensation in excess of $1 million for our Chief Executive Officer and our three other most highly compensated executive officers (other than the Chief Financial Officer), unless the awards meet the requirements for being performance-based.

        Awards Generally.    Awards under the 2017 incentive plan may be granted either individually, in tandem or in combination with each other. Where applicable, the securities underlying, or relating to, awards granted under the 2017 incentive plan may be shares of LSXMA, LSXMB, LSXMK, BATRA, BATRB, BATRK, FWONA, FWONB or FWONK as provided in the relevant grant. The closing prices of LSXMA, LSXMK, BATRA, BATRK, FWONA, FWONB or FWONK shares were $38.94, $38.89, $23.51, $23.47, $31.74, $30.60 and $33.40, respectively, as of April 12, 2017. The closing price of LSXMB shares was $40.31 on April 4, 2017 and the closing price of BATRB shares was $23.92 on April 10, 2017. Under certain conditions, including the occurrence of certain approved transactions, a board change or a control purchase (all as defined in the 2017 incentive plan), options and SARs will become immediately exercisable, and the restrictions on restricted shares and RSUs will lapse, unless individual agreements state otherwise or the compensation committee determines in connection with an approved transaction that the vesting and exercisability of awards will not accelerate because action has been taken to provide for a substantially equivalent substitute award. At the time an award is granted, the compensation committee will determine, and the relevant agreement will provide for, any vesting or early termination, upon a holder's termination of employment or service with our company, of any unvested options, SARs, RSUs or restricted shares and the period during which any vested options and SARs must be exercised. Unless otherwise provided in the relevant agreement, (1) no option or SAR may be exercised after its scheduled expiration date (however, if the term of an option or SAR expires when trading in our common stock is prohibited by law or our company's insider trading policy, then the term of such option or SAR shall expire on the 30th day after the expiration of such prohibition), (2) if the holder's service terminates by reason of death or disability (as defined in the 2017 incentive plan), his or her options or SARs shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration date) and (3) any termination of the holder's service for "cause" (as defined in the 2017 incentive plan) will result in the immediate termination of all options and SARs and the forfeiture of all rights to any restricted shares, RSUs, retained distributions, unpaid dividend equivalents and related cash amounts held by such terminated holder. If a holder's service terminates due to death or disability, options and SARs will become immediately exercisable, and the restrictions on restricted shares and RSUs will lapse and become fully vested, unless individual agreements state otherwise.

        Adjustments.    The number and kind of shares of our common stock that may be awarded or otherwise made subject to awards under the 2017 incentive plan, the number and kind of shares of our common stock covered by outstanding awards and the purchase or exercise price and any relevant appreciation base with respect to any of the foregoing will be subject to appropriate adjustment as the compensation committee deems equitable, in its sole discretion, in the event (1) we subdivide the outstanding shares of any series of our common stock into a greater number of shares of such series of common stock, (2) we combine the outstanding shares of any series of our common stock into a smaller number of shares of such series of common stock or (3) there is a stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, stock redemption, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase any series of our common stock, or any other similar corporate event (including mergers or consolidations, other than approved transactions (as defined in the 2017 incentive plan) for which other provisions are made pursuant to the 2017 incentive plan). In addition, in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the compensation committee has the discretion to (i) provide, prior to the transaction, for the acceleration of vesting and exercisability, or lapse of restrictions, with respect to the awards, or in the case of a cash merger, termination of unexercised awards, or (ii) cancel such awards and deliver cash to holders based on the fair market value of such awards as determined by the compensation committee, in a manner that is in compliance with the requirements of Section 409A of the Code. If the purchase price of options or the base price of SARs, as applicable, is greater than the fair market value of such options or SARs, the options or SARs may be canceled for no consideration.

        Amendment and Termination.    The 2017 incentive plan will terminate on the fifth anniversary of the plan's effective date (which will be the date of the 2017 annual meeting of stockholders if the 2017 incentive plan is approved) unless earlier terminated by the compensation committee. The compensation committee may suspend, discontinue, modify or amend the 2017 incentive plan at any time prior to its termination, except that outstanding awards may not be amended to reduce the purchase or base price of outstanding options or SARs. However, before an amendment may be made that would adversely affect a participant who has already been granted an award, the participant's consent must be obtained, unless the change is necessary to comply with Section 409A of the Code.

U.S. Federal Income Tax Consequences of Awards Granted under the 2017 incentive plan

Consequences to Participants

        The following is a summary of the U.S. federal income tax consequences that generally will arise with respect to awards granted under the 2017 incentive plan and with respect to the sale of any shares of our common stock acquired under the 2017 incentive plan. This general summary does not purport to be complete, does not describe any state, local or non-U.S. tax consequences, and does not address issues related to the tax circumstances of any particular recipient of an award under the 2017 incentive plan.

        Non-Qualified Stock Options; SARs.    Holders will not recognize taxable income upon the grant of a non-qualified stock option or a SAR. Upon the exercise of a non-qualified stock option or a SAR, the holder will recognize ordinary income (subject to withholding, if applicable) in an amount equal to the excess of (1) the fair market value on the date of exercise of the shares received over (2) the exercise price or base price (if any) he or she paid for the shares. The holder will generally have a tax basis in any shares of our common stock received pursuant to the exercise of a SAR, or pursuant to the cash exercise of a non-qualified stock option, that equals the fair market value of such shares on the date of exercise. The disposition of the shares of our common stock acquired upon exercise of a non-qualified stock option will ordinarily result in capital gain or loss. We are entitled to a deduction in an amount equal to the income recognized by the holder upon the exercise of a non-qualified stock option or SAR.

        Cash Awards; RSUs; Restricted Shares.    A holder will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time such cash is otherwise made available for the holder to draw upon it, and we will have a corresponding deduction for federal income tax purposes, subject to certain limits on deductibility discussed below. A holder will not have taxable income upon the grant of a RSU but rather will generally recognize ordinary compensation income at the time the award is settled in an amount equal to the fair market value of the shares received, at which time we will have a corresponding deduction for federal income tax purposes, subject to certain limits on deductibility discussed below.

        Generally, a holder will not recognize taxable income upon the grant of restricted shares, and we will not be entitled to any federal income tax deduction upon the grant of such award. The value of the restricted shares will generally be taxable to the holder as compensation income in the year or years in which the restrictions on the shares of common stock lapse. Such value will equal the fair market value of the shares on the date or dates the restrictions terminate. A holder, however, may elect pursuant to Section 83(b) of the Code to treat the fair market value of the shares subject to the restricted share award on the date of such grant as compensation income in the year of the grant of the restricted share award. The holder must make such an election pursuant to Section 83(b) of the Code within 30 days after the date of grant. If such an election is made and the holder later forfeits the restricted shares to us, the holder will not be allowed to deduct, at a later date, the amount such holder had earlier included as compensation income. In any case, we will receive a deduction for federal income tax purposes corresponding in amount to the amount of compensation included in the holder's income in the year in which that amount is so included, subject to certain limits on deductibility discussed below.

        A holder who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time the holder recognizes income under the rules described above with respect to the cash or the shares of our common stock received pursuant to awards. Dividends that are received by a holder prior to the time that the restricted shares are taxed to the holder under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis of a holder in the shares of our common stock received will equal the amount recognized by the holder as compensation income under the rules described in the preceding paragraph, and the holder's holding period in such shares will commence on the date income is so recognized.

        Certain Tax Code Limitations on Deductibility.    In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability to obtain a deduction for awards under the 2017 incentive plan could also be limited by Section 280G of the Code, which provides that certain excess parachute payments made in connection with a change in control of an employer are not deductible. The ability to obtain a deduction for amounts paid under the 2017 incentive plan could also be affected by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, certain exceptions apply to this limitation in the case of qualified performance-based compensation. In certain cases, we may determine it is in our interests to not satisfy the requirements for the qualified performance-based exception. Stockholder approval of the 2017 incentive plan will allow our compensation committee to structure awards in a manner that may qualify for these requirements.

        Code Section 409A.    Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (1) the timing of payment, (2) the advance election of deferrals, and (3) restrictions on the acceleration of payment. Failure to comply with Section 409A of the Code may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on such deferred amounts included in the participant's income. We intend to structure awards under the 2017 incentive plan in a manner that is designed to be exempt from or comply with Section 409A of the Code.

New Plan Benefits

        Due to the nature of the 2017 incentive plan and the discretionary authority afforded the compensation committee in connection with the administration thereof, we cannot determine or predict the value, number or type of awards to be granted pursuant to the 2017 incentive plan.

        Prior to the date of this proxy statement, we have not granted any awards under the 2017 incentive plan with respect to shares of our common stock.

Vote and Recommendation

        The affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, is required to approve the 2017 incentive plan proposal.

        Our board of directors unanimously recommends a vote "FOR" the approval of the Liberty Media Corporation 2017 Omnibus Incentive Plan.

MANAGEMENT AND GOVERNANCE MATTERS

Executive Officers

        The following lists the executive officers of our company (other than Gregory B. Maffei, our President and Chief Executive Officer, and John C. Malone, our Chairman of the Board, who also serve as directors of our company and who are listed under "Proposals of Our Board—Proposal 1—The Election of Directors Proposal"), their ages and a description of their business experience, including positions held with our company. All positions referenced in the table below with our company include, where applicable, positions with our predecessors.

Name	Positions
Richard N. Baer Age: 60	Mr. Baer has served as Chief Legal Officer of our company, Liberty Interactive, Liberty TripAdvisor and Liberty Broadband since January 2016 and Liberty Expedia since March 2016. He previously served as Senior Vice President and General Counsel of our company and Liberty Interactive from January 2013 to December 2015, Liberty TripAdvisor from July 2013 to December 2015 and Liberty Broadband from June 2014 to December 2015. Previously, Mr. Baer served as Executive Vice President and Chief Legal Officer of UnitedHealth Group Incorporated from May 2011 to December 2012. He served as Executive Vice President and General Counsel of Qwest Communications International Inc. from December 2002 to April 2011 and Chief Administrative Officer from August 2008 to April 2011.
Albert E. Rosenthaler Age: 57

Mr. Rosenthaler has served as Chief Corporate Development Officer of our company, Liberty Interactive, Liberty TripAdvisor, Liberty Broadband and Liberty Expedia since October 2016. He previously served as Chief Tax Officer of our company, Liberty Interactive, Liberty TripAdvisor and Liberty Broadband from January 2016 to September 2016 and Liberty Expedia from March 2016 to September 2016. He previously served as a Senior Vice President of our company (including our predecessor) from May 2007 to December 2015, Liberty Interactive (including its predecessor) from April 2002 to December 2015, Liberty TripAdvisor from July 2013 to December 2015 and Liberty Broadband from June 2014 to December 2015.

Mark D. Carleton Age: 56

Mr. Carleton has served as Chief Financial Officer of our company, Liberty Interactive and Liberty Broadband since October 2016. He previously served as Chief Development Officer of our company, Liberty Interactive, Liberty Broadband and Liberty TripAdvisor from January 2016 to September 2016, as a Senior Vice President of our company from January 2013 to December 2015, of Liberty Broadband from October 2014 to December 2015, and of Liberty Interactive from November 2014 to December 2015, and as a Senior Vice President of predecessors of Liberty Media from December 2003 to January 2013. Prior to that time, Mr. Carleton served as a partner at KPMG LLP.

        Our executive officers will serve in such capacities until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of our executive officers or directors, by blood, marriage or adoption, other than Evan D. Malone, who is the son of John C. Malone.

        During the past ten years, none of our directors and executive officers has had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

        Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us during our most recent fiscal year, or written representations that no Forms 5 were required, we believe that, during the year ended December 31, 2016, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were met, with the exception of one Form 4 reporting one transaction by Larry E. Romrell and one Form 4 reporting two transactions by Christopher W. Shean, our former Chief Financial Officer, each of which were filed on an untimely basis.

Code of Ethics

        We have adopted a code of ethics that applies to all of our employees, directors and officers, which constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act. Our code of ethics is available on our website at www.libertymedia.com.

Director Independence

        It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with us. To assist our board of directors in determining which of our directors qualify as independent for purposes of Nasdaq rules as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board of directors follows the Corporate Governance Rules of The Nasdaq Stock Market on the criteria for director independence.

        Our board of directors has determined that each of Robert R. Bennett, Brian M. Deevy, M. Ian G. Gilchrist, David E. Rapley, Larry E. Romrell and Andrea L. Wong qualifies as an independent director of our company.

Board Composition

        As described above under "Proposals of Our Board—Proposal 1—The Election of Directors Proposal," our board is comprised of directors with a broad range of backgrounds and skill sets, including in media and telecommunications, science and technology, venture capital, investment banking, auditing and financial engineering. Our board is also chronologically diverse with our members' ages spanning four decades. For more information on our policies with respect to board candidates, see "—Committees of the Board of Directors—Nominating and Corporate Governance Committee" below.

Board Leadership Structure

        Our board has separated the positions of Chairman of the Board and Chief Executive Officer (principal executive officer). John C. Malone, one of our largest stockholders, holds the position of Chairman of the Board, leads our board and board meetings and provides strategic guidance to our Chief Executive Officer. Gregory B. Maffei, our President, holds the position of Chief Executive Officer, leads our management team and is responsible for driving the performance of our company. We believe this division of responsibility effectively assists our board in fulfilling its duties.

Board Role in Risk Oversight

        The board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. Our audit committee oversees management of financial risks and risks relating to potential conflicts of interest. Our compensation committee oversees the management of risks relating to our compensation arrangements with senior officers. Our nominating and corporate governance committee oversees risks associated with the independence of the board. These committees then provide reports periodically to the full board. The oversight responsibility of the board and its committees is enabled by management reporting processes that are designed to provide visibility to the board about the identification, assessment and management of critical risks. These areas of focus include strategic, operational, financial and reporting, succession and compensation, legal and compliance, and other risks. Our management reporting processes include regular reports from our Chief Executive Officer, which are prepared with input from our senior management team, and also include input from our Internal Audit group.

Committees of the Board of Directors

  Executive Committee

        Our board of directors has established an executive committee, whose members are John C. Malone, Gregory B. Maffei and Robert R. Bennett. Except as specifically prohibited by the General Corporation Law of the State of Delaware, the executive committee may exercise all the powers and authority of our board of directors in the management of our business and affairs, including the power and authority to authorize the issuance of shares of our capital stock.

  Compensation Committee

        Our board of directors has established a compensation committee, whose chairman is M. Ian G. Gilchrist and whose other members are David E. Rapley and Andrea L. Wong. See "—Director Independence" above.

        The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers. The compensation committee also reviews and approves the compensation of our Chief Executive Officer, Chief Legal Officer, Chief Financial Officer and Chief Corporate Development Officer, and oversees the compensation of the chief executive officers of our non-public operating subsidiaries. For a description of our processes and policies for consideration and determination of executive compensation, including the role of our Chief Executive Officer and outside consultants in determining or recommending amounts and/or forms of compensation, see "Executive Compensation—Compensation Discussion and Analysis."

        Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.libertymedia.com.

  Compensation Committee Report

        The compensation committee has reviewed and discussed with our management the "Compensation Discussion and Analysis" included under "Executive Compensation" below. Based on such review and discussions, the compensation committee recommended to our board of directors that the "Compensation Discussion and Analysis" be included in this proxy statement.

Submitted by the Members of the Compensation Committee M. Ian G. Gilchrist David E. Rapley Andrea L. Wong

  Compensation Committee Interlocks and Insider Participation

        No member of our compensation committee during 2016 is or has been an officer or employee of our company, or has engaged in any related party transaction in which our company was a participant.

  Nominating and Corporate Governance Committee

        Our board of directors has established a nominating and corporate governance committee, whose chairman is David E. Rapley and whose other members are M. Ian G. Gilchrist, Larry E. Romrell and Andrea L. Wong. See "—Director Independence" above.

        The nominating and corporate governance committee identifies individuals qualified to become board members consistent with criteria established or approved by our board of directors from time to time, identifies director nominees for upcoming annual meetings, develops corporate governance guidelines applicable to our company and oversees the evaluation of our board and management.

        The nominating and corporate governance committee will consider candidates for director recommended by any stockholder provided that such recommendations are properly submitted. Eligible stockholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Corporate Secretary, Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. Stockholder recommendations must be made in accordance with our bylaws, as discussed under "Stockholder Proposals" below, and contain the following information:

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  the name and address of the proposing stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and documentation indicating the number of shares of our common stock owned beneficially and of record by such person and the holder or holders of record of those shares, together with a statement that the proposing stockholder is recommending a candidate for nomination as a director;

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  the candidate's name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate's qualifications, as described below;

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  a statement detailing any relationship, arrangement or understanding between the proposing stockholder and/or beneficial owner(s), if different, and any other person(s) (including their names) under which the proposing stockholder is making the nomination and any affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) of such proposing stockholder(s) or beneficial owner (each a Proposing Person);

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  a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board of directors;

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  any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

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  a representation as to whether the Proposing Person intends (or is part of a group that intends) to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

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  a representation by each Proposing Person who is a holder of record of our common stock as to whether the notice is being given on behalf of the holder of record and/or one or more beneficial owners, the number of shares held by any beneficial owner along with evidence of such beneficial ownership and that such holder of record is entitled to vote at the annual stockholders meeting and intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election;

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  a written consent of the candidate to be named in the proxy statement and to serve as a director, if nominated and elected;

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  a representation as to whether the Proposing Person has received any financial assistance, funding or other consideration from any other person regarding the nomination (a Stockholder Associated Person) (including the details of such assistance, funding or consideration); and

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  a representation as to whether and the extent to which any hedging, derivative or other transaction has been entered into with respect to our company within the last six months by, or is in effect with respect to, the Proposing Person, any person to be nominated by the proposing stockholder or any Stockholder Associated Person, the effect or intent of which transaction is to mitigate loss to or manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proposing Person, its nominee, or any such Stockholder Associated Person.

        In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing stockholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

        To be nominated to serve as a director, a nominee need not meet any specific minimum criteria. However, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity, values and judgment and should be committed to the long-term interests of our stockholders. When evaluating a potential director nominee, including one recommended by a stockholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

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  independence from management;

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  his or her unique background, including education, professional experience and relevant skill sets;

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  judgment, skill, integrity and reputation;

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  existing commitments to other businesses as a director, executive or owner;

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  personal conflicts of interest, if any; and

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  the size and composition of the existing board of directors, including whether the potential director nominee would positively impact the composition of the board by bringing a new perspective or viewpoint to the board of directors.

        The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The nominating and corporate governance committee does not have a formal policy with respect to diversity; however, our board and the nominating and corporate governance committee believe that it is important that our board members represent diverse viewpoints.

        When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to our board of directors, it may recommend to the full board that candidate's nomination and election.

        Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating and corporate governance committee will consider the director's past attendance at, and participation in, meetings of the board of directors and its committees and the director's formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member.

        The members of our nominating and corporate governance committee have determined that Messrs. Evan D. Malone, Rapley and Romrell, who are nominated for election at the annual meeting, continue to be qualified to serve as directors of our company and such nominations were approved by the entire board of directors.

        Our board of directors has adopted a written charter for the nominating and corporate governance committee. Our board of directors has also adopted corporate governance guidelines, which were developed by the nominating and corporate governance committee. The charter and the corporate governance guidelines are available on our website at www.libertymedia.com.

  Audit Committee

        Our board of directors has established an audit committee, whose chairman is Brian M. Deevy and whose other members are M. Ian G. Gilchrist and Larry E. Romrell. See "—Director Independence" above.

        Our board of directors has determined that Mr. Gilchrist is an "audit committee financial expert" under applicable SEC rules and regulations. The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The committee's functions include, among other things:

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  appointing or replacing our independent auditors;

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  reviewing and approving in advance the scope and the fees of our annual audit and reviewing the results of our audits with our independent auditors;

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  reviewing and approving in advance the scope and the fees of non-audit services of our independent auditors;

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  reviewing compliance with and the adequacy of our existing major accounting and financial reporting policies;

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  reviewing our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

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  confirming compliance with applicable SEC and stock exchange rules; and

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  preparing a report for our annual proxy statement.

        Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.libertymedia.com.

  Audit Committee Report

        Each member of the audit committee is an independent director as determined by our board of directors, based on the listing standards of The Nasdaq Stock Market. Each member of the audit committee also satisfies the SEC's independence requirements for members of audit committees. Our board of directors has determined that Mr. Gilchrist is an "audit committee financial expert" under applicable SEC rules and regulations.

        The audit committee reviews our financial reporting process on behalf of our board of directors. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. Our independent auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. Our independent auditor also expresses its opinion as to the effectiveness of our internal control over financial reporting.

        Our audit committee has reviewed and discussed with management and KPMG LLP our most recent audited consolidated financial statements, as well as management's assessment of the effectiveness of our internal control over financial reporting and KPMG LLP's evaluation of the effectiveness of our internal control over financial reporting. Our audit committee has also discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees, including that firm's judgment about the quality of our accounting principles, as applied in its financial reporting.

        KPMG LLP has provided our audit committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP that firm's independence from the company and its subsidiaries.

        Based on the reviews, discussions and other considerations referred to above, our audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 (the 2016 Form 10-K), which was filed on February 28, 2017 with the SEC.

Submitted by the Members of the Audit Committee Brian M. Deevy M. Ian G. Gilchrist Larry E. Romrell

  Other

        Our board of directors, by resolution, may from time to time establish other committees of our board of directors, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of our board of directors, subject to applicable law.

Board Meetings

        During 2016, there were nine meetings of our full board of directors, one meeting of our executive committee, thirteen meetings of our compensation committee, two meetings of our nominating and corporate governance committee and six meetings of our audit committee.

Director Attendance at Annual Meetings

        Our board of directors encourages all members of the board to attend each annual meeting of our stockholders. Eight of the nine directors then serving attended our 2016 annual meeting of stockholders.

Stockholder Communication with Directors

        Our stockholders may send communications to our board of directors or to individual directors by mail addressed to the Board of Directors or to an individual director c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. All such communications from stockholders will be forwarded to our directors on a timely basis.

Executive Sessions

        In 2016, the independent directors of our company, then serving, met at three executive sessions without management participation.

        Any interested party who has a concern regarding any matter that it wishes to have addressed by our independent directors, as a group, at an upcoming executive session may send its concern in writing addressed to Independent Directors of Liberty Media Corporation, c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. The current independent directors of our company are Robert R. Bennett, Brian M. Deevy, M. Ian G. Gilchrist, David E. Rapley, Larry E. Romrell and Andrea L. Wong.

EXECUTIVE COMPENSATION

        This section sets forth information relating to, and an analysis and discussion of, compensation paid by our company to the following persons (who we collectively refer to as our named executive officers):

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  John C. Malone, our Chairman of the Board;

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  Gregory B. Maffei, our Chief Executive Officer and President;

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  Mark D. Carleton, our Chief Financial Officer;

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  Richard N. Baer and Albert E. Rosenthaler, our other two most highly compensated executive officers at the end of 2016; and

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  Christopher W. Shean, our former Chief Financial Officer.

Compensation Discussion and Analysis

  Compensation Overview

        Our compensation committee of our board of directors has responsibility for establishing, implementing and regularly monitoring adherence to our compensation philosophy. That philosophy seeks to align the interests of the named executive officers with those of our stockholders, with the ultimate goal of appropriately motivating our executives to increase long-term stockholder value. To that end, the compensation packages provided to the named executive officers (other than Mr. Malone) include significant performance-based bonuses and significant equity incentive awards, including equity awards that vest many years after initial grant.

        Our compensation committee seeks to approve a compensation package for each named executive officer that is commensurate with the responsibilities and proven performance of that executive and that is competitive relative to the compensation packages paid to similarly situated executives in other companies. Our compensation committee does not engage in any regular benchmarking analysis; rather, it is familiar with the range of total compensation paid by other companies and periodically reviews survey information provided by Mercer (US) Inc. (Mercer) and others. Our compensation committee uses this range and survey data as a guide to ensure that the named executive officers receive attractive compensation packages. Our compensation committee believes that our compensation packages should assist our company in attracting and retaining key executives critical to our long-term success.

        At our 2015 annual stockholder meeting, stockholders representing 79.4% of the aggregate voting power of Liberty Media present and entitled to vote on our say-on-pay proposal approved, on an advisory basis, our executive compensation disclosed in our proxy statement for the 2015 annual meeting of stockholders. No material changes were implemented to our executive compensation program as a result of this vote. In 2012, the stockholders of our predecessor parent company (currently Starz Acquisition, LLC or Old LMC) elected to hold a say-on-pay vote every three years, and we assumed the results of that vote in connection with the spin-off in 2013 of our company from Old LMC (the LMC Spin-Off). Starz Acquisition, LLC, which was formerly known as Starz prior to its December 2016 acquisition by Lions Gate Entertainment Corp., will be referred to herein as Starz.

  Services Agreements

        In connection with prior spin-off or split off transactions involving our company or Liberty Interactive, we entered into transitional services arrangements with each of Liberty Interactive, Starz, Liberty Broadband, Liberty TripAdvisor, CommerceHub, Inc. (CommerceHub) and Liberty Expedia. Pursuant to these arrangements, our employees provide services to these companies and our company is reimbursed for the time spent serving these companies.

        Liberty Interactive Corporation.    We assumed a services agreement with Liberty Interactive in connection with the LMC Spin-Off (the LIC Services Agreement). Pursuant to the LIC Services Agreement, in 2016, Liberty Interactive reimbursed us for the portion of the base salary and certain other compensation we paid to our employees that was allocable to Liberty Interactive for time spent by each such employee related to that company. Liberty Interactive does not reimburse us for time spent by Mr. Maffei on Liberty Interactive matters. Rather, Liberty Interactive pays Mr. Maffei directly pursuant to his employment agreement with Liberty Interactive. The 2016 performance-based bonuses earned by the named executive officers for services provided to our company were paid directly by our company and the performance-based bonuses earned by the named executive officers for services provided to Liberty Interactive were paid directly by Liberty Interactive. During 2016, the estimate of the allocable percentages of time spent performing services for Liberty Interactive, on the one hand, and our company, on the other hand, were reviewed quarterly by our audit committee for appropriateness. The salaries and certain perquisite information included in the "Summary Compensation Table" below reflect the portion of the compensation paid by and allocable to Liberty Media and do not reflect the portion of the compensation allocable to Liberty Interactive and for which Liberty Interactive reimbursed Liberty Media under the LIC Services Agreement. During the year ended December 31, 2016, the weighted average percentage of each such named executive officer's time that was allocated to our company was: Mr. Malone—38%; Mr. Baer—65%; Mr. Carleton—86%; Mr. Rosenthaler—63%; and Mr. Shean—39%.

        Starz.    In January 2013, we separated from Starz in the LMC Spin-Off. In connection with the LMC Spin-Off, we entered into a services agreement with Starz, pursuant to which Starz compensated us for the portion of the salary and other cash compensation we paid to our employees, including our named executive officers (other than Mr. Maffei), that was allocable to Starz for time spent on matters related to Starz. The services agreement provided that a portion of Mr. Maffei's base salary would be allocable to Starz for time spent on matters related to Starz and provided that none of Mr. Maffei's performance-based bonus would be allocable to Starz. For the year ended December 31, 2016, we allocated to Starz 11.3% of Mr. Maffei's base salary, 6.3% of Mr. Carleton's base salary and perquisites and 5% of Mr. Rosenthaler's base salary and perquisites, and we were compensated accordingly under the services agreement.

        Liberty TripAdvisor.    In August 2014, Liberty Interactive completed the spin-off of its subsidiary, Liberty TripAdvisor (the TripCo Spin-Off). In connection with the TripCo Spin-Off, Liberty Interactive requested that we enter into a services agreement with Liberty TripAdvisor, pursuant to which we provide to Liberty TripAdvisor certain administrative and management services, and Liberty TripAdvisor pays us a monthly management fee, the amount of which is subject to semi-annual review. For the year ended December 31, 2016, Liberty TripAdvisor accrued aggregate management fees of $2.25 million payable to our company under the services agreement.

        Liberty Broadband.    In November 2014, we completed the spin-off of our subsidiary, Liberty Broadband (the Broadband Spin-Off). In connection with the Broadband Spin-Off, we entered into a services agreement with Liberty Broadband, pursuant to which we provide to Liberty Broadband certain administrative and management services, and Liberty Broadband pays us a monthly management fee, the amount of which is subject to semi-annual review. For the year ended December 31, 2016, Liberty Broadband accrued aggregate management fees of $2.54 million payable to our company under the services agreement.

        CommerceHub.    In July 2016, Liberty Interactive completed the spin-off of its subsidiary, CommerceHub (the CommerceHub Spin-Off). In connection with the CommerceHub Spin-Off, Liberty Interactive requested that we enter into a services agreement with CommerceHub, pursuant to which we provide to CommerceHub certain administrative and management services, and CommerceHub pays us a monthly management fee, the amount of which is subject to quarterly review. For the year ended

December 31, 2016, CommerceHub accrued aggregate management fees of $95 thousand payable to our company under the services agreement.

        Liberty Expedia Holdings.    In November 2016, Liberty Interactive completed the split-off of its subsidiary, Liberty Expedia (the Expedia Holdings Split-Off). In connection with the Expedia Holdings Split-Off, Liberty Interactive requested that we enter into a services agreement with Liberty Expedia, pursuant to which we provide to Liberty Expedia certain administrative and management services, and Liberty Expedia pays us a monthly management fee, the amount of which is subject to semi-annual review. For the year ended December 31, 2016, Liberty Expedia accrued aggregate management fees of $464 thousand payable to our company under the services agreement.

  Setting Executive Compensation

        In making its compensation decision for each named executive officer (other than Mr. Malone), our compensation committee considers the following:

  •
  each element of the named executive officer's compensation, including salary, bonus, equity compensation, perquisites and other personal benefits, and weights equity compensation most heavily;

  •
  the financial performance of our company compared to internal forecasts and budgets;

  •
  the scope of the named executive officer's responsibilities;

  •
  the competitive nature of the compensation packages offered based on general industry knowledge of the media, telecommunications and entertainment industries and periodic use of survey information provided by Mercer and others; and

  •
  the performance of the group reporting to the named executive officer.

        In addition, when setting compensation, our compensation committee considers the recommendations obtained from our Chief Executive Officer as to all elements of the compensation packages of Messrs. Baer, Carleton, Rosenthaler and Shean. To make these recommendations, our Chief Executive Officer evaluates the performance and contributions of each such named executive officer. He also considers whether the pay packages afforded to such named executive officers are competitive and are aligned internally. He also evaluates the named executive officer's performance against individual, department and corporate goals.

        In December 2014, our compensation committee approved a five-year employment agreement with Mr. Maffei (the Maffei Employment Agreement), which sets his compensation for the term of the agreement. See "—Executive Compensation Arrangements—Gregory B. Maffei" below. Prior to entering into the Maffei Employment Agreement, our compensation committee reviewed information from Mercer with respect to chief executive officer compensation packages at media, telecommunications, e-commerce and entertainment companies and discussed with Mercer alternative equity award structures.

        In May 2016, our compensation committee approved a new four-year employment agreement with Mr. Baer (the 2016 Baer Employment Agreement), which sets his compensation for the term of the agreement. See "—Executive Compensation Arrangements—Richard N. Baer" below. Prior to entering into the 2016 Baer Employment Agreement, our compensation committee reviewed compensation data with respect to chief legal officer compensation packages at media, telecommunications and entertainment companies.

        Mr. Malone's compensation is governed by the terms of his employment agreement with our company. See "—Executive Compensation Arrangements—John C. Malone."

  Elements of 2016 Executive Compensation

        For 2016, the principal components of compensation for the named executive officers (other than Mr. Malone) were:

  •
  base salary;

  •
  a performance-based bonus, payable in cash;

  •
  a discretionary cash bonus;

  •
  time-vested and performance based stock option awards and RSUs;

  •
  perquisites and other limited personal benefits; and

  •
  deferred compensation arrangements.

Base Salary

        Our compensation committee believes base salary should be a relatively smaller portion of each named executive officer's overall compensation package, thereby aligning the interests of our executives more closely with those of our stockholders. The base salaries of the named executive officers are reviewed on an annual basis (other than Messrs. Malone and Maffei, whose salaries are set by their respective employment agreements), as well as at the time of any change in responsibilities. Typically, after establishing a named executive officer's base salary, salary increases are limited to cost-of-living adjustments, adjustments based on changes in the scope of the named executive officer's responsibilities, and adjustments to align the named executive officer's salary level with those of our other named executive officers. Similarly, in accordance with the terms of his employment agreement, Mr. Malone's cash compensation is limited.

        After completion of the annual review in December 2015, the 2016 base salaries of Messrs. Baer, Carleton, Rosenthaler and Shean were increased by 3%, reflecting a cost-of-living adjustment. For 2016, Mr. Maffei received the 5% base salary increase prescribed by the Maffei Employment Agreement. Mr. Malone received no increase under the terms of his employment agreement.

2016 Performance-based Bonuses

        For 2016, our compensation committee adopted an annual, performance-based bonus program for each of the named executive officers (other than Mr. Malone), which was structured to comply with Section 162(m) of the Code. The 2016 bonus program was comprised of two components: a bonus amount payable based on each participant's individual performance (the Individual Performance Bonus) and a bonus amount payable based on the corporate performance of our company (the Corporate Performance Bonus). No amounts would be payable under our 2016 bonus program unless a minimum corporate performance was achieved: the combined Adjusted OIBDA (or equivalent measure) of Sirius XM and Braves Holdings, LLC (Braves Holdings), and a proportionate share of the equivalent measure of Adjusted OIBDA of Live Nation, for the year ended December 31, 2016 was required to exceed $500 million (the Bonus Threshold). If the Bonus Threshold was met, the notional bonus pool for our company would be funded with 0.72% of the amount by which such combined Adjusted OIBDA exceeded $500 million (the Cash Bonus Pool). If the Cash Bonus Pool were insufficient to cover the aggregate maximum bonus amounts of all participants (as described in more detail below), each participant's maximum bonus amount would be reduced pro rata, for all purposes under the program, based upon his respective maximum bonus amount.

        For purposes of the bonus program, Adjusted OIBDA is defined as revenue less cost of sales, operating expense and selling, general and administrative expense (excluding stock compensation). Sirius XM and Live Nation do not report Adjusted OIBDA information. As a result, we used Adjusted

EBITDA as reported by Sirius XM and Adjusted Operating Income, or AOI, as reported by Live Nation, which are the most similar non-GAAP measures reported by Sirius XM and Live Nation, to determine their results. For a definition of Adjusted EBITDA as defined by Sirius XM, see Sirius XM's Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 2, 2017. For a definition of AOI as defined by Live Nation, see Live Nation's Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 23, 2017.

        Each participant was assigned a maximum bonus under the performance-based bonus program for each of Liberty Media and Liberty Interactive. The maximum bonuses for this program were as follows: Mr. Maffei—$5,043,938; Mr. Baer—$901,500; Mr. Carleton—$875,500; Mr. Rosenthaler—$875,500 and Mr. Shean—$875,500 (each participant's LMC Maximum Performance Bonus). Liberty Interactive also established maximum performance-based bonuses for our participants in the same amounts.

        To determine the LMC Maximum Performance Bonus for each of Messrs. Baer, Carleton, Rosenthaler, and Shean, our compensation committee divided the base salary paid by our company in half, recognizing that the other half would be subject to Liberty Interactive's bonus program. Our compensation committee then set the LMC Maximum Performance Bonus at two times the quotient above for Mr. Baer, Mr. Carleton, Mr. Rosenthaler and Mr. Shean. Mr. Maffei's LMC Maximum Performance Bonus was set at five times the base salary paid by our company, which is consistent with the terms of the Maffei Employment Agreement.

        Assuming the Bonus Threshold was met (and after taking into account any reductions associated with a shortfall in the Cash Bonus Pool), each participant was entitled to receive from our company an amount (the LMC Maximum Individual Bonus) equal to 60% of the LMC Maximum Performance Bonus for that participant. The LMC Maximum Individual Bonus was subject to reduction based on a subjective determination of the participant's achievement of qualitative criteria established with respect to the services to be performed by the participant on behalf of our company. Under Liberty Interactive's corollary program, each participant was entitled to receive from Liberty Interactive a maximum individual bonus in the same amount, subject to reduction based on a subjective determination of the participant's achievement of qualitative criteria established with respect to the services to be performed by the participant on behalf of Liberty Interactive. Our compensation committee believes this construct was appropriate in light of the LIC Services Agreement and the fact that each participant splits his professional time and duties.

        Also, assuming the Bonus Threshold was met (and after taking into account any reductions associated with a shortfall in the Cash Bonus Pool), each participant was entitled to receive from our company an amount (the LMC Maximum Corporate Bonus) equal to 40% of his LMC Maximum Performance Bonus, subject to reduction based on a subjective determination of the corporate performance of our company. Under Liberty Interactive's corollary program, each participant was entitled to receive from Liberty Interactive the same amount as the LMC Maximum Corporate Bonus, subject to reduction based on a subjective determination of the corporate performance of Liberty Interactive.

        In December 2016, our compensation committee and the Liberty Interactive compensation committee reviewed contemporaneously our respective named executive officers' performance under each company's program. Notwithstanding this joint effort, our compensation committee retained sole and exclusive discretion with respect to the approval of award terms and amounts payable under our bonus program.

        Also, in December 2016, our compensation committee determined that the combined Adjusted OIBDA (or equivalent measure) for Sirius XM and Braves Holdings, and a proportionate share of the equivalent measure of Adjusted OIBDA of Live Nation, was approximately $2.057 billion using the formula described above, exceeding the Bonus Threshold by approximately $1.557 billion, thereby creating a notional Cash Bonus Pool of approximately $11.21 million, which exceeded the amount necessary to cover the aggregate maximum bonus amounts of all the participants and enabling each participant to receive a bonus under the performance-based program up to his maximum bonus amount.

        Individual Performance Bonus.    Our compensation committee then reviewed the individual performance of each participant to determine the reductions that would apply to each participant's LMC Maximum Individual Bonus. Our compensation committee took into account a variety of factors, without assigning a numerical weight to any single performance measure. This determination was based on reports of our board, the observations of committee members throughout the year, executive self-evaluations and, with respect to the participants other than Mr. Maffei, the observations and input of Mr. Maffei. In evaluating the performance of each of the participants for determining the reduction that would apply to each named executive officer's LMC Maximum Individual Bonus, our compensation committee considered the various performance objectives related to our company which had been assigned to each participant for 2016, including:

Individual	Performance Objectives
Gregory B. Maffei	• Complete creation of our company's new tracking stock structure
• Structure, negotiate and implement Formula One transaction
• Pursue optimal capital structure for our company
• Develop strategic initiatives for our company and assist subsidiaries and equity affiliates with strategic initiatives
• Develop investment plans for Braves Holdings and assist with completion of new stadium and mixed use development
• Support development and goals of management team
Richard N. Baer	• Complete legal work associated with creation of our company's new tracking stocks and Liberty Braves tracking stock rights offering
• Provide effective legal support in connection with mergers, acquisitions, investments and other transactional matters
• Successfully resolve Vivendi litigation
• Facilitate, along with other members of senior management team, sound approach to governance and compliance
• Provide legal support to, and assess and appropriately manage significant legal matters of, subsidiaries and controlled companies
Mark D. Carleton	• Assist Sirius XM in its development and other efforts
• Oversee personal and departmental growth of Corporate Development Group
• Identify and execute a significant domestic or international transaction
• Support fundraising and co-investment development efforts
Albert E. Rosenthaler	• Continue legislative efforts
• Provide effective tax counsel and advice on strategic initiatives
• Complete tax work pertaining to new tracking stocks and Liberty Braves tracking stock rights offering
• Obtain full or partial acceptance letter from IRS for 2015 Compliance Assurance Process
• Train and develop internal tax staff

Individual	Performance Objectives
Christopher W. Shean	• Support Chief Executive Officer in pursuit of optimal capital structure for our company
• Assist with implementation of new tracking stock structure
• Explore opportunities to maximize value of Braves Holdings entity and assist Braves management with new stadium and mixed use development
• Support the accounting department to maintain timely and accurate internal and external financial reports
• Support CEO in pursuit of optimum capital structure for controlled subsidiaries
• Train and develop internal finance staff

        Our compensation committee then considered the time allocated and services provided by each named executive officer to (i) our company, or (ii) the companies who are parties to the services agreements, under which our company is reimbursed for such time and services. See "—Services Agreements" above. Following a review of the above, our compensation committee determined to pay Messrs. Maffei, Baer, Carleton, and Rosenthaler 100% of each of their LMC Maximum Individual Bonus: In view of Mr. Shean's changed focus and responsibilities, Mr. Shean was paid 62.5% of his LMC Maximum Individual Bonus.

        Corporate Performance Bonus.    Our compensation committee then made a subjective determination as to the reductions, if any, that would apply to each participant's LMC Maximum Corporate Bonus. In making this determination, our compensation committee reviewed forecasts of 2016 Adjusted OIBDA, revenue and free cash flow (as defined below) for Sirius XM and Braves Holdings, and a proportionate share of Live Nation, all of which forecasts were prepared in December 2016 and are set forth in the table below. Also set forth in the table below are the corresponding actual financial measures achieved for 2016, which were within one percent of our forecasts, except that actual free cash flow was 9% higher than the forecast. In determining whether any reductions would be made to the LMC Maximum Corporate Bonus payable to each participant, our compensation committee weighted the corporate performance metrics as follows: 25% attributable to revenue growth, 50% attributable to Adjusted OIBDA growth and 25% attributable to free cash flow in comparison to budget.

(dollar amounts in millions)	2016 Forecast	2016 Actual	Actual / Forecast
Revenue(1)	$8,131.2	$8,220.3	101%
Adjusted OIBDA(1)	$2,057.1	$2,082.6	101%
Free Cash Flow(1)(2)	$1,181.6	$1,289.6	109%

(1)
Revenue, Adjusted OIBDA and Free Cash Flow information represent the summation for Sirius XM, and Braves Holdings, and a proportionate share of Live Nation. Includes our share of Live Nation's revenue, Adjusted OIBDA (or comparable measure) and Free Cash Flow (or comparable measure) at ownership levels as of December 31, 2015, which was the percentage used for approving the 2016 performance bonus program.

(2)
Defined for purposes of the bonus program as Adjusted OIBDA less all other operating and investing items

        Based on a review of these forecasts and our compensation committee's consideration of our company's performance against plan for these three measures, our compensation committee determined that the growth metrics were achieved to the extent described below:

Growth Factor	Liberty Media Corporation
Revenue	25% of a possible 25%
Adjusted OIBDA	50% of a possible 50%
Free Cash Flow	25% of a possible 25%

        Our compensation committee then used its subjective discretion to translate the achievement of these growth metrics into a percentage payable to each participant of his LMC Maximum Corporate Bonus, as follows:

Name	LMC Maximum Corporate Bonus	Percentage Payable	Aggregate Dollar Amount
Gregory B. Maffei	$2,196,514	100%	$2,196,514
Richard N. Baer	$392,582	100%	$392,582
Mark D. Carleton	$381,259	100%	$381,259
Albert E. Rosenthaler	$381,259	100%	$381,259
Christopher W. Shean	$381,259	100%	$381,259

        Aggregate Results.    The following table presents information concerning the aggregate 2016 performance-based bonus amounts payable to each named executive officer by our company (other than Mr. Malone), after giving effect to the determinations described above.

Name	Individual Performance Bonus	Corporate Performance Bonus	Total Bonus
Gregory B. Maffei	$2,847,423	$2,196,514	$5,043,938
Richard N. Baer	$508,918	$392,582	$901,500
Mark D. Carleton	$494,241	$381,259	$875,500
Albert E. Rosenthaler	$494,241	$381,259	$875,500
Christopher W. Shean	$256,084	$381,259	$637,343

        Our compensation committee then noted that, when combined with the total 2016 performance-based bonus amounts paid by Liberty Interactive to the overlapping named executive officers, each of our named executive officers received the following payments.

Name	Combined Performance Bonus
Gregory B. Maffei	$7,050,847
Richard N. Baer	$1,273,879
Mark D. Carleton	$1,020,558
Albert E. Rosenthaler	$1,255,524
Christopher W. Shean	$1,077,777

        For more information regarding these bonus awards, please see the "Grants of Plan-Based Awards" table below.

Discretionary Cash Bonuses

        From time to time, our compensation committee determines to pay limited, one-time cash bonuses to recognize superior performance related to our company's transactional activity. In light of the achievement of several important company transaction milestones in 2016, in connection with the compensation review in December 2016, our compensation committee determined to pay modest one-time cash bonuses to the following named executive officers in 2016: Mr. Maffei—$928,872, Mr. Baer—$106,355, Mr. Carleton—$151,773, and Mr. Rosenthaler—$84,903.

Equity Incentive Compensation

        The 2013 incentive plan provides for the grant of a variety of incentive awards, including stock options, restricted shares, RSUs, stock appreciation rights and performance awards. Our compensation committee has a preference for grants of stock-based incentive awards (RSUs, restricted stock and options) as compared with cash incentive awards based on the belief that they better promote retention of key employees through the continuing, long-term nature of an equity investment. It is the policy of our compensation committee that stock options be awarded with an exercise price equal to fair market value on the date of grant, typically measured by reference to the closing price on the grant date.

        Maffei Performance-based Equity Awards.    In December 2014, we entered into the Maffei Employment Agreement which provides Mr. Maffei with the opportunity to earn annual equity incentive awards during the employment term. See "—Executive Compensation Arrangements—Gregory B. Maffei" for additional information about the annual awards to be provided under the Maffei Employment Agreement. The Maffei Employment Agreement provides that Mr. Maffei was entitled to receive from our company and Liberty Interactive in 2016 a combined target value equity award of $17 million and contemplates that the equity awards would be structured to comply with Section 162(m) of the Code. The $17 million equity award would be divided between our company and Liberty Interactive according to relative market capitalization. Mr. Maffei is also eligible to receive above-target equity awards from our company and Liberty Interactive equaling in the aggregate $8.5 million (split by relative market capitalization) that would be granted at the end of the performance period in each compensation committee's sole discretion. The Maffei Employment Agreement also sets forth provisions for determining and establishing any performance criteria for equity awards.

        In 2016, our compensation committee, with the consent of Mr. Maffei, elected to waive for purposes of the 2016 equity awards the provisions of the Maffei Employment Agreement that set forth the process for establishing the annual performance criteria. Instead, our compensation committee decided to grant a combination of time-vested stock options and performance-based RSUs. Our compensation committee believes that time-vested stock options are consistent with its philosophy of aligning the interests of the named executive officers with those of our stockholders, with the ultimate goal of appropriately motivating our executives to increase long-term stockholder value. In addition, our compensation committee believed that Mr. Maffei's RSU grants should be subject to performance metrics that incentivize and reward Mr. Maffei for successful completion of our company's strategic initiatives. The parties did not amend the Maffei Employment Agreement and made no decision as to whether to formalize the process for future grants. As a result, our compensation committee granted to Mr. Maffei 714,251 LMCK time-vested options and 39,038 LMCK performance-based RSUs (the Maffei LMCK RSUs), in each case relating to our then-existing Series C common stock (LMCK). These awards were later converted into options and RSUs of our company's three series C common stocks in the reclassification (as defined below) in April 2016. The stock options had a grant date of March 29, 2016, had a term of seven years, and had a base price of $37.76, which was the closing price of LMCK on the grant date. In addition, the stock options vested in full on December 31, 2016, and were subject to other applicable terms and conditions for option grants as set forth in the Maffei Employment Agreement. Our compensation committee also granted to Mr. Maffei the Maffei LMCK RSUs on March 29, 2016. The Maffei LMCK RSUs would vest only upon attainment of the performance objectives described below.

        Our compensation committee adopted an annual, performance-based program for payment of the Maffei LMCK RSUs, which was structured to comply with Section 162(m) of the Code. None of the Maffei LMCK RSUs would vest unless a minimum corporate performance was achieved: the combined

Adjusted OIBDA (or equivalent measure) of Sirius XM and Braves Holdings, and a proportionate share of the equivalent measure of Adjusted OIBDA of Live Nation, for the year ended December 31, 2016 was required to exceed $500 million (the Maffei RSU Threshold). If the Maffei RSU Threshold were met, the notional pool for payment of the Maffei LMCK RSUs would be funded with 0.2% of the amount by which such combined Adjusted OIBDA exceeded $500 million (the Maffei RSU pool). A maximum payout equal to 1.5 times the target number of Maffei LMCK RSUs or $2.856 million initial grant value was established.

        For purposes of the Maffei RSU pool, Adjusted OIBDA was defined in the same manner as the cash performance bonus program. See "—Elements of 2016 Executive Compensation—2016 Performance-based Bonuses" above. Assuming the Maffei RSU Threshold of $500 million was met and the Maffei RSU pool was funded, the amount earned would be subject to reduction from the maximum amount payable by our compensation committee based on subjective performance criteria. After review of our company's 2016 Adjusted OIBDA results, our compensation committee determined and certified that the maximum Maffei LMCK RSUs could be paid to Mr. Maffei. Our compensation committee then determined to review Mr. Maffei's performance to determine what portion of the maximum award would be paid. Our compensation committee reviewed Mr. Maffei's performance based on his corporate development activity, financial engineering/restructuring success, executive development efforts and industry and investor relations activities. After considering Mr. Maffei's performance in these areas as well as his performance in achieving the metrics under the cash performance bonus program, our compensation committee determined to vest 100% of the previously issued Maffei LMCK RSUs. In addition, on March 30, 2017, our compensation committee approved, based on the same criteria as discussed above, the grant to Mr. Maffei of an additional $1 million of company stock awards as an above target award as permitted by the Maffei Employment Agreement. Pursuant to his right to do so under the Maffei Employment Agreement, Mr. Maffei elected to receive this grant as follows: 21,019 FWONK RSUs, 22,465 LSXMK stock options with a base price equal to the closing price of LSXMK on the grant date, and 15,283 BATRK stock options with a base price equal to the closing price of BATRK on the grant date. The LSXMK options are scheduled to be granted in May 2017 and the BATRK options were granted on March 30, 2017, with a base price of $23.51. The FWONK RSUs were granted on March 30, 2017. The stock options have a term of seven years. All of the above target awards were, or in the case of the LSXMK options will be, fully vested on the grant date.

  Other 2016 Awards.

                Multiyear Stock Options.    Consistent with its previous practices, our compensation committee has made larger stock option grants (equaling approximately four to five years' value of the named executive officer's annual grants) that vest between four and five and three-quarters years after grant, rather than making annual grants over the same period. These multiyear grants provide for back-end weighted vesting and generally expire seven to ten years after grant to encourage executives to remain with the company over the long-term and to better align their interests with those of the stockholders. Our compensation committee made such an award to Mr. Maffei in connection with the execution of the Maffei Employment Agreement. See "—Executive Compensation Arrangements—Gregory B. Maffei" below. Also, in March 2015, our compensation committee granted to each of Messrs. Carleton, Rosenthaler and Shean multiyear stock options that equaled the value of the named executive officer's annual grants for the period from January 1, 2016 through December 31, 2020. See "Summary Compensation Table" below. Also, Mr. Baer received a multi-year stock option award in June 2016 in connection with entering into the 2016 Baer Employment Agreement. See "—Executive Compensation Arrangements—Richard N. Baer—2016 Term Options" below. Mr. Baer's grant equaled the value of his annual grants for the period from January 1, 2017 through December 31, 2020. Mr. Malone does not participate in the equity award program and as a result did not receive a multiyear stock option award.

                Annual Performance Awards.    Consistent with our practice since December 2014 of granting a combination of multiyear stock options and annual performance awards to senior officers, our compensation committee granted annual performance RSUs to Messrs. Carleton, Rosenthaler and Shean in March 2016. Our compensation committee granted to Messrs. Carleton, Rosenthaler and Shean, 15,987 LMCK performance-based RSUs on March 29, 2016 (the Chief LMCK RSUs). These awards were later converted into RSUs of our company's three series C common stocks in the reclassification in April 2016. The Chief LMCK RSUs would vest only upon attainment of the performance objectives described below.

        Our compensation committee adopted an annual, performance-based program for payment of the Chief LMCK RSUs, which was structured to comply with Section 162(m) of the Code. None of the Chief LMCK RSUs would vest unless a minimum corporate performance was achieved: the combined Adjusted OIBDA (or equivalent measure) of Sirius XM and Braves Holdings, and a proportionate share of the equivalent measure of Adjusted OIBDA of Live Nation, for the year ended December 31, 2016 was required to exceed $500 million (the Chief Threshold). If the Chief Threshold were met, the notional pool for payment of the Chief LMCK RSUs would be funded with 0.3% of the amount by which such combined Adjusted OIBDA exceeded $500 million (the Chief RSU pool). If the Chief RSU pool was not funded so that the maximum awards could be paid to all participants, each participant's maximum award would be reduced pro rata. The maximum payout set for each of Messrs. Carleton, Rosenthaler and Shean was $1.176 million of initial grant value of Chief LMCK RSUs.

        For purposes of the Chief RSU pool, Adjusted OIBDA was defined in the same manner as the performance cash bonus program. See "—Elements of 2016 Executive Compensation—2016 Performance-based Bonuses". Assuming the Chief Threshold of $500 million was met and the Chief RSU pool was fully funded, the amount earned would be subject to reduction from the maximum amount payable by our compensation committee based on subjective performance criteria. After review of our company's 2016 Adjusted OIBDA results, our compensation committee determined and certified that the maximum Chief LMCK RSU awards could be paid to Messrs. Carleton, Rosenthaler and Shean. Our compensation committee then determined to review each named executive officer's performance to determine what portion of the maximum award would be paid. Our compensation committee reviewed Messrs. Carleton, Rosenthaler and Shean's performance and also considered the recommendations from Mr. Maffei. Mr. Maffei recommended that our committee vest 100% of the Chief LMCK RSUs previously granted to each of Messrs. Carleton, Rosenthaler and Shean based on his assessment of their individual performance against the goals established in connection with the performance cash bonus program and his general observation of their leadership and executive performance. Accordingly, our compensation committee determined to reduce the payouts down to the target award levels and then approved vesting all of the Chief LMCK RSUs previously granted to Messrs. Carleton, Rosenthaler and Shean.

        Mr. Baer did not receive an annual performance RSU award in 2016 because his prior equity award grants covered the employment period through December 2016. Mr. Malone did not participate in the annual performance RSU program.

        In addition, when considering the payout of the Chief LMCK RSUs, our compensation committee determined to grant Mr. Rosenthaler additional 19,331 FWONK stock options with a base price of $33.85, 39,984 LSXMK stock options with a base price of $39.21 and 5,031 BATRK stock options with a base price of $22.96 in recognition of his efforts during 2016, including completing the issuance of our company's tracking stocks and the completion of the Formula One transaction. The stock options were vested at grant on March 20, 2017 and have a term of seven years.

                Discretionary RSU Awards.    Based on its assessment of Messrs. Carleton, Rosenthaler and Shean's performance during 2015 and to further align Messrs. Carleton, Rosenthaler and Shean's interests with those of the other stockholders and other senior executives, in March 2016, our compensation committee determined to grant 15,603 RSUs relating to LMCK shares to each of Messrs. Carleton, Rosenthaler and Shean. The LMCK RSUs vested in full on March 21, 2016.

        In connection with the rights offering to purchase shares of BATRK that was completed in June 2016 (the rights offering), all holders of stock options relating to shares of BATRK received a restricted stock award to compensate for the diminution in value of the common stock underlying these stock option awards. These restricted stock awards vested in full on June 28, 2016. For more information regarding these restricted stock awards, please see the "Grants of Plan-Based Awards" table below.

Perquisites and Other Personal Benefits.

        The perquisites and other personal benefits available to our executives (that are not otherwise available to all of our salaried employees, such as matching contributions to the Liberty Media 401(k) Savings Plan and the payment of life insurance premiums) consist of:

  •
  limited personal use of corporate aircraft;

  •
  in the case of Mr. Maffei, reimbursement of legal expenses;

  •
  occasional, personal use of an apartment in New York City owned by a subsidiary of our company, which is primarily used for business purposes, and occasional, personal use of a company car and driver;

  •
  a deferred compensation plan that provides above-market preferential returns; and

  •
  in the case of Mr. Malone, an annual allowance of $1 million for personal expenses provided pursuant to the terms of his employment agreement (see "—Executive Compensation Arrangements—John C. Malone").

        Taxable income may be incurred by our executives in connection with their receipt of perquisites and personal benefits. Other than as contemplated by Mr. Malone's employment agreement, we have not provided gross-up payments to our executives in connection with any such taxable income incurred during the past three years.

        Aircraft Usage.    On occasion, and with the approval of our Chairman or Chief Executive Officer, executives may have family members and other guests accompany them on our corporate aircraft when traveling on business. Under the terms of the employment arrangements with our Chairman and our Chief Executive Officer, our Chairman and our Chief Executive Officer and their guests may use the corporate aircraft for non-business purposes subject to specified limitations.

        Pursuant to a February 5, 2013 letter agreement between us and Mr. Maffei, Mr. Maffei was entitled to 120 hours per year of personal flight time through the first to occur of (i) the termination of his employment, subject to any continued right to use the corporate aircraft as described below or pursuant to the terms of his employment arrangement in effect at the time of the termination or (ii) the cessation of ownership or lease of corporate aircraft. Effective November 11, 2015, pursuant to a letter agreement between us and Mr. Maffei of the same date, Mr. Maffei is entitled to 30 additional hours per year of personal flight time if he reimburses us for such usage through the first to occur of (i) the termination of his employment or (ii) the cessation of ownership or lease of corporate aircraft. Under the Maffei Employment Agreement, if Mr. Maffei's employment had been terminated due to disability, for good reason or without cause, Mr. Maffei would have been entitled to continued use of the company's aircraft under the terms of the February 5, 2013 letter agreement for 12 months after termination of his employment. Mr. Maffei incurs taxable income, calculated in accordance with the Standard Industry Fare Level (SIFL) rates, for all personal use of our corporate aircraft under the February 5, 2013 letter agreement. Mr. Maffei incurs taxable income at the SIFL rates minus amounts paid under time sharing agreements with our company for travel pursuant to the November 11, 2015 letter agreement. Flights where there are no passengers on company-owned aircraft were not charged against the 120 hours of personal flight time per year allotted to Mr. Maffei if the flight department determines that the use of a NetJets, Inc. supplied aircraft for a proposed personal flight would be disadvantageous to our company due to (i) use of budgeted hours under the then current Liberty Media fractional ownership contract with NetJets, Inc. or (ii) higher flight cost as compared to the cost of using company owned aircraft.

        The cost of Mr. Malone's personal use of our corporate aircraft, calculated in accordance with SIFL, counts toward his $1 million personal expense allowance (described above).

        For disclosure purposes, we determine incremental cost using a method that takes into account:

  •
  landing and parking expenses;

  •
  crew travel expenses;

  •
  supplies and catering;

  •
  aircraft fuel and oil expenses per hour of flight;

  •
  any customs, foreign permit and similar fees; and

  •
  passenger ground transportation.

        Because the company's aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew, purchase or lease costs of aircraft and costs of maintenance and upkeep.

        Pursuant to our aircraft time sharing agreements with Liberty Interactive, Starz, Liberty TripAdvisor, Liberty Broadband and Liberty Expedia, each of these companies pays us for any costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, associated with Mr. Malone or Mr. Maffei using our corporate aircraft that are allocable to such company, except that allocations made to Starz, Liberty TripAdvisor, Liberty Broadband or Liberty Expedia may only be made for corporate aircraft use relating to such company's business matters, while allocations made to Liberty Interactive relate to such company's business matters along with approved personal use of our aircraft. Pursuant to our aircraft time sharing agreements with Mr. Maffei, Mr. Maffei reimburses us for costs associated with his personal use of our corporate aircraft under the November 11, 2015 letter agreement, and such costs include the expenses listed above, insurance obtained for the specific flight and an additional charge equal to 100% of the aircraft fuel and oil expenses for the specific flight.

        For purposes of determining an executive's taxable income, personal use of our aircraft is valued using a method based on SIFL rates, as published by the Treasury Department. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method. Under the American Jobs Creation Act of 2004, the amount we may deduct for a purely personal flight is limited to the amount included in the taxable income of the executives who took the flight. Also, the deductibility of any non-business use will be limited by Section 162(m) of the Code to the extent that the named executive officer's compensation that is subject to that limitation exceeds $1 million. See "—Deductibility of Executive Compensation" below.

Deferred Compensation

        To help accommodate the tax and estate planning objectives of the named executive officers, as well as other executives with the title of Vice President and above, our board of directors assumed the previously established Liberty Media Corporation 2006 Deferred Compensation Plan (as amended and restated effective January 1, 2016) in connection with the LMC Spin-Off. Under that plan and for 2016, participants could elect to defer up to 50% of their base salaries and up to 100% of their cash performance bonuses that were allocable to our company. Compensation deferred under the plan that otherwise would have been received prior to 2015 would earn interest income at the rate of 9% per annum, compounded quarterly, for the period of the deferral. Compensation deferred under the plan that otherwise would have been received on or after January 1, 2015 will earn interest income at the prime rate of interest (as determined in the Wall Street Journal as of the first business day of November of the year prior to each plan year) plus 3% per annum, compounded quarterly, for the period of the deferral, and for 2016, this rate was 6.25%. Effective January 1, 2017, amounts deferred under the plan will earn interest income at the 10-year Treasury rate plus 4.5%, as determined as of the first business day of November of the year prior to each plan year. In the LMC Spin-Off, we assumed the plan and all outstanding obligations thereunder. Since Old LMC's split-off from Liberty Interactive (the Old LMC Split-Off) in 2011, the named executive officers may not participate in the plan with respect to any portion of their cash performance bonuses paid by Liberty Interactive. In addition, Mr. Carleton and Mr. Shean each had a deferral election in place for his 2011 performance-based bonus, with respect to which Liberty Interactive will remain responsible for the payment of such deferred amount and all deferred interest thereon going forward. For more information on this plan and the amendments that became effective January 1, 2016, see "—Executive Compensation Arrangements—2006 Deferred Compensation Plan" and the "—Nonqualified Deferred Compensation Plans" table below.

        We provide Mr. Malone with certain deferred compensation arrangements that were entered into by our predecessors and assumed by us in connection with the various restructurings that we have undergone. Beginning in February 2009, Mr. Malone began receiving accelerated payments under those deferred compensation arrangements. For more information on these arrangements, see "—Executive Compensation Arrangements—John C. Malone" below.

  Changes for 2017

        In March 2017, our compensation committee determined to waive again the process required by the Maffei Employment Agreement to set performance criteria for Mr. Maffei's 2017 annual performance awards. Our compensation committee determined to implement the same general process as used in 2016. In addition, the parties are currently considering whether to formalize this process for future annual performance awards but have not determined to do so at this time.

  Deductibility of Executive Compensation

        In developing the compensation packages for the named executive officers, the deductibility of executive compensation under Section 162(m) of the Code is considered. That provision prohibits the deduction of compensation of more than $1 million paid to certain executives, subject to certain exceptions. One exception is for performance-based compensation, including stock options granted by our predecessors under their incentive plans (and assumed by us to the extent applicable under the Liberty Media Corporation Transitional Stock Adjustment Plan) or to be granted under the 2013 incentive plan. Our compensation committee has not adopted a policy requiring all compensation to be deductible under Section 162(m) of the Code, in order to maintain flexibility in making compensation decisions. Portions of the compensation we pay to certain of the named executive officers may not be deductible due to the application of Section 162(m) of the Code.

  Policy on Restatements

        In those instances where we grant cash or equity-based incentive compensation, we include in the related agreement with the executive a right, in favor of our company, to require the executive to repay or return to the company any cash, stock or other incentive compensation (including proceeds from the disposition of shares received upon exercise of options or stock appreciation rights). That right will arise if (1) a material restatement of any of our financial statements is required and (2) in the reasonable judgment of our compensation committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the executive. In determining the amount of such repayment or return, our compensation committee may take into account, among other factors it deems relevant, the extent to which the market value of the applicable series of our common stock was affected by the errors giving rise to the restatement. The cash, stock or other compensation that we may require the executive to repay or return must have been received by the executive during the 12-month period beginning on the date of the first public issuance or the filing with the SEC, whichever occurs earlier, of the financial statement requiring restatement. The compensation required to be repaid or returned will include (1) cash or company stock received by the executive (A) upon the exercise during that 12-month period of any stock appreciation right held by the executive or (B) upon the payment during that 12-month period of any incentive compensation, the value of which is determined by reference to the value of company stock, and (2) any proceeds received by the executive from the disposition during that 12-month period of company stock received by the executive upon the exercise, vesting or payment during that 12-month period of any award of equity-based incentive compensation.

Summary Compensation Table

Name and Principal Position (as of 12/31/16)	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)(7)		Total ($)
John C. Malone	2016	1,482	—	—	—	—	232,747	512,927	(8)	747,156
Chairman of the Board	2015	2,145	—	—	—	—	239,961	670,237	(8)	912,343
	2014	1,326	—	—	—	—	246,409	485,716	(8)	733,451
Gregory B. Maffei	2016	1,045,739	928,872	2,296,392	6,907,448	5,043,938	335,068	332,008	(9)(10)	16,889,465
President and Chief	2015	960,750	—	1,280,731	5,085,655	4,145,828	99,232	527,975	(9)(10)	12,100,171
Executive Officer	2014	1,057,491	—	—	36,668,946	3,349,692	52,641	435,651	(9)(10)	41,564,421
Richard N. Baer	2016	607,856	106,355	16,532	3,073,150	901,500	—	20,534		4,725,927
Chief Legal Officer	2015	437,622	—	—	—	712,701	—	15,701		1,166,024
	2014	424,875	—	—	—	662,677	—	15,451		1,103,003
Mark D. Carleton(11)	2016	781,045	151,773	1,233,631	—	875,500	199,301	34,736	(10)	3,275,986
Chief Financial Officer	2015	n/a	n/a	n/a	n/a	n/a	n/a	n/a		n/a
	2014	n/a	n/a	n/a	n/a	n/a	n/a	n/a		n/a
Albert E. Rosenthaler	2016	572,161	84,903	1,221,037	—	875,500	—	24,902	(12)	2,778,503
Chief Corporate	2015	380,340	—	—	4,417,286	679,396	—	14,131		5,491,153
Development Officer	2014	440,928	—	—	—	538,560	—	17,305		996,794
Christopher W. Shean(13)	2016	354,195	—	1,226,187	—	637,343	70,614	17,040	(10)(12)	2,305,379
Senior Advisor and	2015	322,397	—	—	4,417,286	592,696	22,388	16,693	(10)(12)	5,371,460
Former Chief Financial Officer	2014	424,784	—	—	—	495,711	17,295	20,449	(10)(12)	958,240

(1)
Represents only that portion of each named executive officer's salary that was allocated to our company with respect to the years ended December 31, 2016, 2015 and 2014 under the services agreements. For a description of the allocation of compensation between (i) our company and Liberty Interactive following the LMC Spin-Off, (ii) our company and Liberty TripAdvisor following the TripCo Spin-Off, (iii) our company and Liberty Broadband following the Broadband Spin-Off, (iv) our company and CommerceHub following the CommerceHub Spin-Off and (v) our company and Liberty Expedia following the Expedia Holdings Split-Off, see "—Compensation Discussion and Analysis—Services Agreements."

(2)
Reflects the grant date fair value of restricted stock and RSUs granted to our named executive officers during 2016, 2015 and 2014. The table reflects the grant date fair value of 2015 performance-based stock options and RSUs granted to Mr. Maffei, the Maffei LMCK RSUs granted to Mr. Maffei and the Chief LMCK RSUs granted to each of Messrs. Carleton, Rosenthaler and Shean. A maximum payout equal to 1.5 times the target number of Maffei LMCK RSUs or $2.856 million initial grant value was established, and the maximum payout set for each of Messrs. Carleton, Rosenthaler and Shean was $1.176 million of initial grant value of Chief LMCK RSUs. The grant date fair value of these awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 14 to our consolidated financial statements for the year ended December 31, 2016 (which are included in our 2016 Form 10-K).

(3)
The grant date fair value of Mr. Maffei's Term Options (as defined below) and 2016 and 2015 stock option awards, Mr. Baer's 2016 Term Options and Mr. Rosenthaler and Mr. Shean's 2015 stock option awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 14 to our consolidated financial statements for the year ended December 31, 2016 (which are included in the 2016 Form 10-K).

(4)
Reflects the above-market earnings credited during 2016, 2015 and 2014 to the deferred compensation accounts of each applicable named executive officer. See "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—Deferred Compensation," "—Executive Compensation Arrangements—John C. Malone," and "—Nonqualified Deferred Compensation Plans" below.

(5)
Included in this column are the following life insurance premiums paid on behalf of each of the named executive officers and allocated to our company under the services agreement:

	Amounts ($)
Name	2016	2015	2014
John C. Malone	2,348	5,438	3,082
Gregory B. Maffei	3,462	2,696	1,521
Richard N. Baer	3,309	2,451	2,451
Mark D. Carleton	4,378	n/a	n/a
Albert E. Rosenthaler	3,207	2,206	2,745
Christopher W. Shean	1,062	996	889
(6)
We make available to our personnel, including our named executive officers, tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(7)
The Liberty Media 401(k) Savings Plan provides employees with an opportunity to save for retirement. The Liberty Media 401(k) Savings Plan participants may contribute up to 75% of their eligible compensation on a pre-tax basis to the plan and an additional 10% of their eligible compensation on an after-tax basis (subject to specified maximums and IRS limits), and we contributed a matching contribution based on the participants' own contributions up to the maximum matching contribution set forth in the plan. Our company receives reimbursements from Liberty Interactive under the LIC Services Agreement for Liberty Interactive's allocable portion of the matching contribution. Participant contributions to the Liberty Media 401(k) Savings Plan are fully vested upon contribution.

  Generally, participants acquire a vested right in our matching contributions as follows:

Years of Service	Vesting Percentage
Less than 1	0%
1 - 2	33%
2 - 3	66%
3 or more	100%

  Included in this column, with respect to each named executive officer are the following matching contributions made by our company to the Liberty Media 401(k) Savings Plan in 2016, 2015 and 2014:

	Amounts ($)
Name	2016	2015	2014
John C. Malone	10,070	14,575	8,840
Gregory B. Maffei	18,020	14,575	15,080
Richard N. Baer	17,225	13,250	13,000
Mark D. Carleton	22,790	n/a	n/a
Albert E. Rosenthaler	16,695	11,925	14,560
Christopher W. Shean	10,335	10,070	13,520

  With respect to these matching contributions, all of our named executive officers are fully vested.

(8)
Includes the following amounts which were allocated to our company under the LIC Services Agreement:

	Amounts ($)
	2016	2015	2014
Reimbursement for personal legal accounting and tax services	26,852	52,341	63,185
Compensation related to personal use of corporate aircraft(a)	188,122	214,528	199,949
Tax payments made on behalf of Mr. Malone	281,515	378,388	205,724

(a)
Calculated based on aggregate incremental cost of such usage to our company.

  Also includes miscellaneous personal expenses, such as courier charges.

(9)
Includes the following amounts which were allocated to our company under the LIC Services Agreement:

	Amounts ($)
	2016	2015	2014
Reimbursement for legal services	3,454	180,746	128,999
Compensation related to personal use of corporate aircraft(a)	304,454	325,750	288,311

(a)
Calculated based on aggregate incremental cost of such usage to our company
(10)
Prior to the Old LMC Split-Off, we owned an apartment in New York City which was primarily used for business purposes. The apartment was assigned to Old LMC in the Old LMC Split-Off and later to our company in the LMC Spin-Off. Messrs. Maffei,

  Carleton and Shean occasionally used this apartment for personal reasons. From time to time, we also pay the cost of miscellaneous shipping and catering expenses for Mr. Maffei.

(11)
Mr. Carleton is a named executive officer of our company for the first time and his compensation for 2015 and 2014 has been omitted in reliance upon the SEC's interpretive guidance.

(12)
Includes $5,000 in charitable contributions in 2016 made on behalf of Mr. Rosenthaler and $5,000 in charitable contributions in each of 2016, 2015 and 2014 made on behalf of Mr. Shean pursuant to our political action committee matching contribution program.

(13)
Mr. Shean ceased serving as our Chief Financial Officer and began serving as a Senior Advisor, effective October 1, 2016.

Executive Compensation Arrangements

  John C. Malone

        In connection with the merger of TCI and AT&T in 1999, an employment agreement between John C. Malone and TCI was assigned to a predecessor of Liberty Interactive. Mr. Malone's employment agreement and his deferred compensation arrangements, as described below, were assigned to Old LMC in connection with the Old LMC Split-Off and later to our company in connection with the LMC Spin-Off. The term of Mr. Malone's employment agreement is extended daily so that the remainder of the employment term is five years. The employment agreement was amended in June 1999 to provide for, among other things, an annual salary of $2,600 (which was increased to $3,900 in 2014), subject to increase with board approval. The employment agreement was amended in 2003 to provide for payment or reimbursement of personal expenses, including professional fees and other expenses incurred by Mr. Malone for estate, tax planning and other services, and for personal use of corporate aircraft and flight crew. The aggregate amount of such payments or reimbursements and the value of his personal use of corporate aircraft was originally limited to $500,000 per year but increased to $1 million effective January 1, 2007 by the Liberty Interactive compensation committee. Although the "Summary Compensation Table" table above reflects the portion of the aggregate incremental cost of Mr. Malone's personal use of our corporate aircraft attributable to our company, the value of his aircraft use for purposes of his employment agreement is determined in accordance with SIFL, which aggregated $170,821 for use of the aircraft by our company and Liberty Interactive during the year ended December 31, 2016. Liberty Interactive is allocated, and reimburses us for, portions of the other components of the payments/reimbursements to Mr. Malone described above.

        In December 2008, the Liberty Interactive compensation committee determined to modify Mr. Malone's employment arrangements to permit Mr. Malone to begin receiving fixed monthly payments in 2009, in advance of a termination event, in satisfaction of its obligations to him under a 1993 deferred compensation arrangement, a 1982 deferred compensation arrangement and an installment severance plan, in each case, entered into with him by Liberty Interactive's predecessors (and which had been assumed by Liberty Interactive). At the time of the amendment, the amounts owed to Mr. Malone under these arrangements aggregated approximately $2.4 million, $20 million and $39 million, respectively. As a result of these modifications, Mr. Malone receives 240 equal monthly installments, which commenced February 2009, of: (1) approximately $20,000 under the 1993 deferred compensation arrangement, (2) approximately $237,000 under the 1982 deferred compensation arrangement and (3) approximately $164,000 under the installment severance plan. Interest ceased to accrue under the installment severance plan once these payments began; however, interest continues to accrue on the 1993 deferred compensation arrangement at a rate of 8% per annum and on the 1982 deferred compensation arrangement at a rate of 13% per annum. In connection with the LMC Spin-Off, we assumed these payment obligations from Old LMC, who had in turn assumed them from Liberty Interactive in the Old LMC Split-Off.

        Under the terms of Mr. Malone's employment agreement, he is entitled to receive upon the termination of his employment at our election for any reason (other than for death or "cause"), a lump sum equal to his salary for a period of five full years following termination (calculated on the basis of $3,900 per annum, the lump sum severance payment). As described above, in connection with the LMC

Spin-Off, we assumed Mr. Malone's employment agreement and all outstanding obligations thereunder from Old LMC (which were previously assumed by Old LMC in the Old LMC Split-Off), and Liberty Interactive will reimburse us for its allocated portion of any such lump sum severance payments made thereunder.

        For a description of the effect of any termination event or a change in control of our company on his employment agreement, see "—Potential Payments Upon Termination or Change in Control" below.

  Gregory B. Maffei

        December 2014 Employment Arrangement.    On December 24, 2014, our compensation committee approved a new compensation arrangement with Mr. Maffei. The arrangement provides for a five year employment term beginning January 1, 2015 and ending December 31, 2019, with an annual base salary of $960,750, increasing annually by 5% of the prior year's base salary, and an annual target cash bonus equal to 250% of the applicable year's base salary. The arrangement also provides Mr. Maffei with the opportunity to earn annual performance-based equity incentive awards during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement, Mr. Maffei was granted the Term Options described below. Mr. Maffei's compensation arrangement was memorialized in the Maffei Employment Agreement executed on December 29, 2014.

        The arrangement provides that, in the event Mr. Maffei is terminated for cause (as defined in the Maffei Employment Agreement) he will be entitled to only his accrued base salary and any amounts due under applicable law. If Mr. Maffei is terminated by Liberty Media without cause or if Mr. Maffei terminates his employment for good reason (as defined in the Maffei Employment Agreement), he is entitled to (i) his accrued base salary, (ii) his accrued but unpaid bonus and any amounts due under applicable law (the Standard Entitlements), (iii) a severance payment of 1.5 times his base salary during the year of his termination to be paid in equal installments over 18 months, (iv) a payment equal to $11,750,000 pro rated based upon the elapsed number of days in the calendar year of termination (including the date of termination), with (subject to certain exceptions) up to 25% of such amount payable in shares of our common stock, at our discretion and with the remainder of such amount paid in cash (the Pro Rated Amount), (v) a payment equal to $17,500,000, with (subject to certain exceptions) up to 25% of such amount payable in shares of our common stock at our discretion and with the remainder of such amount paid in cash (the Un-Pro Rated Amount), and (vi) continued use of certain services and perquisites provided by our company, including continued aircraft benefits consistent with those provided to him during the period of his employment (the Services). If Mr. Maffei terminates his employment without good reason (as defined in the Maffei Employment Agreement), he will be entitled to the Standard Entitlements and a payment of the Pro Rated Amount. Lastly, in the case of Mr. Maffei's death or disability, he is entitled to the Standard Entitlements, a payment of 1.5 times his base salary during the year of his termination, payments of the Pro Rated Amount and the Un-Pro Rated Amount, and, only in the case of his termination for disability, the Services. The Maffei Employment Agreement also contains other customary terms and conditions.

        Term Options.    Also on December 24, 2014, in connection with the approval of his compensation arrangement, Mr. Maffei received a one-time grant of 3,298,724 options to purchase shares of LMCK (the Term Options), which had an exercise price of $34.04 per share. Mr. Maffei's Term Options have been adjusted in connection with the April 2016 reclassification and exchange of our common stock into the Liberty SiriusXM common stock, the Liberty Braves common stock and the Liberty Formula One common stock (the reclassification) and the June 2016 rights offering with respect to BATRK shares, and as a result, the Term Options now relate to shares of LSXMK, BATRK and FWONK. One-half of the Term Options will vest on the fourth anniversary of the grant date with the remaining Term Options vesting on the fifth anniversary of the grant date, in each case, subject to Mr. Maffei being employed on the applicable vesting date. The Term Options have a term of seven years.

        Upon a change in control (as defined in the Maffei Employment Agreement) prior to Mr. Maffei's termination or in the event of Mr. Maffei's termination for death or disability, all of his unvested Term Options will become exercisable. If Mr. Maffei is terminated for cause, all of his unvested Term Options will terminate immediately. If Mr. Maffei is terminated by our company without cause or if he terminates his employment for good reason (as defined in the Maffei Employment Agreement), then each unvested tranche of each type of Term Options will vest pro rata based on the number of days elapsed in the vesting period for such tranche since the grant date plus 548 calendar days; however, in the event (i) all members of the Malone Group (as defined in the Maffei Employment Agreement) cease to beneficially own our company's securities representing at least 20% of our company's voting power, (ii) within 90 to 210 days of clause (i) Mr. Maffei's employment is terminated by our company without cause or by Mr. Maffei for good reason and (iii) at the time of clause (i) Mr. Maffei does not beneficially own our company's securities representing at least 20% of our company's voting power, then all unvested Term Options will vest in full as of the date of Mr. Maffei's termination. If Mr. Maffei terminates his employment without good reason, then a portion of each unvested tranche of each type of Term Options will vest pro rata based on the number of days elapsed in the vesting period for such tranche since the grant date. In the event of a change in control prior to Mr. Maffei's termination, all of the Term Options will remain exercisable until the end of the term. If Mr. Maffei is terminated for cause prior to December 31, 2019 (without a prior change in control occurring), then all vested Term Options will expire on the 90th day following such termination. In all other events of termination or if Mr. Maffei has not been terminated prior to December 31, 2019, all vested Term Options will expire at the end of the term.

        Annual Awards.    Mr. Maffei will receive annual grants of options to purchase shares of LSXMK, BATRK and FWONK with a term of seven years (the Annual Options) and RSUs with respect to LSXMK, BATRK and FWONK (the Annual RSUs and together with the Annual Options, the Annual Awards). For a description of Mr. Maffei's target Annual Awards, see "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards." Pursuant to the Maffei Employment Agreement, Mr. Maffei will receive upfront grants of the Annual Awards and awards from Liberty Interactive in the following combined target amounts: $16 million for calendar year 2015, $17 million for calendar year 2016, $18 million for calendar year 2017, $19 million for calendar year 2018 and $20 million for calendar year 2019. The combined target amounts will be allocated between Liberty Interactive and our company based on relative market capitalization. In our compensation committee's sole discretion, Mr. Maffei is also eligible to receive additional awards each year from Liberty Media up to a maximum of 50% of the Liberty Media target award grant amount for such year as an above-target award.

        Upon Mr. Maffei's termination for any reason, his unvested Annual Awards (including any dividend equivalents related to any unvested Annual RSUs) will terminate at the close of business on the day of the separation, except that, in the case of performance-based Annual RSUs, if Mr. Maffei remains employed through the end of the relevant grant year but his termination occurs prior to the date as of which any performance criteria has been determined to have been met or not with respect to the Annual RSUs relating to such grant year, such Annual RSUs will remain outstanding until such determination date and become vested to the extent determined by the compensation committee. Upon a change in control prior to Mr. Maffei's termination, all vested Annual Options (and any Annual Options that vest after such change in control) will terminate at the expiration of the original term. If Mr. Maffei is terminated by our company for cause (without a prior change in control) prior to December 31, 2019, all vested Annual Options will terminate at the close of business on the 90th day following the termination. In all other events of termination or if Mr. Maffei has not been terminated prior to December 31, 2019, all vested Annual Options will terminate at the expiration of the original term.

        Aircraft Usage.    We are party to a February 5, 2013 letter agreement with Mr. Maffei, pursuant to which he was entitled to personal use of corporate aircraft not to exceed 120 hours of flight time per year through the first to occur of (i) the termination of his employment, subject to any continued right to use the corporate aircraft as described below or pursuant to the terms of his employment arrangement in effect at the time of the termination or (ii) the cessation of ownership or lease of corporate aircraft. Effective November 11, 2015, pursuant to a letter agreement between us and Mr. Maffei of the same date, Mr. Maffei is entitled to 30 additional hours per year of personal flight time if he reimburses us for such usage through the first to occur of (i) the termination of his employment or (ii) the cessation of ownership or lease of corporate aircraft. Mr. Maffei will continue to incur taxable income, calculated in accordance with SIFL, for all personal use of our corporate aircraft under the February 5, 2013 letter agreement. Mr. Maffei incurs taxable income at the SIFL rates minus amounts paid under time sharing agreements with our company for travel pursuant to the November 11, 2015 letter agreement. Pursuant to our aircraft time sharing agreements with Liberty Interactive, Starz, Liberty TripAdvisor, Liberty Broadband and Liberty Expedia, such entities pay us for any costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, associated with Mr. Maffei using our corporate aircraft that are allocable to these entities. Liberty Interactive, Starz, Liberty TripAdvisor, Liberty Broadband and Liberty Expedia reimburse us for Mr. Maffei's use of our corporate aircraft for such entity's business, as the case may be, while Liberty Interactive also reimburses us for Mr. Maffei's personal use of our corporate aircraft. Pursuant to our aircraft time sharing agreements with Mr. Maffei, Mr. Maffei reimburses us for costs associated with his up to 30 hours of personal use of our corporate aircraft under the November 11, 2015 letter agreement. Flights where there are no passengers on company-owned aircraft are not charged against the 120 hours of personal flight time per year allotted to Mr. Maffei if the flight department determines that the use of a NetJets, Inc. supplied aircraft for a proposed personal flight would be disadvantageous to our company due to (i) use of budgeted hours under the then current Liberty Media fractional ownership contract with NetJets, Inc. or (ii) higher flight cost as compared to the cost of using company owned aircraft.

  Richard N. Baer

        2012 Employment Agreement.    On November 7, 2012, Old LMC entered into an executive employment agreement (the 2012 Employment Agreement), effective October 31, 2012, with Richard N. Baer. Mr. Baer served as an independent contractor providing consulting services to Old LMC and Liberty Interactive from October 31, 2012 until the start of his employment as Senior Vice President and General Counsel with the companies on January 1, 2013. The 2012 Employment Agreement was assigned to Liberty Media in connection with the LMC Spin-Off. The agreement provides for, among other things, a four year term ending on December 31, 2016, with an annual base salary of $825,000, subject to adjustments at Liberty Media's discretion, and an annual discretionary bonus beginning in the calendar year 2013. Pursuant to the terms of the agreement, Mr. Baer's target bonus for each year was 100% of his annual base salary for that year, and in no event would his bonus for any year be greater than two times his annual base salary. Mr. Baer was also entitled to certain benefits and perquisites available to Liberty Media's senior executives. Pursuant to the agreement, on November 8, 2012, as part of the consideration for his services under the 2012 Employment Agreement, Mr. Baer was granted a combination of options and restricted shares. These options (the 2012 Term Options) and restricted shares were fully vested as of December 31, 2016 and December 15, 2016, respectively. The options have a term of ten years. The other terms and conditions of Mr. Baer's options and restricted shares, including acceleration and continued exercisability in connection with certain terminations of employment, are described in the applicable award agreements.

        The 2012 Employment Agreement governs any termination of Mr. Baer's employment that occurs prior to January 1, 2017. The 2012 Employment Agreement provides that, in the event Mr. Baer is terminated for cause (as defined in the 2012 Employment Agreement), he will be entitled to his accrued but unpaid base salary through the date of termination and any unpaid expenses. If, however, Mr. Baer terminates his employment for good reason (as defined in the 2012 Employment Agreement) or if his employment is terminated without cause (as defined in the 2012 Employment Agreement), then he is entitled to receive his accrued but unpaid base salary, any unpaid expenses, any accrued but unpaid bonus from the prior year and a severance payment of two times his annual base salary at the time of termination. If Mr. Baer terminates his employment without good reason, he is entitled to receive any accrued but unpaid base salary, any accrued but unpaid bonus from the prior year and any unpaid expenses. In the case of Mr. Baer's death or disability (as defined in the 2012 Employment Agreement), such employment agreement provides for the right for his estate or him, as applicable, to receive any accrued but unpaid base salary, any unpaid expenses, any accrued but unpaid bonus from the prior year and a severance payment of two times his annual base salary at the time of death or disability (as defined in the 2012 Employment Agreement). As a condition to Mr. Baer's receipt of any severance payments as a result of his termination, as well as any acceleration of vesting or extension of exercise periods described in the grant agreements for the equity grants, Mr. Baer must execute a severance agreement and release in favor of Liberty Media in accordance with the procedures set forth in the 2012 Employment Agreement.

        Although not a party to the 2012 Employment Agreement, Liberty Interactive is obligated to reimburse Liberty Media for its allocable portion of any payments made to Mr. Baer thereunder (other than payments relating to equity awards which are directly settled with the applicable issuer) pursuant to the LIC Services Agreement.

        2016 Baer Employment Agreement.    On May 24, 2016, the compensation committee of our company approved a new compensation arrangement with Mr. Baer, which was memorialized in a definitive employment agreement, dated effective as of August 18, 2016 (the 2016 Baer Employment Agreement), between our company and Mr. Baer. The arrangement provides for a four year employment term beginning January 1, 2017 and ending December 31, 2020 (the employment period) during which Mr. Baer will continue to serve as Chief Legal Officer of our company, Liberty Interactive, Liberty Broadband and Liberty TripAdvisor. Mr. Baer's 2016 annual base salary of $901,500 and annual target cash bonus of 100% of base salary under the 2012 Employment Agreement with our company remain unchanged under the new compensation arrangement. The arrangement also provides Mr. Baer with the opportunity to earn annual performance-based equity incentive awards from our company and Liberty Interactive during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement, the compensation committee granted options to Mr. Baer with respect to LSXMK, BATRK and FWONK (together, the 2016 Term Options), each as described in more detail below.

        The 2016 Baer Employment Agreement governs any termination of Mr. Baer's employment that occurs on or after January 1, 2017 during the term of such agreement. The 2016 Baer Employment Agreement provides that, in the event Mr. Baer is terminated for cause (as defined in the 2016 Baer Employment Agreement), he will be entitled to his accrued but unpaid base salary through the date of termination, any unpaid expenses and other amounts required to be paid by law. In addition, all unexercised 2016 Term Options, whether vested or unvested, will be forfeited.

        If, however, Mr. Baer terminates his employment for good reason (as defined in the 2016 Baer Employment Agreement) or if his employment is terminated without cause (as defined in the 2016 Baer Employment Agreement), then he is entitled to receive his (i) accrued but unpaid base salary, (ii) any unpaid expenses and other amounts required to be paid by law, (iii) a lump sum payment of any declared but unpaid bonus from the prior year and (iv) if such termination occurs (x) between January 1, 2017 and March 31, 2018, a lump sum cash payment of $5.3 million, (y) between April 1, 2018 and March 31, 2019, a lump sum cash payment of $3.5 million or (z) between April 1, 2019 and the close of business on December 31, 2020, a lump sum cash payment of $1.9 million. In addition, if his employment is terminated by us without cause or by Mr. Baer for good reason (a protected termination), (a) between January 1, 2017 and December 31, 2019, he will vest in 75% of the original number of 2016 Term Options (less any options that have previously vested) or (b) during 2020, the unvested portion of his 2016 Term Options will vest in full, in each case on the date of his termination, and such options will remain exercisable for the period specified in the applicable award agreement. The award agreements for Mr. Baer's annual grants of Performance RSUs (as described below) will provide that if a protected termination occurs during the employment period, any Performance RSUs that are outstanding and unvested on the termination date will remain outstanding until the date that our compensation committee determines whether the performance criteria applicable to such Performance RSUs were met and will vest to the extent determined by the committee on date of such determination.

        If Mr. Baer terminates his employment without good reason (as defined in the 2016 Baer Employment Agreement), he is entitled to receive any accrued but unpaid base salary, any declared but unpaid bonus from the prior year and any unpaid expenses and other amounts required to be paid by law. In addition, Mr. Baer will forfeit any 2016 Term Options and Performance RSUs that are unvested on the date of such termination. Any vested 2016 Term Options will remain exercisable for 90 days after Mr. Baer's termination without good reason, or, if such termination occurs after December 31, 2020, for the remainder of the term of such options.

        In the case of Mr. Baer's death or disability (as defined in the 2016 Baer Employment Agreement), such employment agreement provides for the right for his estate or him, as applicable, to receive any accrued but unpaid base salary, any unpaid expenses and other amounts required to be paid by law, any declared but unpaid bonus from the prior year and a lump sum cash payment of $1.9 million. In addition, the 2016 Term Options will vest in full and remain exercisable for a one year period following his death or, if such termination occurs after December 31, 2020, for the remainder of the term of such options. Any outstanding but unvested Performance RSUs will vest immediately in the event of Mr. Baer's death or disability to the extent not already vested as of the date of his termination due to death or disability.

        As a condition to Mr. Baer's receipt of any severance payments as a result of his termination, as well as any acceleration of vesting or extension of exercise periods described in the grant agreements for the equity grants, Mr. Baer must execute a severance agreement and release in favor of Liberty Media in accordance with the procedures set forth in the 2016 Baer Employment Agreement.

        Although not a party to the 2016 Baer Employment Agreement, Liberty Interactive is obligated to reimburse us for its allocable portion of the above payments (other than payments relating to performance bonuses and payments relating to equity awards which are directly settled with the applicable issuer) pursuant to the LIC Services Agreement.

        2016 Term Options.    On May 24, 2016, in connection with the approval of his compensation arrangement, the compensation committee approved a one-time grant to Mr. Baer of (i) 346,466 options to purchase shares of LSXMK with an exercise price equal to $31.66 per share, (ii) 32,048 options to purchase shares of BATRK with an exercise price equal to $15.11 per share, and (iii) 83,942 options to purchase shares of FWONK with an exercise price equal to $19.11 per share. The exercise prices are equal to the closing price of LSXMK, BATRK and FWONK on June 1, 2016, the grant date for these options. One-half of the 2016 Term Options will vest on December 31, 2019 with the remaining 2016 Term Options vesting on December 31, 2020, in each case, subject to Mr. Baer being employed on the applicable vesting date, and subject to any accelerated vesting upon a termination event. Vesting of the 2016 Term Options will not start until January 1, 2017, and no early acceleration will occur if Mr. Baer is terminated prior to January 1, 2017. The 2016 Term Options expire on December 31, 2023.

        Annual Performance-Based Awards.    Beginning in 2017, Mr. Baer will receive annual grants of performance-based RSUs with respect to LSXMK, BATRK and FWONK (the Performance RSUs).

The combined annual target value of the Performance RSUs and the performance-based RSUs issued by Liberty Interactive will be $1.875 million. The compensation committee will establish performance metrics with respect to each grant of Performance RSUs that will determine, in the compensation committee's sole discretion, the extent to which such grant will vest.

  Equity Incentive Plans

        The 2013 incentive plan is administered by the compensation committee of our board of directors. The compensation committee has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The 2013 incentive plan is designed to provide additional remuneration to certain employees and independent contractors for exceptional service and to encourage their investment in our company. Our compensation committee may grant non-qualified stock options, SARs, restricted shares, RSUs, cash awards, performance awards or any combination of the foregoing under the 2013 incentive plan (collectively, awards).

        The maximum number of shares of our common stock with respect to which awards may be issued under the 2013 incentive plan is 98,774,000, subject to anti-dilution and other adjustment provisions of the 2013 incentive plan. With limited exceptions, under the 2013 incentive plan, no person may be granted in any calendar year awards covering more than 32,400,000 shares of our common stock (subject to anti-dilution and other adjustment provisions of the 2013 incentive plan) nor may any person receive under the 2013 incentive plan payment for cash awards during any calendar year in excess of $10 million. Shares of our common stock issuable pursuant to awards made under the 2013 incentive plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. The 2013 incentive plan has a five year term.

        In connection with the LMC Spin-Off, our company's board of directors adopted the Liberty Media Corporation Transitional Stock Adjustment Plan (the TSAP, and together with the 2013 incentive plan, the existing incentive plans). The TSAP governs the terms and conditions of equity incentive awards with respect to our common stock issued in connection with adjustments made to equity incentive awards relating to Old LMC's common stock that were granted prior to the LMC Spin-Off. No further grants are permitted under the TSAP.

  2006 Deferred Compensation Plan

        Our company maintains the Liberty Media Corporation 2006 Deferred Compensation Plan (as amended and restated, the 2006 deferred compensation plan), under which officers at the level of Vice President and above were eligible to elect to defer up to 50% of such officer's annual base salary and cash performance bonus for 2015. These deferral elections must be made in advance of certain deadlines and may include (1) the selection of a payment date, which generally may not be later than 30 years from the end of the year in which the applicable compensation is initially deferred, and (2) the form of distribution, such as a lump-sum payment or substantially equal annual installments over two to five years for elections made prior to January 1, 2016.

        In addition to the accelerated distribution events described under "—Potential Payments Upon Termination or Change in Control" below, at the eligible officer's request, if the compensation committee determines that such officer has suffered a financial hardship, it may authorize immediate distribution of amounts deferred under the 2006 deferred compensation plan.

        Compensation deferred under the 2006 deferred compensation plan that otherwise would have been received prior to 2015 would earn interest income at the rate of 9% per annum, compounded quarterly, for the period of the deferral. Compensation deferred under the 2006 deferred compensation plan that otherwise would have been received on or after January 1, 2015 will earn interest income at the prime rate of interest (as determined in the Wall Street Journal as of the first business day of

November of the year prior to each plan year) plus 3% per annum, compounded quarterly, for the period of the deferral, and for 2016, this rate was 6.25%. Effective January 1, 2017, amounts deferred under the 2006 deferred compensation plan will earn interest income at the 10-year Treasury rate plus 4.5%, as determined as of the first business day of November of the year prior to each plan year.

        The 2006 deferred compensation plan was amended effective January 1, 2016, to reflect the following changes: (A) eligible participants may elect to defer up to 50% of the portion of their base salaries and up to 100% of their cash performance bonuses that are allocable to our company, (B) eligible participants may elect to receive annual installments over two to ten years, rather than two to five years and (C) for amounts deferred on or after January 1, 2015, the compensation committee may not change the applicable interest rate in effect after a change of control has occurred.

        Our board of directors reserves the right to terminate the 2006 deferred compensation plan at any time. An optional termination by our board of directors will not result in any distribution acceleration.

Grants of Plan-Based Awards

        The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2016 to the named executive officers (other than Mr. Malone, who did not receive any grants). References to LMCA and LMCK in this section mean our Series A and Series C common stock as they existed prior to the reclassification.

					Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Committee Action Date		Threshold ($)(1)	Target ($)(1)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(7)
Gregory B. Maffei
	3/29/2016	(4)			—	—	5,043,938	—	—	—			—		—	—
BATRK	6/17/2016				—	—	—	—	—	—	55,293	(5)	—		—	818,336
BATRK	6/17/2016		3/29/2016	(6)	—	—	—	—	269	—	—		—		—	3,981
LMCK	3/15/2016				—	—	—	—	—	—	—		61,355	(8)	36.77	651,038
LMCK	3/29/2016				—	—	—	—	—	—	—		714,251	(9)	37.76	6,256,410
LMCK	3/29/2016	(6)			—	—	—	—	39,038	—	—		—		—	1,474,075
Richard N. Baer
	3/29/2016	(4)			—	—	901,500	—	—	—			—		—	—
LSXMK	6/01/2016		5/24/2016	(10)	—	—	—	—	—	—	—		346,466	(11)	31.66	2,581,639
BATRK	6/01/2016		5/24/2016	(10)	—	—	—	—	—	—	—		32,048	(11)	15.11	113,970
BATRK	6/17/2016				—	—	—	—	—	—	1,117	(5)	—		—	16,532
FWONK	6/01/2016		5/24/2016	(10)	—	—	—	—	—	—	—		83,942	(11)	19.11	377,541
Mark D. Carleton
	3/29/2016	(4)			—	—	875,500	—	—	—			—		—	—
BATRK	6/17/2016				—	—	—	—	—	—	3,690	(5)	—		—	54,612
BATRK	6/17/2016		3/29/2016	(6)	—	—	—	—	110	—	—		—		—	1,628
LMCK	3/15/2016				—	—	—	—	—	—	15,603	(12)	—		—	573,722
LMCK	3/29/2016	(6)			—	—	—	—	15,987	—	—		—		—	603,669
Albert E. Rosenthaler
	3/29/2016	(4)			—	—	875,500	—	—	—			—		—	—
BATRK	6/17/2016				—	—	—	—	—	—	2,839	(5)	—		—	42,017
BATRK	6/17/2016		3/29/2016	(6)	—	—	—	—	110	—	—		—		—	1,628
LMCK	3/15/2016				—	—	—	—	—	—	15,603	(12)	—		—	573,722
LMCK	3/29/2016	(6)			—	—	—	—	15,987	—	—		—		—	603,669
Christopher W. Shean
	3/29/2016	(4)			—	—	875,500	—	—	—			—		—	—
BATRK	6/17/2016				—	—	—	—	—	—	3,187	(5)	—		—	47,168
BATRK	6/17/2016		3/29/2016	(6)	—	—	—	—	110	—	—		—		—	1,628
LMCK	3/15/2016				—	—	—	—	—	—	15,603	(12)	—		—	573,722
LMCK	3/29/2016	(6)			—	—	—	—	15,987	—	—		—		—	603,669

(1)
Our 2016 performance-based bonus program does not provide for a threshold bonus amount. The program also does not provide for a target payout amount for any named executive officer that would be payable upon satisfaction of the performance criteria under the 2016 performance-based bonus program. For the actual bonuses paid by our company see the amounts included for 2016 in the column entitled Non-Equity Incentive Plan Compensation in the "Summary Compensation Table" above.

(2)
Represents the maximum amount that would have been payable to each named executive officer assuming (x) the Bonus Threshold was met in order to permit the maximum bonus amounts to have been payable, (y) the full 60% of the participant's maximum bonus amount attributable to individual performance was attained and (z) the full 40% of the participant's maximum bonus amount attributable to corporate performance of our company was attained. For more information on this performance bonus program, see "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—2016 Performance-based Bonuses."

(3)
The terms of the Maffei LMCK RSUs and the Chief LMCK RSUs do not provide for a threshold amount that would be payable upon satisfaction of the performance criteria established by the compensation committee. Represents the target amount that would have been payable to the named executive officer assuming (x) maximum achievement of the Maffei RSU Threshold and the Chief Threshold was attained and (y) our compensation committee determined not to reduce such payout after considering a combination of the objective, subjective and discretionary criteria established by our compensation committee in March 2016. For the actual 2016 Annual Options, the Maffei LMCK RSUs and Chief LMCK RSUs that vested see "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards" and "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards" above.

(4)
Reflects the date on which our compensation committee established the terms of the 2016 performance-based bonus program, as described under "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—2016 Performance-based Bonuses."

(5)
Vested in full on June 28, 2016.

(6)
Reflects the date on which our compensation committee established the terms of the Maffei LMCK RSUs and the Chief LMCK RSUs as described under "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards" and "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards" above.

(7)
Our compensation committee also set a maximum grant value payout with respect to (i) the Maffei LMCK RSUs—equal to 1.5 times the target number of Maffei LMCK RSUs or $2.856 million of initial grant value and (ii) the Chief LMCK RSUs—equal to $1.176 million of initial grant value of the Chief LMCK RSUs. Any payout of an equity award by our company above the target equity award of would be in our compensation committee's sole discretion, would be issued in the first quarter of 2017, and would vest immediately after grant. For more information on the target equity award, see "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards" and "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards" above.

(8)
Vested in full on March 15, 2016.

(9)
Vested in full on December 31, 2016.

(10)
Reflects the date on which our compensation committee approved Mr. Baer's 2016 Term Options award.

(11)
Vests 50% on December 31, 2019 and 50% on December 31, 2020.

(12)
Vested in full on March 21, 2016.

Outstanding Equity Awards at Fiscal Year-End

        The following table contains information regarding unexercised options and unvested RSUs which were outstanding as of December 31, 2016 and held by the named executive officers (with the exception of John C. Malone, who had no outstanding equity awards as of December 31, 2016).

	Option awards(1)						Stock awards(1)
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory B. Maffei
Option Awards
LSXMA	1,165,787	—		—	19.75	12/17/2019	—	—	—		—
LSXMK	2,374,526	—		—	19.38	12/17/2019	—	—	—		—
LSXMK	—	3,337,193	(2)	—	28.01	12/24/2021	—	—	—		—
LSXMK	348,109	—		—	31.44	03/31/2022	—	—	—		—
LSXMK	62,339	—		—	30.26	03/15/2023	—	—	—		—
LSXMK	724,228	—		—	31.07	03/29/2023	—	—	—		—
BATRA	116,599	—		—	11.42	12/17/2019	—	—	—		—
BATRK	237,549	—		—	11.19	12/17/2019	—	—	—		—
BATRK	—	333,910	(2)	—	16.17	12/24/2021	—	—	—		—
BATRK	33,491	—		—	18.15	03/31/2022	—	—	—		—
BATRK	6,255	—		—	17.47	03/15/2023	—	—	—		—
BATRK	74,322	—		—	17.94	03/29/2023	—	—	—		—
FWONA	291,362	—		—	11.68	12/17/2019	—	—	—		—
FWONK	593,545	—		—	11.18	12/17/2019	—	—	—		—
FWONK	—	834,316	(2)	—	16.16	12/24/2021	—	—	—		—
FWONK	83,682	—		—	18.14	03/31/2022	—	—	—		—
FWONK	15,631	—		—	17.46	03/15/2023	—	—	—		—
FWONK	185,703	—		—	17.93	03/29/2023	—	—	—		—
RSU Awards
LSXMK	—	—		—	—	—	—	—	39,038	(3)	1,324,169
BATRK	—	—		—	—	—	—	—	3,903	(3)	80,363
BATRK	—	—		—	—	—	—	—	269	(3)	5,539
FWONK	—	—		—	—	—	—	—	9,759	(3)	305,749
Richard N. Baer
Option Awards
LSXMA	53,365	—		—	19.57	11/08/2022	—	—	—		—
LSXMK	108,661	—		—	19.20	11/08/2022	—	—	—		—
LSXMK	—	346,466	(4)	—	31.66	12/31/2023	—	—	—		—
BATRA	5,340	—		—	11.32	11/08/2022	—	—	—		—
BATRK	10,876	—		—	11.09	11/08/2022	—	—	—		—
BATRK	—	32,048	(4)	—	15.11	12/31/2023	—	—	—		—
FWONA	13,349	—		—	11.58	11/08/2022	—	—	—		—
FWONK	27,176	—		—	11.08	11/08/2022	—	—	—		—
FWONK	—	83,942	(4)	—	19.11	12/31/2023	—	—	—		—
Mark D. Carleton
Option Awards
LSXMA	73,259	—		—	19.75	03/19/2020	—	—	—		—
LSXMK	149,218	—		—	19.38	03/19/2020	—	—	—		—
LSXMK	39,618	79,240	(5)	—	32.63	03/04/2022	—	—	—		—
LSXMK	—	193,774	(4)	—	32.63	03/04/2023	—	—	—		—
BATRA	7,327	—		—	11.42	03/19/2020	—	—	—		—
BATRK	14,927	—		—	11.19	03/19/2020	—	—	—		—
BATRK	3,938	7,878	(5)	—	18.84	03/04/2022	—	—	—		—
BATRK	—	19,264	(4)	—	18.84	03/04/2023	—	—	—		—
FWONA	18,309	—		—	11.68	03/19/2020	—	—	—		—
FWONK	37,299	—		—	11.18	03/19/2020	—	—	—		—
FWONK	9,841	19,683	(5)	—	18.83	03/04/2022	—	—	—		—
FWONK	—	48,134	(4)	—	18.83	03/04/2023	—	—	—		—

	Option awards(1)						Stock awards(1)
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
RSU Awards
LSXMK	—	—		—	—	—	—	—	15,987	(3)	542,279
BATRK	—	—		—	—	—	—	—	1,598	(3)	32,903
BATRK	—	—		—	—	—	—	—	110	(3)	2,265
FWONK	—	—		—	—	—	—	—	3,996	(3)	125,195
Albert E. Rosenthaler
Option Awards
LSXMK	39,618	79,240	(5)	—	32.63	03/04/2022	—	—	—		—
LSXMK	—	193,774	(4)	—	32.63	03/04/2023	—	—	—		—
BATRA	3,328	—		—	11.42	03/19/2020	—	—	—		—
BATRK	6,780	—		—	11.19	03/19/2020	—	—	—		—
BATRK	3,938	7,878	(5)	—	18.84	03/04/2022	—	—	—		—
BATRK	—	19,264	(4)	—	18.84	03/04/2023	—	—	—		—
FWONA	8,316	—		—	11.68	03/19/2020	—	—	—		—
FWONK	16,941	—		—	11.18	03/19/2020	—	—	—		—
FWONK	9,841	19,683	(5)	—	18.83	03/04/2022	—	—	—		—
FWONK	—	48,134	(4)	—	18.83	03/04/2023	—	—	—		—
RSU Awards
LSXMK	—	—		—	—	—	—	—	15,987	(3)	542,279
BATRK	—	—		—	—	—	—	—	1,598	(3)	32,903
BATRK	—	—		—	—	—	—	—	110	(3)	2,265
FWONK	—	—		—	—	—	—	—	3,996	(3)	125,195
Christopher W. Shean
Option Awards
LSXMA	49,911	—		—	19.75	03/19/2020	—	—	—		—
LSXMK	101,662	—		—	19.38	03/19/2020	—	—	—		—
LSXMK	39,618	79,240	(5)	—	32.63	03/04/2022	—	—	—		—
LSXMK	—	193,774	(4)	—	32.63	03/04/2023	—	—	—		—
BATRA	4,991	—		—	11.42	03/19/2020	—	—	—		—
BATRK	10,170	—		—	11.19	03/19/2020	—	—	—		—
BATRK	3,938	7,878	(5)	—	18.84	03/04/2022	—	—	—		—
BATRK	—	19,264	(4)	—	18.84	03/04/2023	—	—	—		—
FWONK	9,841	19,683	(5)	—	18.83	03/04/2022	—	—	—		—
FWONK	—	48,134	(4)	—	18.83	03/04/2023	—	—	—		—
RSU Awards
LSXMK	—	—		—	—	—	—	—	15,987	(3)	542,279
BATRK	—	—		—	—	—	—	—	1,598	(3)	32,903
BATRK	—	—		—	—	—	—	—	110	(3)	2,265
FWONK	—	—		—	—	—	—	—	3,996	(3)	125,195

(1)
As adjusted for the reclassification in which each share of our then-existing common stock outstanding as of 5:00 p.m., New York City time, on April 15, 2016 was reclassified and exchanged for (i) 1 share of the corresponding series of Liberty SiriusXM common stock, (ii) 0.10 of a share of the corresponding series of Liberty Braves common stock and (iii) 0.25 of a share of the corresponding series of Liberty Formula One common stock. In connection with the reclassification, all outstanding equity awards with respect to our then-existing common stock (each such equity award, an original equity award) were automatically converted pursuant to the anti-dilution provisions of the incentive plan under which such original equity award was granted into equity awards with respect to the corresponding series of each of our Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock.

(2)
Vests 50% on December 24, 2018 and 50% on December 24, 2019.

(3)
Represents the target number of Mr. Maffei's Maffei LMCK RSUs and Messrs. Carleton, Rosenthaler and Shean's Chief LMCK RSUs that could be earned based on our performance in 2016.

(4)
Vests 50% on December 31, 2019 and 50% on December 31, 2020.

(5)
33-1/3% vested on March 4, 2016. The remainder vests 33-1/3% on March 4, 2017 and 33-1/3% on March 4, 2018.

Option Exercises and Stock Vested

        The following table sets forth information concerning the exercise of vested options and the vesting of restricted stock and RSUs held by our named executive officers (with the exception of Mr. Malone, who had no exercises of vested options or vesting of restricted stock or RSUs), in each case, during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)(1)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)
Gregory B. Maffei
LSXMA	—	—	—	—
LSXMK	—	—	—	—
BATRA	—	—	—	—
BATRK	—	—	55,293	792,349
FWONA	—	—	—	—
FWONK	—	—	33,527	1,228,765
Richard N. Baer
LSXMA	—	—	9,686	340,172
LSXMK	—	—	19,372	668,140
BATRA	—	—	968	19,738
BATRK	—	—	3,054	55,095
FWONA	53,176	748,692	2,421	74,809
FWONK	107,428	1,400,715	4,843	148,680
Mark D. Carleton
LSXMA	676	9,498	—	—
LSXMK	1,377	18,989	—	—
BATRA	67	404	—	—
BATRK	137	841	3,690	52,878
FWONA	169	2,881	—	—
FWONK	344	5,848	15,603	581,992
Albert E. Rosenthaler
LSXMA	33,275	533,764	—	—
LSXMK	67,775	1,116,714	—	—
BATRA	—	—	—	—
BATRK	—	—	2,839	40,683
FWONA	—	—	—	—
FWONK	—	—	15,603	581,992
Christopher W. Shean
LSXMA	—	—	—	—
LSXMK	—	—	—	—
BATRA	—	—	—	—
BATRK	—	—	3,187	45,670
FWONA	63,564	979,321	—	—
FWONK	128,648	1,934,116	15,603	581,992

(1)
Includes shares withheld in payment of withholding taxes at election of holder.

Nonqualified Deferred Compensation Plans

        The following table sets forth information regarding the nonqualified deferred compensation plans in which our named executive officers participated during the year ended December 31, 2016. Messrs. Maffei, Carleton and Shean participated in the 2006 deferred compensation plan. See "—Executive Compensation Arrangements—2006 Deferred Compensation Plan" for more information. Mr. Malone's deferred compensation arrangements are described under "—Executive Compensation Arrangements—John C. Malone." During 2016, Messrs. Baer and Rosenthaler did not participate in any deferred compensation arrangements.

Name	Executive contributions in 2016 ($)	Registrant contributions in 2016 ($)	Aggregate earnings in 2016 ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/16 ($)(1)(2)
John C. Malone	—	—	2,438,887	(3,082,818)	19,140,534
Gregory B. Maffei	—	—	503,656	—	5,914,467
Richard N. Baer	—	—	—	—	—
Mark D. Carleton	1,457,229	—	315,417	—	5,249,399
Albert E. Rosenthaler	—	—	—	—	—
Christopher W. Shean(3)	309,107	—	111,779	(179,244)	1,535,987

(1)
Of these amounts, the following were reported in the "Summary Compensation Table" as above-market earnings that were credited to the named executive officer's deferred compensation account during 2016:

Name	Amount ($)
John C. Malone	232,747
Gregory B. Maffei	335,068
Richard N. Baer	—
Mark D. Carleton	199,301
Albert E. Rosenthaler	—
Christopher W. Shean	70,614
(2)
In our prior year proxy statements, we reported the following above-market earnings that were credited as interest to the applicable officer's deferred compensation accounts during the years reported:

	Amount ($)
Name	2015	2014	2013
John C. Malone	239,961	246,409	252,176
Gregory B. Maffei	99,232	52,641	9,366
Richard N. Baer	—	—	—
Mark D. Carleton	n/a	n/a	n/a
Albert E. Rosenthaler	—	—	—
Christopher W. Shean	22,388	17,295	17,499
(3)
As described above in "—Executive Compensation Arrangements—2006 Deferred Compensation Plan," Mr. Shean had a deferral election in place under the 2006 deferred compensation plan following the Old LMC Split-Off with respect to $32,336, which represents 10% of a portion of his 2011 performance-based bonus that was allocable to and paid by Liberty Interactive (the 2011 deferral). Liberty Interactive will continue to be responsible for payment of the 2011 deferral and for the payment of interest income at the rate of 9% per annum, compounded quarterly, thereon. In 2015 and 2016, Mr. Shean began receiving installment payments with respect to the 2011 deferral pursuant to his deferral election, and at December 31, 2016, the outstanding balance was $19,350.

Potential Payments Upon Termination or Change-in-Control

        The following table sets forth the potential payments to our named executive officers if their employment with Liberty Media had terminated or a change in control had occurred, in each case, as of December 30, 2016, which was the last business day of our last completed fiscal year. In the event of such a termination or change in control, the actual amounts may be different due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

        The amounts provided in the tables are based on the closing market prices on December 30, 2016 for our LSXMA common stock, which was $34.52, our LSXMK common stock, which was $33.92, our BATRA common stock, which was $20.49, our BATRK common stock, which was $20.59, our FWONA common stock, which was $31.35, and our FWONK common stock, which was $31.33. The value of the options shown in the table is based on the spread between the exercise price of the award and the applicable closing market price. The value of the restricted stock and RSUs shown in the table is based on the applicable closing market price and the number of shares and RSUs unvested.

        Each of our named executive officers has received awards and payments under the existing incentive plans, and each of our named executive officers is eligible to participate in our deferred compensation plan. Additionally, each of Messrs. Malone, Maffei and Baer is entitled to certain payments and acceleration rights upon termination under his respective employment agreement. See "—Executive Compensation Arrangements" above and "Potential Payments Upon Termination or Change in Control—Termination Without Cause or for Good Reason" below.

        The circumstances giving rise to these potential payments and a brief summary of the provisions governing their payout are described below and in the footnotes to the table (other than those described under "—Executive Compensation Arrangements," which are incorporated by reference herein):

        Voluntary Termination.    Each of the named executive officers holds equity awards that were issued under our existing incentive plans. Under these plans and the related award agreements, in the event of a voluntary termination of his employment with our company for any reason, each named executive officer would only have a right to the equity grants that vested prior to his termination date, except that in 2016 Mr. Maffei had certain acceleration rights with respect to one or more of his equity awards upon a voluntary termination. Mr. Maffei would have forfeited his 2016 Annual Awards if he had voluntarily terminated his employment on December 30, 2016. Mr. Baer would have forfeited his 2016 Term Options if he had voluntarily terminated his employment on December 30, 2016. Mr. Baer would also have forfeited the unvested portion of his 2012 Term Options upon a voluntary termination on December 30, 2016. See "—Executive Compensation Arrangements—Gregory B. Maffei" and "—Executive Compensation Arrangements—Richard N. Baer" above. Mr. Carleton, Mr. Rosenthaler and Mr. Shean are not entitled to any severance payments or other benefits upon a voluntary termination of his employment. The foregoing discussion assumes that the named executive officers voluntarily terminated his respective employment without good reason. See "—Termination Without Cause or for Good Reason" below for a discussion of potential payments and benefits upon a named executive officer's voluntary termination of his employment for good reason.

        Under the 2006 deferred compensation plan, we do not have an acceleration right to pay out account balances to the named executive officers upon this type of termination. However, the named executive officer may file at the time of the deferral an election to receive distributions under the 2006 deferred compensation plan upon his separation from service, including a voluntary termination. For purposes of the tabular presentation below, we have assumed that the named executive officer has elected to receive payout of all deferred compensation upon his separation from service, including interest.

        Termination for Cause.    All outstanding equity grants constituting options, whether unvested or vested but not yet exercised, and all equity grants constituting unvested RSUs under the existing incentive plans would be forfeited by any named executive officer (other than Mr. Maffei in the case of equity grants constituting vested options or similar rights) who is terminated for "cause." The existing incentive plans, which govern the awards unless there is a different definition in the applicable award agreement, define "cause" as insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his duties and responsibilities for any reason other than illness or incapacity; provided that, if such termination is within 12 months after a change in control (as described below), "cause" means a felony conviction for fraud, misappropriation or embezzlement. Mr. Maffei has certain continuing rights to exercise vested options or similar rights following a termination for cause under his employment agreement, and the employment agreement of Mr. Maffei has a definition of cause that is different from the definition under the incentive plans. See "—Executive Compensation Arrangements" above.

        No immediate distributions under the 2006 deferred compensation plan are permitted as a result of this type of termination (other than pursuant to the compensation committee's right to distribute certain de minimus amounts from an officer's deferred compensation account). However, the named executive officer may file an election at the time of the deferral to receive distributions under the 2006 deferred compensation plan upon his separation from service, including a termination for cause. For purposes of the tabular presentation below, we have assumed that the named executive officer has elected to receive payout of all deferred compensation upon his separation from service, including interest.

        Termination Without Cause or for Good Reason.    Mr. Malone does not have any unvested equity awards. As of December 30, 2016, Mr. Maffei's unvested equity awards consisted of the Term Options and the 2016 Annual Awards. The Term Options are subject to partial acceleration upon a termination of his employment without cause or for good reason. Mr. Maffei would have forfeited his 2016 Annual Awards upon a termination without cause or for good reason as of December 30, 2016. Each of Mr. Malone and Mr. Maffei is entitled to severance payments and/or other benefits upon a termination of his employment without cause or for good reason. See "—Executive Compensation Arrangements—John C. Malone" and "—Executive Compensation Arrangements—Gregory B. Maffei" above.

        As of December 30, 2016, Mr. Baer's unvested equity awards consisted of his 2016 Term Options and the second tranche of his 2012 Term Options. The 2012 Term Options would have vested in full if Mr. Baer had been terminated without cause or for good reason on December 30, 2016. The 2016 Term Options would have been forfeited if Mr. Baer had been terminated without cause or for good reason on December 30, 2016. Mr. Baer is also entitled under certain circumstances to severance payments and other benefits upon a termination of his employment without cause or for good reason. See "—Executive Compensation Arrangements—Richard N. Baer."

        As of December 30, 2016, Mr. Carleton's, Mr. Rosenthaler's and Mr. Shean's only unvested equity awards were the stock options granted to them on March 4, 2015 and their Chief LMCK RSUs granted to them on March 29, 2016. The standard stock option awards granted to them on March 4, 2015 provide for vesting upon a termination of employment without cause of those options that would have vested during the 12-month period following the termination date if such person had remained an employee. The multi-year awards granted to them on that date provide for vesting upon a termination of employment without cause of those options that would have vested during the 12-month period following the termination date if such person had remained an employee, plus a pro rata portion of the remaining unvested options based on the portion of the vesting period elapsed through the termination date. The Chief LMCK RSUs held by these officers would have been forfeited if the individual had been terminated without cause on December 30, 2016. None of these officers is entitled to any severance pay or other benefits upon a termination without cause.

        No immediate distributions under the 2006 deferred compensation plan are permitted as a result of this type of termination (other than pursuant to the compensation committee's right to distribute certain de minimus amounts from an officer's deferred compensation account). However, the named executive officer may file an election at the time of the deferral to receive distributions under the 2006 deferred compensation plan upon his separation from service, including a termination without cause or for good reason. For purposes of the tabular presentation below, we have assumed that the named executive officer has elected to receive payout of all deferred compensation upon separation from service, including interest.

        Death.    In the event of death of any of the named executive officers, the existing incentive plans and applicable award agreements provide for vesting in full of any outstanding options and the lapse of restrictions on any RSU awards, except that Mr. Maffei would have forfeited his 2016 Annual Awards and Mr. Baer would have forfeited the 2016 Term Options in the event of his respective death as of December 30, 2016. Each of Mr. Malone, Mr. Maffei and Mr. Baer is also entitled to certain payments and other benefits if he dies while employed by our company. See "—Executive Compensation Arrangements" above.

        No amounts are shown for payments pursuant to life insurance policies, which we make available to all our employees.

        Under the 2006 deferred compensation plan, we do not have an acceleration right to pay out account balances to the named executive officers upon this type of termination. However, the named executive officer may file an election at the time of the deferral to receive distributions under the 2006 deferred compensation plan upon his separation from service, including a termination due to death. For purposes of the tabular presentation below, we have assumed that the named executive officer has elected to receive payout of all deferred compensation upon separation from service, including interest.

        Disability.    If the employment of any of the named executive officers is terminated due to disability, which is defined in the existing incentive plans or applicable award agreements, such plans or agreements provide for vesting in full of any outstanding options and the lapse of restrictions on any RSU awards, except that Mr. Maffei would have forfeited his 2016 Annual Awards, and Mr. Baer would have forfeited his 2016 Term Options in the event of his termination due to disability as of December 30, 2016. Each of Mr. Malone, Mr. Maffei and Mr. Baer is also entitled to certain payments and other benefits upon a termination of his employment due to disability. See "Executive Compensation Arrangements" above.

        No amounts are shown for payments pursuant to short-term and long-term disability policies, which we make available to all our employees.

        Under the 2006 deferred compensation plan, we do not have an acceleration right to pay out account balances to the named executive officers upon this type of termination. However, the named executive officer may file an election at the time of the deferral to receive distributions under the 2006 deferred compensation plan upon his separation from service, including a termination due to disability. For purposes of the tabular presentation below, we have assumed that the named executive officer has elected to receive payout of all deferred compensation upon separation from service, including interest.

        Change in Control.    In case of a change in control, the incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any RSU awards held by the named executive officers, except that vesting of Mr. Maffei's unvested 2016 Annual Awards would not have been accelerated nor would vesting of Mr. Baer's 2016 Term Options have been accelerated. A change in control is generally defined as:

  •
  The acquisition by a non-exempt person (as defined in the incentive plans) of beneficial ownership of at least 20% of the combined voting power of the then outstanding shares of our company ordinarily having the right to vote in the election of directors, other than pursuant to a transaction approved by our board of directors.

  •
  The individuals constituting our board of directors over any two consecutive years cease to constitute at least a majority of the board, subject to certain exceptions that permit the board to approve new members by approval of at least two-thirds of the remaining directors.

  •
  Any merger, consolidation or binding share exchange that causes the persons who were common stockholders of our company immediately prior thereto to lose their proportionate interest in the common stock or voting power of the successor or to have less than a majority of the combined voting power of the then outstanding shares ordinarily having the right to vote in the election of directors, the sale of substantially all of the assets of the company or the dissolution of the company.

        In the case of a change in control described in the last bullet point, our compensation committee may determine not to accelerate the existing equity awards of the named executive officers if equivalent awards will be substituted for the existing awards, except that Mr. Maffei's Term Options may also be subject to acceleration upon a change in control, including of the type described in the last bullet point, pursuant to the terms of his employment agreement. See "—Executive Compensation Arrangements—Gregory B. Maffei" above. For purposes of the tabular presentation below, we have assumed no such determination was made.

        The 2006 deferred compensation plan provides our compensation committee with the option of terminating the plan 30 days preceding or within 12 months after a change of control and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation below).

Benefits Payable Upon Termination or Change in Control

Name	Voluntary Termination Without Good Reason ($)		Termination for Cause ($)		Termination Without Cause or for Good Reason ($)		Death ($)		Disability ($)		After a Change in Control ($)
John C. Malone
Lump Sum Severance(1)	19,500		—		19,500		—		19,500		19,500
Installment Severance Plan(2)	23,737,860		23,737,860		23,737,860		23,737,860		23,737,860		23,737,860
1993 Deferred Compensation Arrangement(3)	2,912,355		2,912,355		2,912,355		1,863,192		2,912,355		2,912,355
1982 Deferred Compensation Arrangement(3)	34,338,359		34,338,359		34,338,359		17,277,342		34,338,359		34,338,359

Total	61,008,075		60,988,575		61,008,075		42,878,394		61,008,075		61,008,075

Gregory B. Maffei
Severance	11,750,000	(4)	—		30,763,181	(5)	30,763,181	(5)	30,763,181	(5)	—
Deferred Compensation	5,914,467	(6)	5,914,467	(6)	5,914,467	(6)	5,914,467	(6)	5,914,467	(6)	5,914,467	(7)
Options	90,610,455	(8)	75,239,090	(8)	102,039,910	(9)	109,094,357	(10)	109,094,357	(10)	109,094,357	(10)
Perquisites(11)	—		—		465,382		—		465,382		—

Total	108,274,922		81,153,557		139,182,940		145,772,005		146,237,387		115,008,824

Richard N. Baer
Severance(12)	—		—		1,803,000		1,803,000		1,803,000		—
Options	—	(8)	—	(8)	3,363,810	(13)	3,363,810	(10)	3,363,810	(10)	3,363,810	(10)

Total	—		—		5,166,810		5,166,810		5,166,810		3,363,810

Mark D. Carleton
Deferred Compensation	5,249,399	(6)	5,249,399	(6)	5,249,399	(6)	5,249,399	(6)	5,249,399	(6)	5,249,399	(7)
Options	4,751,159	(8)	—		5,209,548	(13)	5,998,558	(10)	5,998,558	(10)	5,998,558	(10)
RSUs	—		—		—		702,641	(10)	702,641	(10)	702,641	(10)

Total	10,000,558		5,249,399		10,458,947		11,950,598		11,950,598		11,950,598

Albert E. Rosenthaler
Options	779,865	(8)	—		1,238,254	(13)	2,027,264	(10)	2,027,264	(10)	2,027,264	(10)
RSUs	—		—		—		702,641	(10)	702,641	(10)	702,641	(10)

Total	779,865		—		1,238,254		2,729,906		2,729,906		2,729,906

Christopher W. Shean
Deferred Compensation	1,535,987	(6)	1,535,987	(6)	1,535,987	(6)	1,535,987	(6)	1,535,987	(6)	1,535,987	(7)
Options	2,537,229	(8)	—		2,995,617	(13)	3,784,628	(10)	3,784,628	(10)	3,784,628	(10)
RSUs	—		—		—		702,641	(10)	702,641	(10)	702,641	(10)

Total	4,073,216		1,535,987		4,531,604		6,023,256		6,023,256		6,023,256

(1)
Under Mr. Malone's employment agreement, which was assigned to Old LMC in the Old LMC Split-Off and later to our company in the LMC Spin-Off, if his employment had been terminated, as of December 30, 2016, at our election (other than for death or cause) (whether before or after a change in control) or upon Mr. Malone's prior written notice, he would have been entitled to a lump sum severance payment of $19,500 payable upon termination, which is equal to five years' of his current annual salary of $3,900. See "—Executive Compensation Arrangements—John C. Malone" above. Pursuant to the services agreement, 62% of such lump sum severance payment would have been allocable to Liberty Interactive.

(2)
As described above, Mr. Malone began receiving 240 consecutive monthly installment severance payments in February 2009 pursuant to the terms of his amended employment agreement. The number included in the table represents the aggregate amount of the payments remaining as of December 30, 2016. With respect to periods following the termination of his employment, the foregoing payments are conditioned on Mr. Malone's compliance with the confidentiality, non-competition, non-solicitation and non-interference covenants contained in his employment agreement. See "—Executive Compensation Arrangements—John C. Malone" above.

(3)
As described above, Mr. Malone began receiving 240 consecutive monthly payments of his deferred compensation plus interest, in February 2009 pursuant to the terms of his amended employment agreement, which our company assumed in connection with the LMC Spin-Off. The number included in the table represents the aggregate amount of these payments remaining as of December 30, 2016. With respect to periods following the termination of his employment, the foregoing payments are conditioned on Mr. Malone's compliance with the confidentiality, non-competition, non-solicitation and non-interference covenants contained in his employment agreement. If Mr. Malone's employment had been terminated, as of December 30, 2016, as a result of his death, his beneficiaries would have instead been entitled to a lump sum payment of the unamortized principal balance of the remaining deferred compensation payments, and the compliance conditions described above would be inapplicable. See "—Executive Compensation Arrangements—John C. Malone" above.

(4)
If Mr. Maffei had voluntarily terminated his employment without good reason (as defined in the Maffei Employment Agreement) as of December 30, 2016, he would have been entitled to receive in a lump sum the Pro-Rated Amount of $11,750,000, with up to 25% of such amount payable in shares of our common stock. See "—Executive Compensation Arrangements—Gregory B. Maffei" above.

(5)
If Mr. Maffei's employment had been terminated as of December 30, 2016 at our company's election without cause or by Mr. Maffei for good reason (as defined in the Maffei Employment Agreement) (whether before or within a specified period following a change in control) or due to Mr. Maffei's death or disability he would have been entitled to receive a payment of 1.5 times his 2016 base salary payable in 18 equal monthly installments. Mr. Maffei would also be entitled to receive in lump sums the Pro-Rated Amount of $11,750,000 and a separate Un-Pro Rated Amount of $17,500,000 and, in each case, up to 25% of such amounts would be payable in shares of our common stock. See "—Executive Compensation Arrangements—Gregory B. Maffei" above.

(6)
Under the 2006 deferred compensation plan, we do not and Liberty Interactive does not have an acceleration right to pay out account balances to Mr. Maffei, Mr. Carleton or Mr. Shean upon a termination of employment. However, Mr. Maffei, Mr. Carleton and Mr. Shean had the right to file an election at the time of his initial deferral to receive distributions under the 2006 deferred compensation plan upon his separation from service, including under the termination scenarios in the table above. For purposes of the tabular presentation above, we have assumed that each of Mr. Maffei, Mr. Carleton and Mr. Shean has elected to receive payout upon a separation from service of all deferred compensation, including interest.

(7)
The 2006 deferred compensation plan provides our compensation committee with the option of terminating the plan 30 days preceding or within 12 months after a change of control of Liberty Media and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation above).

(8)
Based on the number of vested options held by each named executive officer at December 30, 2016 and, with respect to Mr. Maffei upon a voluntary termination of his employment without good reason, the pro rata vesting of his unvested Term Options. Mr. Maffei would have forfeited his 2016 Annual Awards if his employment had been terminated for any reason as of December 30, 2016. If Mr. Baer's employment had been terminated for any reason as of December 30, 2016, he would have forfeited the 2016 Term Options. If Mr. Baer's employment had been terminated by Mr. Baer without good reason as of December 30, 2016, he would have forfeited the unvested portion of his 2012 Term Options. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table, "—Executive Compensation Arrangements—Gregory B. Maffei" and "—Executive Compensation Arrangements—Richard N. Baer" above.

(9)
Based on (i) the number of vested options held by Mr. Maffei at December 30, 2016 and (ii) the number of unvested Term Options held by Mr. Maffei at December 30, 2016 that would vest pursuant to the forward-vesting provisions in the award agreement if he were terminated without cause or for good reason as of December 30, 2016. Mr. Maffei would have forfeited his 2016 Annual Awards if his employment had been terminated for any reason as of December 30, 2016. See "—Executive Compensation Arrangements—Gregory B. Maffei" above and the "Outstanding Equity Awards at Fiscal Year-End" table above.

(10)
Based on (i) the number of vested options held by each named executive officer at December 30, 2016, (ii) the number of unvested options held by each named executive officer at December 30, 2016, other than the unvested 2016 Term Options held by Mr. Baer and the unvested 2016 Annual Options held by Mr. Maffei, and (iii) the number of unvested Chief LMCK RSUs held by Messrs. Carleton, Rosenthaler and Shean at December 30, 2016. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table above.

(11)
If Mr. Maffei's employment had been terminated at our company's election for any reason (other than cause) or by Mr. Maffei for good reason (as defined in his employment agreement) or by reason of disability, as of December 30, 2016, he would have been entitled to receive personal use of the corporate aircraft for 120 hours per year over a 12-month period. Perquisite amount of $465,382 represents the maximum potential cost of using the corporate aircraft for 120 hours based on an hourly average of the incremental cost of use of the corporate aircraft. Pursuant to the LIC Services Agreement, 32% of such perquisite expense would have been allocable to Liberty Interactive.

(12)
If Mr. Baer's employment had been terminated due to his death or disability or at Liberty Media's election without cause or by Mr. Baer for good reason (as defined in his 2012 Employment Agreement), as of December 30, 2016, he would have been entitled to receive a lump sum payment in an amount equal to two times his base salary then in effect. See "—Executive Compensation Arrangements—Richard N. Baer" above. Pursuant to the LIC Services Agreement, 35% of such lump sum severance payment would have been allocable to Liberty Interactive.

(13)
Based on (i) the number of vested options held by such named executive officer at December 30, 2016, (ii) the number of unvested options held by each named executive officer at December 30, 2016 that would vest pursuant to the forward-vesting provisions in such named executive officer's award agreements if he were terminated without cause as of December 30, 2016. See "—Executive Compensation Arrangements—Richard N. Baer," the "Outstanding Equity Awards at Fiscal Year-End" table and "Potential Payments Upon Termination or Change in Control—Termination Without Cause or for Good Reason" above.

DIRECTOR COMPENSATION

Nonemployee Directors

        Director Fees.    Each of our directors who is not an employee of our company is paid an annual fee of $214,000 (which, in 2016, was $210,000) (which we refer to as the director fee), of which $102,000 ($100,000 in 2016) is payable in cash and the balance is payable in RSUs or options to purchase shares of LSXMK, BATRK and FWONK. For service on our board in 2016, each director was permitted to elect to receive $110,000 of his or her director fee in restricted shares or options to purchase shares of our then-existing Series C common stock. The awards issued to our directors with respect to their service on our board in 2016 were issued in December 2015. See "—Director RSU Grants" and "—Director Option Grants" below for information on the incentive awards granted in 2016 to the nonemployee directors with respect to service on our board in 2017.

        The fees for service as a board committee chairman and as a board committee member are the same for 2016 and 2017. The chairman of the audit committee of our board of directors is paid an additional annual fee of $40,000, and each other member of that committee receives an additional annual fee of $30,000. With respect to our executive committee, each nonemployee member thereof receives an additional annual fee of $10,000 for his participation on the committee. With respect to our compensation committee and nominating and corporate governance committee, each member thereof receives an annual fee of $10,000 for his or her participation on each such committee, except that any committee member who is also the chairman of that committee instead receives an annual fee of $20,000 for his or her participation on that committee. The cash portion of the director fees and the fees for participation on committees are payable quarterly in arrears.

        Charitable Contributions.    If a director makes a donation to our political action committee, we will make a matching donation to a charity of his or her choice in an amount not to exceed $10,000.

        Equity Incentive Plan.    The 2013 Nonemployee Director Plan is administered by our entire board of directors. Our board of directors has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The 2013 Nonemployee Director Plan is designed to provide our nonemployee directors with additional remuneration for services rendered, to encourage their investment in our common stock and to aid in attracting persons of exceptional ability to become nonemployee directors of our company. Our board of directors may grant non-qualified stock options, SARs, restricted shares, RSUs and cash awards or any combination of the foregoing under the 2013 Nonemployee Director Plan.

        The maximum number of shares of our common stock with respect to which awards may be issued under the 2013 Nonemployee Director Plan is 6,033,000, subject to anti-dilution and other adjustment provisions of the plan. Under the 2013 Nonemployee Director Plan, no nonemployee director may be granted during any calendar year awards having a value determined on the date of grant in excess of $3 million. Shares of our common stock issuable pursuant to awards made under the 2013 Nonemployee Director Plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company.

        As described above, in connection with the LMC Spin-Off, our company's board of directors adopted the TSAP, which governs the terms and conditions of awards issued in the LMC Spin-Off in connection with adjustments made to awards previously granted by Old LMC with respect to its common stock.

        In 2016, each of our nonemployee directors was given a choice of receiving his or her annual equity grant in the form of restricted shares or options.

        Director Restricted Share Grants.    In connection with the rights offering, we granted restricted shares of our BATRK shares to: Brian M. Deevy—33; M. Ian G. Gilchrist—106; Evan D.

Malone—138; David E. Rapley—41; and Larry E. Romrell—138. These restricted share awards vested in full on June 28, 2016. The grant date fair value of these awards is included in the Director Compensation Table below.

        Director RSU Grants.    Pursuant to our director compensation policy described above and the 2013 Nonemployee Director Plan, on December 12, 2016, Mr. Bennett and Mr. Deevy were each granted RSUs with respect to 2,394 LSXMK shares, 326 BATRK shares and 625 FWONK shares, and Mr. Gilchrist and Ms. Wong were each granted RSUs with respect to 1,197 LSXMK shares, 163 BATRK shares and 313 FWONK shares. These restricted stock units will vest on the first anniversary of the grant date, or on such earlier date that the grantee ceases to be a director because of death or disability, and, unless our board of directors determines otherwise, will be forfeited if the grantee resigns or is removed from the board before the vesting date.

        Director Option Grants.    Pursuant to our director compensation policy described above and the 2013 Nonemployee Director Plan, on December 12, 2016, Mr. Gilchrist and Mr. Rapley were each granted 5,508 options to purchase LSXMK shares, 704 options to purchase BATRK shares and 1,311 options to purchase FWONK shares, and each of Mr. Malone, Mr. Romrell and Ms. Wong were granted 11,017 options to purchase LSXMK shares, 1,409 options to purchase BATRK shares and 2,623 options to purchase FWONK shares. The exercise price of the LSXMK, BATRK and FWONK options, was equal to $34.09, $20.13 and $30.49, respectively, which was the closing price of each such stock on the grant date. These options will become exercisable on the first anniversary of the grant date, or on such earlier date that the grantee ceases to be a director because of death or disability, and, unless our board determines otherwise, will be terminated without becoming exercisable if the grantee resigns or is removed from the board before the vesting date. Once vested, the options will remain exercisable until the seventh anniversary of the grant date or, if earlier, until the first business day following the first anniversary of the date the grantee ceases to be a director.

        Stock Ownership Guidelines.    In March 2016, our board of directors adopted stock ownership guidelines that require each director to own shares of our company's stock equal to at least three times the value of their annual cash retainer fees. Directors will have five years from the later of (i) the effective date of the new guidelines and (ii) the director's initial appointment to our board to comply with these guidelines.

        Director Deferred Compensation Plan.    Effective beginning in the fourth quarter of 2013, directors of our company are eligible to participate in the Liberty Media Corporation Nonemployee Director Deferred Compensation Plan (the director deferred compensation plan), pursuant to which eligible directors of our company can elect to defer all or any portion of their annual cash fees that they would otherwise be entitled to receive. The deferral of such annual cash fees shall be effected by a reduction in the quarterly payment of such annual cash fees by the percentage specified in the director's election. Elections are required to be made in advance of certain deadlines, which generally must be on or before the close of business on December 31 of the year prior to the year to which the director's election will apply, and elections must include the form of distribution, such as a lump-sum payment or substantially equal installments over a period not to exceed ten years. The director deferred compensation plan was amended effective January 1, 2015, to reflect the following changes: (A) compensation deferred under the director deferred compensation plan prior to January 1, 2015 will earn interest at the rate of 9% per year, compounded quarterly at the end of each calendar quarter. For amounts deferred on or after January 1, 2015, those amounts will earn interest at a rate equal to the prime rate of interest (as determined by reference to the Wall Street Journal) plus 3%; and (B) the board of directors has the authority to change this interest rate for future deferrals at any time prior to a change of control. For 2016, this rate was 6.25%. Effective January 1, 2017, amounts deferred under the plan will earn interest income at the 10-year Treasury rate plus 4.5%, as determined as of the first business day of November of the year prior to each plan year.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)
Robert R. Bennett	110,000	(4)	107,230	—	12,678	18,361	(6)	248,269
Brian M. Deevy	140,000		107,718	—	—	26,063	(6)(7)	273,781
M. Ian G. Gilchrist	160,000		55,199	57,507	—	18,361	(6)	291,068
Evan D. Malone	100,000		2,042	115,036	—	119		217,197
David E. Rapley	130,000	(4)	54,237	57,507	1,546	18,861	(6)(7)	262,152
Larry E. Romrell	140,000		2,042	115,036	—	18,361	(6)	275,439
Andrea L. Wong	120,000	(4)	—	115,036	10,860	1,119	(7)	247,015

(1)
John C. Malone and Gregory B. Maffei, each of whom is a director of our company and a named executive officer, received no compensation for serving as directors of our company during 2016.

(2)
As of December 31, 2016, our directors (other than Messrs. Malone and Maffei, whose equity awards are listed in "Outstanding Equity Awards at Fiscal Year-End" above) held the following equity awards with respect to shares of our common stock:

	Robert R. Bennett	Brian M. Deevy	M. Ian G. Gilchrist	Evan D. Malone	David E. Rapley	Larry E. Romrell	Andrea L. Wong
Options
LSXMA	—	—	854	2,697	—	2,697	—
LSXMK	—	5,026	20,130	28,510	11,508	28,510	11,017
BATRA	—	—	85	269	—	269	—
BATRK	—	483	2,163	3,152	1,301	3,152	1,409
FWONA	—	—	213	674	—	674	—
FWONK	—	1,208	4,960	6,982	2,804	6,982	2,623
Restricted Stock Units
LSXMK	2,394	2,394	1,197	—	1,197	—	—
BATRK	326	326	163	—	163	—	—
FWONK	625	625	313	—	313	—	—
(3)
The aggregate grant date fair value of the stock options, restricted shares and RSU awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 14 to our consolidated financial statements for the year ended December 31, 2016 (which are included in the 2016 Form 10-K).

(4)
Includes the following amounts earned and deferred under the director deferred compensation plan:

Name	2016 Deferred Compensation	2016 Above Market Earnings on Accrued Interest	2015 Above Market Earnings on Accrued Interest
Robert R. Bennett	107,596	12,678	3,542
David E. Rapley	127,596	1,546	—
Andrea L. Wong	120,000	10,860	2,786
(5)
We make available to our directors tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(6)
Includes the following amounts of health insurance premiums paid by our company for the benefit of the following directors:

Name	Amount ($)
Robert R. Bennett	18,242
Brian M. Deevy	21,063
M. Ian G. Gilchrist	18,242
David E. Rapley	18,242
Larry E. Romrell	18,242
(7)
Includes charitable contributions made on behalf of each of Mr. Deevy, Mr. Rapley and Ms. Wong pursuant to our political action committee matching contribution program.

Name	Amount ($)
Brian M. Deevy	5,000
David E. Rapley	500
Andrea L. Wong	1,000

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information as of December 31, 2016 with respect to shares of our common stock authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
Liberty Media Corporation 2013 Incentive Plan (Amended and Restated as of March 31, 2015)			91,337,404	(1)
LSXMA	22,053	$30.74
LSXMB	—	—
LSXMK	6,995,307	$29.77
BATRA	968	$17.86
BATRB	—	—
BATRK	683,306	$17.01
FWONA	2,415	$18.27
FWONB	—	—
FWONK	1,708,286	$17.21
Liberty Media Corporation 2013 Nonemployee Director Incentive Plan (Amended and Restated as of December 17, 2015)			5,882,230	(1)
LSXMA	—	—
LSXMB	—	—
LSXMK	93,715	$32.06
BATRA	—	—
BATRB	—	—
BATRK	10,562	$18.88
FWONA	—	—
FWONB	—	—
FWONK	22,811	$23.45
Liberty Media Corporation Transitional Stock Adjustment Plan			—	(2)
LSXMA	1,995,784	$19.26
LSXMB	—	—
LSXMK	3,918,828	$18.87
BATRA	187,836	$11.27
BATRB	—	—
BATRK	379,480	$11.04
FWONA	452,638	$11.52
FWONB	—	—
FWONK	880,302	$11.02
Equity compensation plans not approved by security holders: None.
Total
LSXMA	2,017,837

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
LSXMB	—

LSXMK	11,007,850

BATRA	188,804

BATRB	—

BATRK	1,073,348

FWONA	455,053

FWONB	—

FWONK	2,611,399

			97,219,634

(1)
Each plan permits grants of, or with respect to, shares of any series of our common stock, subject to a single aggregate limit.

(2)
The Liberty Media Corporation Transitional Stock Adjustment Plan governs the terms and conditions of awards with respect to our company's common stock that were granted in connection with adjustments made to awards granted by Old LMC with respect to its common stock. As a result, no further grants are permitted under this plan.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Under our Code of Business Conduct and Ethics and Corporate Governance Guidelines, if a director or executive officer has an actual or potential conflict of interest (which includes being a party to a proposed "related party transaction" (as defined by Item 404 of Regulation S-K)), the director or executive officer should promptly inform the person designated by our board to address such actual or potential conflicts. No related party transaction may be effected by our company without the approval of the audit committee of our board or another independent body of our board designated to address such actual or potential conflicts.

STOCKHOLDER PROPOSALS

        This proxy statement relates to our annual meeting of stockholders for the calendar year 2017 which will take place on May 24, 2017. Based solely on the date of our 2017 annual meeting and the date of this proxy statement, (i) a stockholder proposal must be submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on December 25, 2017 in order to be eligible for inclusion in our proxy materials for the annual meeting of stockholders for the calendar year 2018 (the 2018 annual meeting), and (ii) a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, must be received at our executive offices at the foregoing address not earlier than February 23, 2018 and not later than March 26, 2018 to be considered for presentation at the 2018 annual meeting. We currently anticipate that the 2018 annual meeting will be held during the second quarter of 2018. If the 2018 annual meeting takes place more than 30 days before or 30 days after May 24, 2018 (the anniversary of the 2017 annual meeting), a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, will instead be required to be received at our executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the 2018 annual meeting is communicated to stockholders or public disclosure of the date of the 2018 annual meeting is made, whichever occurs first, in order to be considered for presentation at the 2018 annual meeting.

        All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, our charter and bylaws and Delaware law.

ADDITIONAL INFORMATION

        We file periodic reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our website at www.libertymedia.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.) If you would like to receive a copy of the 2016 10-K, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Tel. No. (877) 772-1518, and we will provide you with the 2016 Form 10-K without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

Annex A

LIBERTY MEDIA CORPORATION
2017 OMNIBUS INCENTIVE PLAN

ARTICLE I
PURPOSE OF PLAN; EFFECTIVE DATE

        1.1    Purpose.    The purpose of the Plan is to promote the success of the Company by providing a method whereby (i) eligible officers and employees of the Company and its Subsidiaries and (ii) nonemployee directors and independent contractors providing services to the Company and its Subsidiaries may be awarded additional remuneration for services rendered and may be encouraged to invest in capital stock of the Company, thereby increasing their proprietary interest in the Company's businesses, encouraging them to remain in the employ or service of the Company or its Subsidiaries, and increasing their personal interest in the continued success and progress of the Company and its Subsidiaries. The Plan is also intended to aid in (i) attracting Persons of exceptional ability to become officers and employees of the Company and its Subsidiaries and (ii) inducing nonemployee directors or independent contractors to agree to provide services to the Company and its Subsidiaries.

        1.2    Effective Date.    The Plan shall be effective as of May 24, 2017 (the "Effective Date").

ARTICLE II
DEFINITIONS

        2.1    Certain Defined Terms.    Capitalized terms not defined elsewhere in the Plan shall have the following meanings (whether used in the singular or plural):

          "Account" has the meaning ascribed thereto in Section 8.2.

          "Affiliate" of the Company means any corporation, partnership or other business association that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

          "Agreement" means a stock option agreement, stock appreciation rights agreement, restricted shares agreement, restricted stock units agreement, cash award agreement or an agreement evidencing more than one type of Award, specified in Section 10.5, as any such Agreement may be supplemented or amended from time to time.

          "Approved Transaction" means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (i) any consolidation or merger of the Company, or binding share exchange, pursuant to which shares of Common Stock of the Company would be changed or converted into or exchanged for cash, securities, or other property, other than any such transaction in which the common stockholders of the Company immediately prior to such transaction have the same proportionate ownership of the Common Stock of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation or binding share exchange to which the Company is a party as a result of which the Persons who are common stockholders of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

          "Award" means a grant of Options, SARs, Restricted Shares, Restricted Stock Units, Performance Awards, Cash Awards and/or cash amounts under the Plan.

          "Board" means the Board of Directors of the Company.

          "Board Change" means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          "Cash Award" means an Award made pursuant to Section 9.1 of the Plan to a Holder that is paid solely on account of the attainment of one or more Performance Objectives that have been pre-established by the Committee.

          "Cash Award Limitation" has the meaning ascribed thereto in Section 4.1.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.

          "Committee" means the committee of the Board appointed pursuant to Section 3.1 to administer the Plan.

          "Common Stock" means each or any (as the context may require) series of the Company's common stock.

          "Company" means Liberty Media Corporation, a Delaware corporation.

          "Control Purchase" means any transaction (or series of related transactions) in which any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any Subsidiary of the Company or any employee benefit plan sponsored by the Company or any Subsidiary of the Company or any Exempt Person (as defined below)) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company's securities), other than in a transaction (or series of related transactions) approved by the Board. For purposes of this definition, "Exempt Person" means each of (a) the Chairman of the Board, the President and each of the directors of the Company as of the Effective Date, and (b) the respective family members, estates and heirs of each of the Persons referred to in clause (a) above and any trust or other investment vehicle for the primary benefit of any of such Persons or their respective family members or heirs. As used with respect to any Person, the term "family member" means the spouse, siblings and lineal descendants of such Person.

          "Director Award Limitation" has the meaning ascribed thereto in Section 4.1.

          "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

          "Dividend Equivalents" means, with respect to Restricted Stock Units, to the extent specified by the Committee only, an amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable to stockholders of record during the Restriction Period on a like number and kind of shares of Common Stock. Notwithstanding any provision of the Plan to the contrary, Dividend Equivalents with respect to a Performance Award may only be paid to the extent the Performance Award is actually paid to the Holder.

          "Domestic Relations Order" means a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

          "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Exchange Act, and an equity security of an issuer shall have the meaning ascribed thereto in Rule 16a-1 promulgated under the Exchange Act, or any successor Rule.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Exchange Act section shall include any successor section.

          "Fair Market Value" of a share of any series of Common Stock on any day means (i) for Option and SAR exercise transactions effected on any third-party incentive award administration system provided by the Company, the current high bid price of a share of any series of Common Stock as reported on the consolidated transaction reporting system on the principal national securities exchange on which shares of such series of Common Stock are listed on such day or if such shares are not then listed on a national securities exchange, then as quoted by OTC Markets Group Inc., or (ii) for all other purposes under the Plan, the closing price of a share of such series of Common Stock on such day (or if such day is not a trading day, (x) on the next succeeding trading day if determining Fair Market Value in connection with the vesting of a restricted stock award or a restricted stock unit, or (y) on the next preceding trading day for all other instances where such day is not a trading day) all as reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of such series of Common Stock are listed on such day or if such shares are not then listed on a national securities exchange, then as quoted by OTC Markets Group Inc. If for any day the Fair Market Value of a share of the applicable series of Common Stock is not determinable by any of the foregoing means, or if there is insufficient trading volume in the applicable series of Common Stock on such trading day, then the Fair Market Value for such day shall be determined in good faith by the Committee on the basis of such quotations and other considerations as the Committee deems appropriate.

          "Free Standing SAR" has the meaning ascribed thereto in Section 7.1.

          "Holder" means a Person who has received an Award under the Plan.

          "Nonemployee Director" means an individual who is a member of the Board and who is neither an officer nor an employee of the Company or any Subsidiary.

          "Option" means a stock option granted under Article VI.

          "Performance Award" means an Award made pursuant to Article IX of the Plan to a Holder that is subject to the attainment of one or more Performance Objectives.

          "Performance Objective" means a standard established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

          "Person" means an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

          "Plan" means this Liberty Media Corporation 2017 Omnibus Incentive Plan.

          "Restricted Shares" means shares of any series of Common Stock awarded pursuant to Section 8.1.

          "Restricted Stock Unit" means a unit evidencing the right to receive in specified circumstances one share of the specified series of Common Stock or, in the discretion of the Company, the equivalent value in cash, which right may be subject to a Restriction Period or forfeiture provisions.

          "Restriction Period" means a period of time beginning on the date of each Award of Restricted Shares or Restricted Stock Units and ending on the Vesting Date with respect to such Award.

          "Retained Distribution" has the meaning ascribed thereto in Section 8.3.

          "SARs" means stock appreciation rights, awarded pursuant to Article VII, with respect to shares of any specified series of Common Stock.

          "Section 409A" has the meaning ascribed thereto in Section 10.17.

          "Share-Based Limitation" has the meaning ascribed thereto in Section 4.1.

          "Subsidiary" of a Person means any present or future subsidiary (as defined in Section 424(f) of the Code) of such Person or any business entity in which such Person owns, directly or indirectly, 50% or more of the voting, capital or profits interests. An entity shall be deemed a subsidiary of a Person for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

          "Tandem SARs" has the meaning ascribed thereto in Section 7.1.

          "Vesting Date," with respect to any Restricted Shares or Restricted Stock Units awarded hereunder, means the date on which such Restricted Shares or Restricted Stock Units cease to be subject to a risk of forfeiture, as designated in or determined in accordance with the Agreement with respect to such Award of Restricted Shares or Restricted Stock Units pursuant to Article VIII. If more than one Vesting Date is designated for an Award of Restricted Shares or Restricted Stock Units, reference in the Plan to a Vesting Date in respect of such Award shall be deemed to refer to each part of such Award and the Vesting Date for such part. The Vesting Date for a particular Award will be established by the Committee and, for the avoidance of doubt, may be contemporaneous with the date of grant.

ARTICLE III
ADMINISTRATION

        3.1    Committee.    The Plan shall be administered by the Compensation Committee of the Board unless a different committee is appointed by the Board. The Committee shall be comprised of not less than two Persons. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed, may fill vacancies in the Committee and may remove members of the Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum and all determinations shall be made by a majority of such quorum. Any determination reduced to writing and signed by all of the members shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held.

        3.2    Powers.    The Committee shall have full power and authority to grant to eligible Persons Options under Article VI of the Plan, SARs under Article VII of the Plan, Restricted Shares under Article VIII of the Plan, Restricted Stock Units under Article VIII of the Plan, Cash Awards under Article IX of the Plan and/or Performance Awards under Article IX of the Plan, to determine the terms and conditions (which need not be identical) of all Awards so granted, to interpret the provisions of the Plan and any Agreements relating to Awards granted under the Plan and to supervise the administration of the Plan. The Committee in making an Award may provide for the granting or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award. The Committee shall have sole authority in the selection of Persons to whom Awards may be granted under the Plan and in the determination of the timing, pricing and amount of any such Award, subject only to the express provisions of the Plan. In making determinations hereunder, the Committee may take into account the nature of the services rendered by the respective employees, officers, independent contractors and Nonemployee Directors, their present and potential contributions to the success of the Company and its Subsidiaries, and such other factors as the Committee in its discretion deems relevant.

        3.3    Interpretation.    The Committee is authorized, subject to the provisions of the Plan, to establish, amend and rescind such rules and regulations as it deems necessary or advisable for the proper administration of the Plan and to take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each action and determination made or taken pursuant to the Plan by the Committee, including any interpretation or construction of the Plan, shall be final and conclusive for all purposes and upon all Persons. No member of the Committee shall be liable for any action or determination made or taken by such member or the Committee in good faith with respect to the Plan.

        3.4    Awards to Nonemployee Directors.    The Board shall have the same powers as the Committee with respect to awards to Nonemployee Directors and may exercise such powers in lieu of action by the Committee.

ARTICLE IV
SHARES SUBJECT TO THE PLAN

        4.1    Number of Shares.    Subject to the provisions of this Article IV, the maximum number of shares of Common Stock with respect to which Awards may be granted during the term of the Plan shall be 50 million shares. Shares of Common Stock will be made available from the authorized but unissued shares of the Company or from shares reacquired by the Company, including shares purchased in the open market. The shares of Common Stock subject to (i) any Award granted under the Plan that shall expire, terminate or be cancelled or annulled for any reason without having been exercised (or considered to have been exercised as provided in Section 7.2), (ii) any Award of any SARs granted under the Plan the terms of which provide for settlement in cash, and (iii) any Award of Restricted Shares or Restricted Stock Units under the Plan that shall be forfeited prior to becoming vested (provided that the Holder received no benefits of ownership of such Restricted Shares or Restricted Stock Units other than voting rights and the accumulation of Retained Distributions and unpaid Dividend Equivalents that are likewise forfeited) shall again be available for purposes of the Plan. Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for issuance as Awards under the Plan: (a) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (b) shares of Common Stock used to pay the purchase price or withholding taxes related to an outstanding Award, or (c) shares of Common Stock repurchased on the open market with the proceeds of an Option purchase price. Except for Awards described in Section 10.1, no Person may be granted in any calendar year Awards covering more than 8 million shares of Common Stock (as such amount may be adjusted from time to time as provided in Section 4.2) (the "Share-Based Limitation"). No Person shall receive payment for Cash Awards during any calendar year aggregating in excess of $10 million (the "Cash Award Limitation"). No Nonemployee Director may be granted during any calendar year Awards having a value determined on the date of grant that would be in excess of $2 million (the "Director Award Limitation"). Awards granted to Nonemployee Directors shall only be subject to the Director Award Limitation.

        4.2    Adjustments.

          (a)   If the Company subdivides its outstanding shares of any series of Common Stock into a greater number of shares of such series of Common Stock (by stock dividend, stock split, reclassification, or otherwise) or combines its outstanding shares of any series of Common Stock into a smaller number of shares of such series of Common Stock (by reverse stock split, reclassification, or otherwise) or if the Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, stock redemption, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase such series of Common Stock or other similar corporate event (including mergers or consolidations other than those which constitute Approved Transactions, adjustments with respect to which shall be governed by Section 10.1(b)) affects any series of Common Stock so that an adjustment is required to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee, in such manner as the Committee, in its sole discretion, deems equitable and appropriate, shall make such adjustments to any or all of (i) the number and kind of shares of stock which thereafter may be awarded, optioned or otherwise made subject to the benefits contemplated by the Plan, (ii) the number and kind of shares of stock subject to outstanding Awards, and (iii) the purchase or exercise price and the relevant appreciation base with respect to any of the foregoing, provided, however, that the number of shares subject to any Award shall always be a whole number. The Committee may, if deemed appropriate, provide for a cash payment to any Holder of an Award in connection with any adjustment made pursuant to this Section 4.2.

          (b)   Notwithstanding any provision of the Plan to the contrary, in the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized, in its discretion, (i) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, or (ii) to cancel any such Awards and to deliver to the Holders cash in an amount that the Committee shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or SARs shall be the excess of the Fair Market Value (as determined in sub-section (ii) of the definition of such term) of Common Stock on such date over the purchase price of the Options or the base price of the SARs, as applicable. For the avoidance of doubt, if the purchase price of the Options or base price of the SARs, as applicable, is greater than such Fair Market Value, the Options or SARs may be canceled for no consideration pursuant to this section.

          (c)   No adjustment or substitution pursuant to this Section 4.2 shall be made in a manner that results in noncompliance with the requirements of Section 409A, to the extent applicable.

ARTICLE V
ELIGIBILITY

        5.1    General.    The Persons who shall be eligible to participate in the Plan and to receive Awards under the Plan shall be such Persons who are employees (including officers) of, or Nonemployee Directors or independent contractors providing services to, the Company or its Subsidiaries as the Committee shall select. Awards may be made to employees, Nonemployee Directors or independent contractors who hold or have held Awards under the Plan or any similar or other awards under any other plan of the Company or any of its Affiliates.

ARTICLE VI
STOCK OPTIONS

        6.1    Grant of Options.    Subject to the limitations of the Plan, the Committee shall designate from time to time those eligible Persons to be granted Options, the time when each Option shall be granted to such eligible Persons, the series and number of shares of Common Stock subject to such Option, and, subject to Section 6.2, the purchase price of the shares of Common Stock subject to such Option.

        6.2    Option Price.    The price at which shares may be purchased upon exercise of an Option shall be fixed by the Committee and may be no less than the Fair Market Value of the shares of the applicable series of Common Stock subject to the Option as of the date the Option is granted.

        6.3    Term of Options.    Subject to the provisions of the Plan with respect to death, retirement and termination of employment or service, the term of each Option shall be for such period as the Committee shall determine as set forth in the applicable Agreement; provided that such term may not exceed ten years. However, if the term of an Option expires when trading in the Common Stock is prohibited by law or the Company's insider trading policy, then the term of such Option shall expire on the 30th day after the expiration of such prohibition.

        6.4    Exercise of Options.    An Option granted under the Plan shall become (and remain) exercisable during the term of the Option to the extent provided in the applicable Agreement and the Plan and, unless the Agreement otherwise provides, may be exercised to the extent exercisable, in whole or in part, at any time and from time to time during such term; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part (without reducing the term of such Option).

        6.5    Manner of Exercise.

          (a)    Form of Payment.    An Option shall be exercised by written notice to the Company upon such terms and conditions as the Agreement may provide and in accordance with such other procedures for the exercise of Options as the Committee may establish from time to time. The method or methods of payment of the purchase price for the shares to be purchased upon exercise of an Option and of any amounts required by Section 10.9 shall be determined by the Committee and may consist of (i) cash, (ii) check, (iii) promissory note (subject to applicable law), (iv) whole shares of any series of Common Stock, (v) the withholding of shares of the applicable series of Common Stock issuable upon such exercise of the Option, (vi) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price, or (vii) any combination of the foregoing methods of payment, or such other consideration and method of payment as may be permitted for the issuance of shares under the Delaware General Corporation Law. The permitted method or methods of payment of the amounts payable upon exercise of an Option, if other than in cash, shall be set forth in the applicable Agreement and may be subject to such conditions as the Committee deems appropriate.

          (b)    Value of Shares.    Unless otherwise determined by the Committee and provided in the applicable Agreement, shares of any series of Common Stock delivered in payment of all or any part of the amounts payable in connection with the exercise of an Option, and shares of any series of Common Stock withheld for such payment, shall be valued for such purpose at their Fair Market Value as of the exercise date.

          (c)    Issuance of Shares.    The Company shall effect the transfer of the shares of Common Stock purchased under the Option as soon as practicable after the exercise thereof and payment in full of the purchase price therefor and of any amounts required by Section 10.9, and within a reasonable time thereafter, such transfer shall be evidenced on the books of the Company. Unless otherwise determined by the Committee and provided in the applicable Agreement, (i) no Holder or other Person exercising an Option shall have any of the rights of a stockholder of the Company with respect to shares of Common Stock subject to an Option granted under the Plan until due exercise and full payment has been made, and (ii) no adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such due exercise and full payment.

ARTICLE VII
SARS

        7.1    Grant of SARs.    Subject to the limitations of the Plan, SARs may be granted by the Committee to such eligible Persons in such numbers, with respect to any specified series of Common Stock, and at such times during the term of the Plan as the Committee shall determine. A SAR may be granted to a Holder of an Option (hereinafter called a "related Option") with respect to all or a portion of the shares of Common Stock subject to the related Option (a "Tandem SAR") or may be granted separately to an eligible Person (a "Free Standing SAR"). Subject to the limitations of the Plan, SARs shall be exercisable in whole or in part upon notice to the Company upon such terms and conditions as are provided in the Agreement.

        7.2    Tandem SARs.    A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option. Tandem SARs shall be exercisable only at the time and to the extent that the related Option is exercisable (and may be subject to such additional limitations on exercisability as the Agreement may provide) and in no event after the complete termination or full exercise of the related Option. Upon the exercise or termination of the related Option, the Tandem SARs with respect thereto shall be canceled automatically to the extent of the number of shares of Common Stock with respect to which the related Option was so exercised or terminated. Subject to the limitations of the Plan, upon the exercise of a Tandem SAR and unless otherwise determined by the Committee and provided in the applicable Agreement, (i) the Holder thereof shall be entitled to receive from the Company, for each share of the applicable series of Common Stock with respect to which the Tandem SAR is being exercised, consideration (in the form determined as provided in Section 7.4) equal in value to the excess of the Fair Market Value of a share of the applicable series of Common Stock with respect to which the Tandem SAR was granted on the date of exercise over the related Option purchase price per share, and (ii) the related Option with respect thereto shall be canceled automatically to the extent of the number of shares of Common Stock with respect to which the Tandem SAR was so exercised.

        7.3    Free Standing SARs.    Free Standing SARs shall be exercisable at the time, to the extent and upon the terms and conditions set forth in the applicable Agreement. The base price of a Free Standing SAR may be no less than the Fair Market Value of the applicable series of Common Stock with respect to which the Free Standing SAR was granted as of the date the Free Standing SAR is granted. Subject to the limitations of the Plan, upon the exercise of a Free Standing SAR and unless otherwise determined by the Committee and provided in the applicable Agreement, the Holder thereof shall be entitled to receive from the Company, for each share of the applicable series of Common Stock with respect to which the Free Standing SAR is being exercised, consideration (in the form determined as provided in Section 7.4) equal in value to the excess of the Fair Market Value of a share of the applicable series of Common Stock with respect to which the Free Standing SAR was granted on the date of exercise over the base price per share of such Free Standing SAR. The term of a Free Standing SAR may not exceed ten years. However, if the term of a Free Standing SAR expires when trading in the Common Stock is prohibited by law or the Company's insider trading policy, then the term of such Free Standing SAR shall expire on the 30th day after the expiration of such prohibition.

        7.4    Consideration.    The consideration to be received upon the exercise of a SAR by the Holder shall be paid in cash, shares of the applicable series of Common Stock with respect to which the SAR was granted (valued at Fair Market Value on the date of exercise of such SAR), a combination of cash and such shares of the applicable series of Common Stock or such other consideration, in each case, as provided in the Agreement. No fractional shares of Common Stock shall be issuable upon exercise of a SAR, and unless otherwise provided in the applicable Agreement, the Holder will receive cash in lieu of fractional shares. Unless the Committee shall otherwise determine, to the extent a Free Standing SAR is exercisable, it will be exercised automatically for cash on its expiration date.

        7.5    Limitations.    The applicable Agreement may provide for a limit on the amount payable to a Holder upon exercise of SARs at any time or in the aggregate, for a limit on the number of SARs that may be exercised by the Holder in whole or in part for cash during any specified period, for a limit on the time periods during which a Holder may exercise SARs, and for such other limits on the rights of the Holder and such other terms and conditions of the SAR, including a condition that the SAR may be exercised only in accordance with rules and regulations adopted from time to time, as the Committee may determine. Unless otherwise so provided in the applicable Agreement, any such limit relating to a Tandem SAR shall not restrict the exercisability of the related Option. Such rules and regulations may govern the right to exercise SARs granted prior to the adoption or amendment of such rules and regulations as well as SARs granted thereafter.

        7.6    Exercise.    For purposes of this Article VII, the date of exercise of a SAR shall mean the date on which the Company shall have received notice from the Holder of the SAR of the exercise of such SAR (unless otherwise determined by the Committee and provided in the applicable Agreement).

ARTICLE VIII
RESTRICTED SHARES AND RESTRICTED STOCK UNITS

        8.1    Grant of Restricted Shares.    Subject to the limitations of the Plan, the Committee shall designate those eligible Persons to be granted Awards of Restricted Shares, shall determine the time when each such Award shall be granted, and shall designate (or set forth the basis for determining) the Vesting Date or Vesting Dates for each Award of Restricted Shares, and may prescribe other restrictions, terms and conditions applicable to the vesting of such Restricted Shares in addition to those provided in the Plan. The Committee shall determine the price, if any, to be paid by the Holder for the Restricted Shares; provided, however, that the issuance of Restricted Shares shall be made for at least the minimum consideration necessary to permit such Restricted Shares to be deemed fully paid and nonassessable. All determinations made by the Committee pursuant to this Section 8.1 shall be specified in the Agreement.

        8.2    Issuance of Restricted Shares.    An Award of Restricted Shares shall be registered in a book entry account (the "Account") in the name of the Holder to whom such Restricted Shares shall have been awarded. During the Restriction Period, the Account, any statement of ownership representing the Restricted Shares that may be issued during the Restriction Period and any securities constituting Retained Distributions shall bear a restrictive legend to the effect that ownership of the Restricted Shares (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and the applicable Agreement.

        8.3    Restrictions with Respect to Restricted Shares.    During the Restriction Period, Restricted Shares shall constitute issued and outstanding shares of the applicable series of Common Stock for all corporate purposes. The Holder will have the right to vote such Restricted Shares, to receive and retain such dividends and distributions, as the Committee may designate, paid or distributed on such Restricted Shares, and to exercise all other rights, powers and privileges of a Holder of shares of the applicable series of Common Stock with respect to such Restricted Shares; except, that, unless otherwise determined by the Committee and provided in the applicable Agreement, (i) the Holder will not be entitled to delivery of the Restricted Shares until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled or waived; (ii) the Company or its designee will retain custody of the Restricted Shares during the Restriction Period as provided in Section 8.2; (iii) other than such dividends and distributions as the Committee may designate, the Company or its designee will retain custody of all distributions ("Retained Distributions") made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and vesting, and other conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in a separate account; (iv) the Holder may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or any Retained Distributions or such Holder's interest in any of them during the Restriction Period; and (v) a breach of any restrictions, terms or conditions provided in the Plan or established by the Committee with respect to any Restricted Shares or Retained Distributions will cause a forfeiture of such Restricted Shares and any Retained Distributions with respect thereto.

        8.4    Grant of Restricted Stock Units.    Subject to the limitations of the Plan, the Committee shall designate those eligible Persons to be granted Awards of Restricted Stock Units, the value of which is based, in whole or in part, on the Fair Market Value of the shares of any specified series of Common Stock. Subject to the provisions of the Plan, including any rules established pursuant to Section 8.5, Awards of Restricted Stock Units shall be subject to such terms, restrictions, conditions, vesting requirements and payment rules as the Committee may determine in its discretion, which need not be identical for each Award. Such Awards may provide for the payment of cash consideration by the Person to whom such Award is granted or provide that the Award, and any shares of Common Stock to be issued in connection therewith, if applicable, shall be delivered without the payment of cash consideration; provided, however, that the issuance of any shares of Common Stock in connection with an Award of Restricted Stock Units shall be for at least the minimum consideration necessary to permit such shares to be deemed fully paid and nonassessable. The determinations made by the Committee pursuant to this Section 8.4 shall be specified in the applicable Agreement.

        8.5    Restrictions with Respect to Restricted Stock Units.    Any Award of Restricted Stock Units, including any shares of Common Stock which are part of an Award of Restricted Stock Units, may not be assigned, sold, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued or, if later, the date provided by the Committee at the time of the Award. A breach of any restrictions, terms or conditions provided in the Plan or established by the Committee with respect to any Award of Restricted Stock Units will cause a forfeiture of such Restricted Stock Units and any Dividend Equivalents with respect thereto.

        8.6    Issuance of Restricted Stock Units.    Restricted Stock Units shall be issued at the beginning of the Restriction Period, shall not constitute issued and outstanding shares of the applicable series of Common Stock, and the Holder shall not have any of the rights of a stockholder with respect to the shares of Common Stock covered by such an Award of Restricted Stock Units, in each case until such shares shall have been issued to the Holder at the end of the Restriction Period. If and to the extent that shares of Common Stock are to be issued at the end of the Restriction Period, the Holder shall be entitled to receive Dividend Equivalents with respect to the shares of Common Stock covered thereby either (i) during the Restriction Period or (ii) in accordance with the rules applicable to Retained Distributions, as the Committee may specify in the Agreement.

        8.7    Cash Payments.    In connection with any Award of Restricted Shares or Restricted Stock Units, an Agreement may provide for the payment of a cash amount to the Holder of such Awards at any time after such Awards shall have become vested. Such cash amounts shall be payable in accordance with such additional restrictions, terms and conditions as shall be prescribed by the Committee in the Agreement and shall be in addition to any other salary, incentive, bonus or other compensation payments which such Holder shall be otherwise entitled or eligible to receive from the Company.

        8.8    Completion of Restriction Period.    On the Vesting Date with respect to each Award of Restricted Shares or Restricted Stock Units and the satisfaction of any other applicable restrictions, terms, and conditions, (i) all or the applicable portion of such Restricted Shares or Restricted Stock Units shall become vested, (ii) any Retained Distributions with respect to such Restricted Shares and any unpaid Dividend Equivalents with respect to such Restricted Stock Units shall become vested to the extent that the Awards related thereto shall have become vested, and (iii) any cash amount to be received by the Holder with respect to such Restricted Shares or Restricted Stock Units shall become payable, all in accordance with the terms of the applicable Agreement. Any such Restricted Shares, Restricted Stock Units, Retained Distributions, and any unpaid Dividend Equivalents that shall not become vested shall be forfeited to the Company, and the Holder shall not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Shares, Restricted Stock Units, Retained Distributions, and any unpaid Dividend Equivalents that shall have been so forfeited. The Committee may, in its discretion, provide that the delivery of any Restricted Shares, Restricted Stock Units, Retained Distributions, and unpaid Dividend Equivalents that shall have become vested, and payment of any related cash amounts that shall have become payable under this Article VIII, shall be deferred until such date or dates as the recipient may elect. Any election of a recipient pursuant to the preceding sentence shall be filed in writing with the Committee in accordance with such rules and regulations, including any deadline for the making of such an election, as the Committee may provide, and shall be made in compliance with Section 409A of the Code.

ARTICLE IX
Cash Awards and Performance Awards

        9.1    Cash Awards.    In addition to granting Options, SARs, Restricted Shares and Restricted Stock Units, the Committee shall, subject to the limitations of the Plan, have authority to grant to eligible Persons Cash Awards. Each Cash Award shall be subject to such terms and conditions, restrictions and contingencies, if any, as the Committee shall determine. Restrictions and contingencies limiting the right to receive a cash payment pursuant to a Cash Award shall be based upon the achievement of single or multiple Performance Objectives over a performance period established by the Committee. The determinations made by the Committee pursuant to this Section 9.1 shall be specified in the applicable Agreement.

        9.2    Designation as a Performance Award.    The Committee shall have the right to designate any Award of Options, SARs, Restricted Shares or Restricted Stock Units as a Performance Award. All Cash Awards shall be designated as Performance Awards.

        9.3    Performance Objectives.    The grant or vesting of a Performance Award shall be subject to the achievement of Performance Objectives over a performance period established by the Committee based upon one or more of the following business criteria that apply to the Holder, one or more business units, divisions or Subsidiaries of the Company or the applicable sector of the Company, or the Company as a whole, or any entity or entities to which the Company or Subsidiaries of the Company are providing services and if so desired by the Committee, by comparison with a peer group of companies: increased revenue; net income measures (including income after capital costs and income before or after taxes); stock price measures (including growth measures and total stockholder return); price per share of Common Stock; market share; earnings per share (actual or targeted growth); earnings before interest, taxes, depreciation and amortization (EBITDA); operating income before depreciation and amortization (OIBDA); economic value added (or an equivalent metric); market value added; debt to equity ratio; cash flow measures (including cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities); return measures (including return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors' capital and return on average equity); operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency); expense measures (including overhead cost and general and administrative expense); margins; stockholder value; total stockholder return; proceeds from dispositions; total market value and corporate values measures (including ethics compliance, environmental and safety). Unless otherwise stated, such a Performance Objective need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Committee shall have the authority to determine whether the Performance Objectives and other terms and conditions of the Award are satisfied, and the Committee's determination as to the achievement of Performance Objectives relating to a Performance Award shall be made in writing.

        9.4    Section 162(m) of the Code.    Notwithstanding the foregoing provisions, if the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the compensation resulting from such Award in accordance with Section 162(m) of the Code, then the Performance Objectives for such particular Performance Award relative to the particular period of service to which the Performance Objectives relate shall be established by the Committee in writing (i) no later than 90 days after the beginning of such period and (ii) prior to the completion of 25% of such period.

        9.5    Waiver of Performance Objectives.    The Committee shall have no discretion to modify or waive the Performance Objectives or conditions to the grant or vesting of a Performance Award unless such Award is not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the relevant Agreement provides for such discretion.

ARTICLE X
GENERAL PROVISIONS

        10.1    Acceleration of Awards.

          (a)    Death or Disability.    If a Holder's employment or service shall terminate by reason of death or Disability, notwithstanding any contrary waiting period, installment period, vesting schedule or Restriction Period in any Agreement or in the Plan, unless the applicable Agreement provides otherwise: (i) in the case of an Option or SAR, each outstanding Option or SAR granted under the Plan shall immediately become exercisable in full in respect of the aggregate number of shares covered thereby; (ii) in the case of Restricted Shares, the Restriction Period applicable to each such Award of Restricted Shares shall be deemed to have expired and all such Restricted Shares and any related Retained Distributions shall become vested and any related cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement; and (iii) in the case of Restricted Stock Units, the Restriction Period applicable to each such Award of Restricted Stock Units shall be deemed to have expired and all such Restricted Stock Units and any unpaid Dividend Equivalents shall become vested and any related cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement.

          (b)    Approved Transactions; Board Change; Control Purchase.    In the event of any Approved Transaction, Board Change or Control Purchase, notwithstanding any contrary waiting period, installment period, vesting schedule or Restriction Period in any Agreement or in the Plan, unless the applicable Agreement provides otherwise: (i) in the case of an Option or SAR, each such outstanding Option or SAR granted under the Plan shall become exercisable in full in respect of the aggregate number of shares covered thereby; (ii) in the case of Restricted Shares, the Restriction Period applicable to each such Award of Restricted Shares shall be deemed to have expired and all such Restricted Shares and any related Retained Distributions shall become vested and any related cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement; and (iii) in the case of Restricted Stock Units, the Restriction Period applicable to each such Award of Restricted Stock Units shall be deemed to have expired and all such Restricted Stock Units and any unpaid Dividend Equivalents shall become vested and any related cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement, in each case effective upon the Board Change or Control Purchase or immediately prior to consummation of the Approved Transaction. The effect, if any, on a Cash Award of an Approved Transaction, Board Change or Control Purchase shall be prescribed in the applicable Agreement. Notwithstanding the foregoing, unless otherwise provided in the applicable Agreement, the Committee may, in its discretion, determine that any or all outstanding Awards of any or all types granted pursuant to the Plan will not vest or become exercisable on an accelerated basis in connection with an Approved Transaction if effective provision has been made for the taking of such action which, in the opinion of the Committee, is equitable and appropriate to substitute a new Award for such Award or to assume such Award and to make such new or assumed Award, as nearly as may be practicable, equivalent to the old Award (before giving effect to any acceleration of the vesting or exercisability thereof), taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the applicable series of Common Stock may be changed, converted or exchanged in connection with the Approved Transaction.

        10.2    Termination of Employment or Service.

          (a)    General.    If a Holder's employment or service shall terminate prior to an Option or SAR becoming exercisable or being exercised (or deemed exercised, as provided in Section 7.2) in full, or during the Restriction Period with respect to any Restricted Shares or any Restricted Stock Units, then such Option or SAR shall thereafter become or be exercisable, and the Holder's rights to any unvested Restricted Shares, Retained Distributions and related cash amounts and any unvested Restricted Stock Units, unpaid Dividend Equivalents and related cash amounts shall thereafter vest, in each case solely to the extent provided in the applicable Agreement; provided, however, that, unless otherwise determined by the Committee and provided in the applicable Agreement, (i) no Option or SAR may be exercised after the scheduled expiration date thereof; (ii) if the Holder's employment or service terminates by reason of death or Disability, the Option or SAR shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration of such Option or SAR); and (iii) any termination of the Holder's employment or service for cause will be treated in accordance with the provisions of Section 10.2(b). The effect on a Cash Award of the termination of a Holder's employment or service for any reason, other than for cause, shall be prescribed in the applicable Agreement. For the avoidance of doubt, in the discretion of the Committee, an Award may provide that a Holder's service shall be deemed to have continued for purposes of the Award while a Holder provides services to the Company, any Subsidiary, or any former affiliate of the Company or any Subsidiary.

          (b)    Termination for Cause.    If a Holder's employment or service with the Company or a Subsidiary of the Company shall be terminated by the Company or such Subsidiary for "cause" during the Restriction Period with respect to any Restricted Shares or Restricted Stock Units or prior to any Option or SAR becoming exercisable or being exercised in full or prior to the payment in full of any Cash Award (for these purposes, "cause" shall have the meaning ascribed thereto in any employment or consulting agreement to which such Holder is a party or, in the absence thereof, shall include insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform such Holder's duties and responsibilities for any reason other than illness or incapacity; provided, however, that if such termination occurs within 12 months after an Approved Transaction or Control Purchase or Board Change, termination for "cause" shall mean only a felony conviction for fraud, misappropriation, or embezzlement), then, unless otherwise determined by the Committee and provided in the applicable Agreement, (i) all

  Options and SARs and all unpaid Cash Awards held by such Holder shall immediately terminate, and (ii) such Holder's rights to all Restricted Shares, Restricted Stock Units, Retained Distributions, any unpaid Dividend Equivalents and any related cash amounts shall be forfeited immediately.

          (c)    Miscellaneous.    The Committee may determine whether any given leave of absence constitutes a termination of employment or service; provided, however, that for purposes of the Plan, (i) a leave of absence, duly authorized in writing by the Company for military service or sickness, or for any other purpose approved by the Company if the period of such leave does not exceed 90 days, and (ii) a leave of absence in excess of 90 days, duly authorized in writing by the Company provided the employee's right to reemployment is guaranteed either by statute or contract, shall not be deemed a termination of employment. Unless otherwise determined by the Committee and provided in the applicable Agreement, Awards made under the Plan shall not be affected by any change of employment or service so long as the Holder continues to be an employee, director or independent contractor of the Company.

        10.3    Right of Company to Terminate Employment or Service.    Nothing contained in the Plan or in any Award, and no action of the Company or the Committee with respect thereto, shall confer or be construed to confer on any Holder any right to continue in the employ or service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any Subsidiary of the Company to terminate the employment or service of the Holder at any time, with or without cause, subject, however, to the provisions of any employment or consulting agreement between the Holder and the Company or any Subsidiary of the Company, or in the case of a director, to the charter and bylaws, as the same may be in effect from time to time.

        10.4    Nonalienation of Benefits.    Except as set forth herein, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, garnishment, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, garnish, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Person entitled to such benefits.

        10.5    Written Agreement.    Each Award under the Plan shall be evidenced by a written agreement, in such form as the Committee shall approve from time to time in its discretion, specifying the terms and provisions of such Award which may not be inconsistent with the provisions of the Plan; provided, however, that if more than one type of Award is made to the same Holder, such Awards may be evidenced by a single Agreement with such Holder. Each grantee of an Option, SAR, Restricted Shares, Restricted Stock Units or Performance Award (including a Cash Award) shall be notified promptly of such grant, and a written Agreement shall be promptly delivered by the Company. Any such written Agreement may contain (but shall not be required to contain) such provisions as the Committee deems appropriate to insure that the penalty provisions of Section 4999 of the Code will not apply to any stock or cash received by the Holder from the Company. Any such Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by Section 10.7(b).

        10.6    Nontransferability.    Unless otherwise determined by the Committee and expressly provided for in an Agreement, Awards are not transferable (either voluntarily or involuntarily), before or after a Holder's death, except as follows: (a) during the Holder's lifetime, pursuant to a Domestic Relations Order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or any applicable Agreement, and in a form acceptable to the Committee; or (b) after the Holder's death, by will or pursuant to the applicable laws of descent and distribution, as may be the case. Any person to whom Awards are transferred in accordance with the provisions of the preceding sentence shall take such Awards subject to all of the terms and conditions of the Plan and any applicable Agreement.

        10.7    Termination and Amendment.

          (a)    General.    Unless the Plan shall theretofore have been terminated as hereinafter provided, no Awards may be made under the Plan on or after the fifth anniversary of the Effective Date. The Plan may be terminated at any time prior to such date and may, from time to time, be suspended or discontinued or modified or amended if such action is deemed advisable by the Committee.

          (b)    Modification.    No termination, modification or amendment of the Plan may, without the consent of the Person to whom any Award shall theretofore have been granted, adversely affect the rights of such Person with respect to such Award. No modification, extension, renewal or other change in any Award granted under the Plan shall be made after the grant of such Award, unless the same is consistent with the provisions of the Plan. With the consent of the Holder and subject to the terms and conditions of the Plan (including Section 10.7(a)), the Committee may amend outstanding Agreements with any Holder, including any amendment which would (i) accelerate the time or times at which the Award may be exercised and/or (ii) extend the scheduled expiration date of the Award. Without limiting the generality of the foregoing, the Committee may, but solely with the Holder's consent unless otherwise provided in the Agreement, agree to cancel any Award under the Plan and grant a new Award in substitution therefor, provided that the Award so substituted shall satisfy all of the requirements of the Plan as of the date such new Award is made. Nothing contained in the foregoing provisions of this Section 10.7(b) shall be construed to prevent the Committee from providing in any Agreement that the rights of the Holder with respect to the Award evidenced thereby shall be subject to such rules and regulations as the Committee may, subject to the express provisions of the Plan, adopt from time to time or impair the enforceability of any such provision.

        10.8    Government and Other Regulations.    The obligation of the Company with respect to Awards shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including the effectiveness of any registration statement required under the Securities Act of 1933, and the rules and regulations of any securities exchange or association on which the Common Stock may be listed or quoted. For so long as any series of Common Stock are registered under the Exchange Act, the Company shall use its reasonable efforts to comply with any legal requirements (i) to maintain a registration statement in effect under the Securities Act of 1933 with respect to all shares of the applicable series of Common Stock that may be issuable, from time to time, to Holders under the Plan and (ii) to file in a timely manner all reports required to be filed by it under the Exchange Act.

        10.9    Withholding.    The Company's obligation to deliver shares of Common Stock or pay cash in respect of any Award under the Plan shall be subject to applicable federal, state and local tax withholding requirements. Federal, state and local withholding tax due at the time of an Award, upon the exercise of any Option or SAR or upon the vesting of, or expiration of restrictions with respect to, Restricted Shares or Restricted Stock Units or the satisfaction of the Performance Objectives applicable to a Performance Award, as appropriate, may, in the discretion of the Committee, be paid in shares of Common Stock already owned by the Holder or through the withholding of shares otherwise issuable to such Holder, upon such terms and conditions (including the conditions referenced in Section 6.5) as the Committee shall determine. For the avoidance of doubt, the Committee may, in its discretion, allow for tax withholding in respect of any Award up to the maximum withholding rate applicable to the Holder. If the Holder shall fail to pay, or make arrangements satisfactory to the Committee for the payment to the Company of, all such federal, state and local taxes required to be withheld by the Company, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such Holder an amount equal to any federal, state or local taxes of any kind required to be withheld by the Company with respect to such Award.

        10.10    Nonexclusivity of the Plan.    The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

        10.11    Exclusion from Other Plans.    By acceptance of an Award, unless otherwise provided in the applicable Agreement, each Holder shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other benefit plan, program or policy of the Company or any Subsidiary of the Company. In addition, each beneficiary of a deceased Holder shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Company on the life of the Holder which is payable to such beneficiary under any life insurance plan of the Company or any Subsidiary of the Company.

        10.12    Unfunded Plan.    Neither the Company nor any Subsidiary of the Company shall be required to segregate any cash or any shares of Common Stock which may at any time be represented by Awards, and the Plan shall constitute an "unfunded" plan of the Company. Except as provided in Article VIII with respect to Awards of Restricted Shares and except as expressly set forth in an Agreement, no Holder shall have voting or other rights with respect to the shares of Common Stock covered by an Award prior to the delivery of such shares. Neither the Company nor any Subsidiary of the Company shall, by any provisions of the Plan, be deemed to be a trustee of any shares of Common Stock or any other property, and the liabilities of the Company and any Subsidiary of the Company to any Holder pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by or pursuant to the Plan, and the rights of any Holder, former service provider or beneficiary under the Plan shall be limited to those of a general creditor of the Company or the applicable Subsidiary of the Company, as the case may be. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the obligations of the Company under the Plan, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

        10.13    Governing Law.    The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

        10.14    Accounts.    The delivery of any shares of Common Stock and the payment of any amount in respect of an Award shall be for the account of the Company or the applicable Subsidiary of the Company, as the case may be, and any such delivery or payment shall not be made until the recipient shall have paid or made satisfactory arrangements for the payment of any applicable withholding taxes as provided in Section 10.9.

        10.15    Legends.    Any statement of ownership evidencing shares of Common Stock subject to an Award shall bear such legends as the Committee deems necessary or appropriate to reflect or refer to any terms, conditions or restrictions of the Award applicable to such shares, including any to the effect that the shares represented thereby may not be disposed of unless the Company has received an opinion of counsel, acceptable to the Company, that such disposition will not violate any federal or state securities laws.

        10.16    Company's Rights.    The grant of Awards pursuant to the Plan shall not affect in any way the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.

        10.17    Section 409A.    The Plan and the Awards made hereunder are intended to be (i) "stock rights" exempt from Section 409A of the Code ("Section 409A") pursuant to Treasury Regulations § 1.409A-1(b)(5), (ii) "short-term deferrals" exempt from Section 409A or (iii) payments which are deferred compensation and paid in compliance with Section 409A, and the Plan and each Agreement shall be interpreted and administered accordingly. Any adjustments of Awards intended to be "stock rights" exempt from Section 409A pursuant to Treasury Regulations § 1.409A-1(b)(5) shall be conducted in a manner so as not to constitute a grant of a new stock right or a change in the time and form of payment pursuant to Treasury Regulations §1.409A-1(b)(5)(v). In the event an Award is not exempt from Section 409A, (x) payment pursuant to the relevant Agreement shall be made only on a permissible payment event or at a specified time in compliance with Section 409A, (y) no accelerated payment shall be made pursuant to Section 10.1(b) unless the Board Change, Approved Transaction or Control Purchase constitutes a "change in control event" under Treasury Regulations §1.409A-3(i)(5) or otherwise constitutes a permissible payment event under Section 409A and (z) no amendment or modification of such Award may be made except in compliance with the anti-deferral and anti-acceleration provisions of Section 409A. No deferrals of compensation otherwise payable under the Plan or any Award shall be allowed, whether at the discretion of the Company or the Holder, except in a manner consistent with the requirements of Section 409A. If a Holder is identified by the Company as a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which such Holder has a "separation from service" (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Holder's separation from service, (2) the date of the Holder's death, or (3) such earlier date as complies with the requirements of Code Section 409A.

        10.18    Administrative Blackouts.    In addition to its other powers hereunder, the Committee has the authority to suspend (i) the exercise of Options or SARs and (ii) any other transactions under the Plan as it deems necessary or appropriate for administrative reasons.

        10.19    Clawback Policy.    Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company in accordance with SEC regulations or other applicable law, as amended or superseded from time to time.

        10.20    Stock Ownership Guidelines.    Any Award shall be subject to any applicable stock ownership guidelines adopted by the Company, as amended or superseded from time to time.

. MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 X Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 24, 2017. Vote by Internet • Go to www.envisionreports.com/LMC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch-tone telephone • Follow the instructions provided by the recorded message Annual Meeting Proxy Card 1234 5678 9012 345 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3. + 01 - Evan D. Malone02 - David E. Rapley03 - Larry E. Romrell 2. A proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2017. ForAgainst Abstain 3. A proposal to adopt the Liberty Media Corporation 2017 Omnibus Incentive Plan. ForAgainst Abstain B Non-Voting Items Change of Address — Please print your new address below.Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE + 1 U P X 3 2 7 6 0 0 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM 02KBOE

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — LIBERTY MEDIA CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May 24, 2017 The undersigned hereby appoint(s) Richard N. Baer and Mark D. Carleton, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Series A Liberty SiriusXM common stock, Series B Liberty SiriusXM common stock, Series A Liberty Braves common stock, Series B Liberty Braves common stock, Series A Liberty Formula One common stock and/or Series B Liberty Formula One common stock held by the undersigned at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on May 24, 2017, at the Atlanta Braves Headquarters, 755 Battery Avenue, Atlanta, Georgia 30339, and any adjournment or postponement thereof, with all the powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE